    As filed with the Securities and Exchange Commission on March 18, 2002
                                                    Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               -----------------

                                   FORM SB-2
                            REGISTRATION STATEMENT
                                     Under
                          The Securities Act of 1933

                      American Community Bancshares, Inc.
                (Name of small business issuer in its charter)
      North Carolina                 6712                   56-2179531
 (State or Jurisdiction of     (Primary Standard           (IRS Employer
       Organization)           Industrial Code)         Identification No.)

                         2593 West Roosevelt Boulevard
                       Monroe, North Carolina 28111-0418
                                (704) 225-8444
         (Address and telephone number of principal executive offices)
                               -----------------
                          Randy P. Helton, President
                         2593 West Roosevelt Boulevard
                       Monroe, North Carolina 28111-0418
                                (704) 225-8444
           (Name, address and telephone number of agent for service)
                               -----------------
                                  Copies to:
              Anthony Gaeta, Jr., Esq.   Ronald D. Raxter, Esq.
                 Erik Gerhard, Esq.      Maupin Taylor & Ellis,
               Gaeta & Glesener, P.A.             P.A.
               808 Salem Woods Drive,     Highwoods Tower One,
                      Suite 201                 Suite 500
                  Raleigh, NC 27615       3200 Beechleaf Court
                   (919) 845-2558           Raleigh, NC 27604
                                             (919) 981-4304
                               -----------------
      Approximate date of commencement of proposed sale to public: As soon as practicable after the effective date of this Registration Statement.
      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
      If delivery of the Prospectus is expected to be made pursuant to Rule
434, please check the following box.  [_]
                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------
--------------------------
------------------------------------------------------------------------------------------------------------------
                                                                 Proposed       Proposed
                                                                 maximum        maximum
          Title of each class of              Amount to be    offering price   aggregate          Amount of
        securities to be registered          registered /(1)/ per unit /(1)/ offering price registration fee /(2)/
------------------------------------------------------------------------------------------------------------------
Units consisting of one share of common
 stock and one warrant to purchase one share
 of common stock............................    1,148,105         $8.71       $10,000,000           $920
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------

(1) For illustration purposes only.
(2) Calculation based on Rule 457(c) and (g).
                               -----------------
   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with section 8(a) of the securities act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.
   The information in this prospectus is not complete and may be changed. we may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. this prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
                   Subject to Completion, Dated      , 2002

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer and sale is not permitted.


                  SUBJECT TO COMPLETION, DATED MARCH 18, 2002

PROSPECTUS

                                          Units
           (Consisting of One Share of Common Stock and One Warrant)

                        OFFERING PRICE $      PER UNIT

                           [American Community Logo]

                               -----------------

   American Community Bancshares, Inc. is the parent company for American Community Bank, Monroe, North Carolina, a state-chartered commercial bank that opened for business in November 1998.

   We are offering for sale units in an underwritten public offering. Each unit consists of one share of our common stock and one warrant to purchase one share
of our common stock at a price per share of $     at any time until       ,
2005.

   There is currently no public market for either the units or the warrants. Our common stock is traded on the Nasdaq SmallCap market under the symbol "ACBA" and [we expect] the Units and the warrants [to be] [have been] have been approved for listing on the Nasdaq SmallCap market under the symbols "ACBAU" and "ACBAW", respectively. The units will trade on the Nasdaq SmallCap market for up to 45 days after the closing of the offering. After this period, the common stock and the warrants represented by each unit will trade separately.

                               -----------------

   Investing in the units involves risks. We urge you to carefully read the "Risk Factors" beginning on page before making your investment decision.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful and complete. Any representation to the contrary is a criminal offense.

   The securities offered by this Prospectus are not savings accounts, deposits or obligations of any bank and are not insured by the Bank Insurance Fund of the Federal Deposit Insurance Corporation or any other governmental agency.

                                                                Per Unit Total
                                                                -------- -----
  Public Offering Price........................................
  Underwriting commission to be paid by us (1).................
  Net proceeds before expenses to American Community Bancshares

--------
(1) This is a firm commitment underwriting. We will pay underwriting commissions for the sale of the units to the public. The underwriter has been granted a 30-day option to purchase up to an additional ____ units to cover over-allotments, if any.

                               -----------------

[LOGO]
Ryan, Beck & Co.

                                             , 2002

                                     [MAP]

                               OFFICE LOCATIONS


 Main Office               Wal-Mart Superstore Office Sunset Office
 2593 West Roosevelt Blvd. 2406 West Roosevelt Blvd.  120 East Sunset Drive
 Monroe, NC                Monroe, NC                 Monroe, NC

 Indian Trail Office       Marshville Office          Mint Hill Office
 13810 East Independence   7001 East Marshville Blvd. 7200 Matthews-Mint Hill
   Blvd.                   Marshville, NC             Road
 Indian Trail, NC                                     Mint Hill, NC

                           Mountain Island Office
                           3500 Mt.
                           Holly-Huntersville Road
                           Charlotte, NC

                               PROSPECTUS SUMMARY

    You should read the following summary together with the more detailed business information and the financial statements and related notes that appear elsewhere in this Prospectus. Market and industry data used in this Prospectus are based on independent industry publications and other publicly available information.

                      AMERICAN COMMUNITY BANCSHARES, INC.

 Who We Are

    American Community Bancshares is a bank holding company formed in April 2000 to own all of the common stock of American Community Bank, a North Carolina-chartered bank that opened for business as a community bank in Monroe, Union County, North Carolina in November 1998. At this time, Bancshares does not engage in any material business activities on its own. Its principal activity is ownership of the Bank which engages in the commercial banking business. At December 31, 2001, Bancshares had total assets of $182.0 million, total deposits of $154.9 million and stockholders' equity of $13.6 million.

    Since the Bank opened in November 1998, we have accomplished the following:

  . Assembled a management team consisting of bankers from our local markets who each have over 20 years of banking experience;

  . Opened seven full service banking offices in Union County and Mecklenburg County, home of Charlotte, one of North Carolina's largest and fastest growing metropolitan areas;

  . Registered 6 consecutive quarters of profitability after becoming profitable in our 6th quarter of operation;

  . Developed separate divisions within the Bank to provide mortgage banking, factoring and leasing products;

  . Implemented investment brokerage services through an agreement with Salomon Smith Barney;

  . Augmented our capital base through a local, best-efforts commons tock offering in early 2001 and the private placement of $3.5 million of trust preferred securities in late 2001 and early 2002;

  .  Listed our common stock on the Nasdaq SmallCap market on July 17, 2001;

  . Implemented a strong credit culture which, as of December 31, 2001, reflected nonperforming assets of $1.0 million or 0.56% of total assets. On the same date, our allowance for loan losses was $1.7 million or 1.23% of total loans and 187% of nonperforming loans; and

  . Developed a local identity in the communities we serve by sponsoring a wide variety of civic and charitable events.

   The website for the Bank is "www.americancommunitybank.com". The Bank is a member of the Federal Home Loan Bank of Atlanta and its deposits are insured up to applicable limits by the Federal Deposit Insurance Corporation. The address of our principal executive office is 2593 West Roosevelt Boulevard, Monroe, North Carolina 28111 and our telephone number is (704) 225-8444.

Our Market Area

   We consider our primary market area to be the Southern Piedmont area of North Carolina, primarily in Union and Mecklenburg Counties; and to a lesser extent, adjoining counties. We expect our presence in the Southern Piedmont market area to increase in the future. We serve our market area through seven full service branch locations, including a Wal-Mart Superstore branch that is open seven days a week to offer even more convenience to our customers. Our customers may access various banking services through five ATMs owned by the Bank and ATMs owned by others, through debit cards, and through the Bank's automated telephone banking products.

   Union County had an estimated 2001 population of 124,000 and Mecklenburg County was estimated at 720,000. Both counties have a balanced and diversified economy. Monroe, with a population of approximately 27,000, is the largest city in Union County. Charlotte, with a population of approximately 552,000 is Mecklenburg County's and North Carolina's largest city. Union County is currently the second fastest growing county in North Carolina. Charlotte has consistently been one of the fastest growing areas of the Southeast and is ranked 26th in US population. In 2000, the unemployment rate was 2.3% for Union County and 2.5% for Mecklenburg County; both significantly lower than the North Carolina state rate of 3.9%. In 2000, Union County had a labor force of 63,200 and Mecklenburg County had 368,540. The major employment sectors in Union County are manufacturing (30.5%), construction (16.1%), retail trade (16.0%), and government (12.7%). Mecklenburg County's major employment sectors are services (27.2%), wholesale and retail trade (25.5%), finance, insurance and real estate (11.0%), government (10.3%) and manufacturing (10.3%).

Business Strategy

   The Bank was established based upon our belief that a need existed in our marketplace (the Southern Piedmont area of North Carolina which includes the greater Charlotte area) for a locally-based provider of financial services focused on serving the financial needs of individuals and small to medium-sized businesses in this market. We believe that this opportunity arose as a result of bank consolidation in our marketplace as well as economic growth, which created a growing number of consumers and businesses in need of high quality banking and other financial services delivered with personalized attention.

   Our business strategy is to capitalize on this opportunity by developing a branch network in growing areas within our markets, Union and Mecklenburg counties initially, where we can hire experienced bankers with a loyal following of deposit and loan customers. Our plan is to start new branches only after we have identified an experienced banker who will have responsibility for that market. One of the cornerstones of our strategy is our belief that it takes a combination of a good location and good people to be successful in expanding our franchise. Since opening for business in November 1998, we have established seven branches. Our branching strategy is to develop a branch network that will ultimately encircle the city of Charlotte and to take advantage of opportunities that present themselves in contiguous markets. Although to date all of our branches have been established de novo, we will also consider branch or whole bank purchases that fit our strategy.

   We are highly involved in the communities we serve through our participation in and sponsorship of civic and charitable activities. We believe this demonstrates our commitment to serving the communities in which we do business, enhances our image in the community, develops brand awareness, creates customer loyalty and assists in the development of our business.

   We believe that our approach to building our franchise, our focus on service and our commitment to the community, when coupled with the application of sound banking principles, will create value for our shareholders.

The Offering

Securities Offered for Sale.  Units consisting of one share of our common stock and one detachable warrant. Each warrant will entitle the holder to purchase one share of our
                              common stock at a price per share of $   at any
                              time until       , 2005, unless such warrants are
                              subject to early cancellation. Holders of units will be holders of both the common stock and the warrants and will have the same rights, preferences and privileges as a holder of each security. The units will be represented by two separate certificates, one representing shares of common stock and one representing warrants. You will not receive separate certificates for the units.
Number of Units Being Offered

Offering Price..............  $     per unit.

Number of Shares of Common    A maximum of      shares (assuming the 15%
  Stock to be Outstanding     overallotment option is not exercised).
  after the Offering........


Market for the Units, Common  The common stock is listed on the Nasdaq SmallCap
  Stock, and Warrants.......  Market under the symbol "ACBA". There is currently no public market for either the units or the warrants. [We expect] the units and warrants [to be] listed for trading on the Nasdaq SmallCap Market under the symbols "ACBAU" and "ACBAW", respectively. The units will trade on the Nasdaq Small Cap market for up to 45 days after the closing of the offering. After this period, the common stock and the warrants represented by each unit will trade separately.

Dividend Policy.............  We do not intend to pay any cash dividends on our common stock for the foreseeable future

Use of Proceeds.............  The proceeds will increase regulatory capital and be used to support expansion of the Bank's franchise through additional investment and lending activities and for general corporate purposes, including the opening of branches or acquisitions of branches or whole banks.

Purchases by Officers and
  Directors.................  Certain of our officers and directors have indicated an intent to participate in the
                              offering through the purchase of approximately units, in the aggregate. In anticipation of this
                              participation, we have directed    units to be
                              reserved specifically for purchase by such officers and directors.

Risk Factors................  You should read the "Risk Factors" section
                              beginning on page    before deciding to invest in
                              the offering.

Summary Consolidated Financial and Other Data

   The summary consolidated financial and other data presented below should be read in conjunction with, and is qualified in its entirety by, the audited financial statements and related notes of Bancshares. Effective April 28, 2000, the Bank became a wholly owned subsidiary of Bancshares which has no material operations other than those of the Bank. Therefore, the financial statements of the Bank prior to April 28, 2000 are the historical statements of Bancshares. The following table presents a summary of selected financial information which should be read in conjunction with Bancshares's financial information and notes thereto included elsewhere in the Prospectus. The financial statements mentioned above can be found at the end of this Prospectus and in "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" contained elsewhere in this Prospectus.

                                                            At or for the Year Ended December 31,
                                                            -----------------------------------
                                                               2001        2000         1999
                                                            ----------  ----------   ----------
                                                            (In thousands, except per share data)
Consolidated Summary of Operations:
   Interest income......................................... $   11,958  $    9,247   $    3,457
   Interest expense........................................      7,094       4,995        1,424
                                                            ----------  ----------   ----------
   Net interest income.....................................      4,864       4,252        2,033
   Provision for loan losses...............................        543         636          742
                                                            ----------  ----------   ----------
   Net interest income after provision for loan losses.....      4,321       3,616        1,291
   Non-interest income.....................................      1,790         914          493
   Non-interest expense....................................      5,365       4,638        2,684
                                                            ----------  ----------   ----------
   Income (loss) before income taxes.......................        746        (108)        (900)
   Income taxes............................................         --          --           --
                                                            ----------  ----------   ----------
   Net income (loss)....................................... $      746        (108)  $     (900)
                                                            ==========  ==========   ==========
Consolidated Per Share Data: (1)(2)
   Net income (loss)
       Basic............................................... $      .42  $     (.07)  $     (.55)
                                                            ==========  ==========   ==========
       Diluted............................................. $      .42  $     (.07)  $     (.55)
                                                            ==========  ==========   ==========
   Cash dividends..........................................         --          --           --
                                                            ==========  ==========   ==========
   Book value.............................................. $     7.52  $     6.97   $     7.04
                                                            ==========  ==========   ==========
   Weighted average shares
       Basic...............................................  1,779,763   1,641,269    1,641,269
                                                            ==========  ==========   ==========
       Diluted.............................................  1,779,763   1,641,269    1,641,269
                                                            ==========  ==========   ==========
Consolidated Balance Sheet Data:
   Total assets............................................ $  181,956  $  140,792   $   73,594
   Investments(3)..........................................     30,042      23,350        8,718
   Loans, net of allowance for loan losses.................    139,531     108,059       58,493
   Deposits................................................    154,909     122,048       54,987
   Borrowings(4)...........................................     10,703       6,702        6,700
   Trust preferred securities(5)...........................      2,000          --           --
   Stockholders' equity....................................     13,577      11,446       11,553

Selected Performance Ratios:
   Return on average assets................................        .46%       (.10%)      (1.99%)
   Return on average equity................................       6.25%       (.95%)      (7.50%)
   Net interest spread(6)..................................       2.51%       3.40%        3.23%
   Net interest margin(7)..................................       3.16%       4.28%        4.81%
   Non-interest income as a percentage of total revenue(8).      26.90%      17.69%       19.52%
   Non-interest income as a percentage of average assets...       1.10%        .86%        1.09%
   Non-interest expense to average assets..................       3.29%       4.35%        5.94%
   Efficiency ratio(9).....................................      80.63%      89.78%      106.25%

                                                            At or for the Year Ended
                                                                  December 31,
                                                      ------------------------------------
                                                          2001          2000       1999
                                                         ------        ------      -----
                                                      (In thousands, except per share data
Asset Quality Ratios:
   Nonperforming loans to period-end loans...........    .66%           .14%       .00%
   Allowance for loan losses to period-end loans.....   1.23%          1.27%      1.37%
   Allowance for loan losses to nonperforming loans.. 186.67%        876.58%       .00%
   Nonperforming assets to total assets(10)..........    .56%           .11%       .00%
   Net loan charge-offs to Average loans outstanding.    .15%           .08%       .00%
Consolidated Capital Ratios:
   Total risk-based capital..........................  11.54%         10.83%     19.53%
   Total tier 1 risk-based capital...................  10.38%          9.66%     18.25%
   Leverage ratio....................................   8.66%         13.10%     18.52%
   Equity to assets ratio............................   7.46%          8.13%     15.70%
Other Data:
   Number of banking offices.........................      7              6          3
   Number of full-time equivalent employees..........     60             56         37

--------
(1) Adjusted to reflect the dilutive effect of the 20% stock dividend in 1999 and the 10% stock dividend in 2002.
(2) Computed based on the weighted average number of shares outstanding during each period.
(3) Consists of interest-earning deposits with banks, investment securities available for sale, and FHLB stock.
(4) Consists of advances from the Federal Home Loan Bank and capital lease obligations./ /
(5) Consists of guaranteed preferred beneficial interests in Bancshares' junior subordinated debentures bearing interest at 9.00%.
(6) Net interest spread is the difference between the average yield on interest earning assets and the average cost of interest bearing liabilities.
(7) Net interest margin is net interest income divided by average interest earning assets.
(8) Total revenue consists of net interest income and non-interest income.
(9) Efficiency ratio is non-interest expense divided by the sum of net interest income and non-interest income.
(10) Nonperforming assets consist of non-accrual loans, restructured loans, and foreclosed assets, where applicable.

                                 RISK FACTORS

   An investment in the units involves a number of risks. We urge you to read all of the information contained in this Prospectus. In addition, we urge you to consider carefully the following factors in evaluating an investment in Bancshares before you purchase any of the units offered by this Prospectus.

                 Risks Related to an Investment in Bancshares

   In addition to the risks described below, Bancshares may be affected by the events of September 11, 2001, in New York, Washington, D.C. and Pennsylvania, as well as actions taken by the United States in response. At this time, the long term effect of these events, or other similar or related events that may occur in the future, on the banking and financial services industries or the economic conditions in the United States generally or in Bancshares' primary market area in particular is not known. Bancshares' results of operations and financial condition could be adversely impacted if those events and other related events cause either a decline in the United States economy generally or in the economies of its primary market area in particular. There can be no assurance that positive trends, developments or projections discussed in this Prospectus will continue to be realized or that negative trends or developments will not have significant negative effects on Bancshares' results of operations or financial condition.

Our growth strategy may not be successful.

   As a strategy, we have sought to increase the size of our franchise by aggressively pursuing business development opportunities, and we have grown rapidly since our incorporation. We can provide no assurance that we will continue to be successful in increasing the volume of loans and deposits at acceptable risk levels and upon acceptable terms, expanding our asset base to a targeted size and managing the costs and implementation risks associated with our growth strategy. There can be no assurance that our further expansion will be profitable or that we will continue to be able to sustain our historical rate of growth, either through internal growth or through successful expansion of our banking markets, or that we will be able to maintain capital sufficient to support our continued growth.

We may be adversely effected by changes in interest rates.

   We may not be able to effectively manage changes in interest rates that effect what we charge as interest on our earning assets and the expense we must pay on interest-bearing liabilities, which may significantly reduce our earnings. The Federal Reserve cut interest rates eleven times during 2001. Since rates charged on our loans often tend to react to market conditions faster than do rates paid on our deposit accounts, these recent rate cuts have had a negative impact on our earnings until we could make appropriate adjustments in our deposit rates. Our net interest margin was adversely impacted during 2001 by the decrease in rates, decreasing to 3.16% from 4.28% in 2000. In addition, there are costs associated with our risk management techniques, and these costs could be material. Fluctuations in interest rates are not predictable or controllable and, therefore, there can be no assurances of our ability to continue to maintain a consistent positive spread between the interest earned on our earning assets and the interest paid on our interest-bearing liabilities.

If the Bank experiences greater loan losses than anticipated, it will have an adverse effect on our net income and our ability to fund our growth strategy.

   The risk of nonpayment of loans is inherent in banking. If we experience greater nonpayment levels than anticipated, our earnings and overall financial condition, as well as the value of our common stock, could be adversely affected.

   We cannot assure you that our monitoring, procedures and policies will reduce certain lending risks or that our allowance for loan losses will be adequate to cover actual losses. In addition, as a result of the rapid growth in our loan portfolio, loan losses may be greater than management's estimates of the appropriate level for the allowance. Loan losses can cause insolvency and failure of a financial institution and, in such an event, our shareholders could lose their entire investment. In addition, future provisions for loan losses could materially and adversely affect our results of operations. Any loan losses will reduce the loan loss reserve. A reduction in the loan loss reserve will be restored by an increase in our provision for loan losses. This will cause our earnings to be reduced and reduced earnings could have an adverse effect on our stock price.

New or acquired branch facilities and other facilities may not be profitable.

   We may not be able to correctly identify profitable or growing markets for new branches and the costs to start up new branch facilities or to acquire existing branches, and the additional costs to operate these facilities, may increase our noninterest expense and decrease earnings in the short term. We have recently opened several new branch facilities and expect to further expand our branch network by opening additional new branch facilities. If branches of other banks become available for sale, we may acquire those branches. It may be difficult to adequately and profitably manage our growth through the establishment of these branches or ATMs. In addition, we can provide no assurance that these branch sites will successfully attract a sufficient level of deposits to offset the expenses of operating these branch sites. Any new or acquired branches will be subject to regulatory approval, and there can be no assurance that we will succeed in securing such approvals.

There is a limited trading market for the common stock, and this may limit resales of the common stock. There is no prior trading market for the units and the warrants.

   Our common stock is currently traded on the Nasdaq SmallCap market under the symbol "ACBA". There is no assurance that you will be able to resell your units (or after separation, shares) of common stock and warrants for an aggregate amount that is equal to or more than the price in the offering should you need to liquidate your investment. Before purchasing, you should consider the limited trading market for the shares and be financially prepared and able to hold your shares for an indefinite period. We intend to apply to have the units, and after separation of the units, the warrants, listed for trading on the Nasdaq SmallCap market after the closing of the offering. The common stock and the warrants represented by each unit are expected to trade separately after approximately 45 days. There can be no assurance that the units and the warrants will be accepted for trading on the Nasdaq SmallCap market.

   Although under no obligation to do so, Ryan Beck has advised us that it intends to make a market in the common stock, as well as the units, and after the warrants trade separately, the warrants, following the completion of the offering. Making a market involves maintaining bid and ask quotations and being able, as principal, to effect transactions in reasonable quantities at those prices, subject to securities laws and regulatory constraints. Additionally, the development of a liquid public market depends on the existence of willing buyers and sellers, the presence of which is not within our control. The number of active buyers and sellers of our securities at any particular time may be limited. Under such circumstances, you could have difficulty disposing of your units, warrants or shares on short notice. You should not view the units or the common stock as a short term investment. There can be no assurance that an active and liquid trading market will develop for the units, the common stock or the warrants. While an active trading market for the common stock may develop, it is unlikely that there will be an active trading market for the warrants.

We do not plan to pay cash dividends in the immediate, foreseeable future.

   We do not expect to pay cash dividends on our common stock in the foreseeable future. You should not buy shares in this offering if you need dividend income from this investment. Our ability to declare and pay cash dividends will be dependent upon, among other things, restrictions imposed by the reserve and capital requirements of North Carolina and federal regulations, our income and financial condition, tax considerations, and general business conditions. See "DIVIDEND POLICY". Therefore, investors should not purchase shares with a view for a current return on their investment in the form of cash dividends.

In order to be profitable, we must compete successfully with other financial institutions which have greater resources and capabilities than we do.

   The banking business is extremely competitive. Most of our competitors are larger and have greater resources than we do and have been in existence a longer period of time. We will have to overcome historical bank-customer relationships to attract customers away from our competition. We compete with the following types of institutions:

                .  other commercial
                   banks                  .  securities brokerage
                .  savings banks             firms
                .  thrifts                .  mortgage brokers
                .  credit unions          .  insurance companies
                .  consumer finance       .  mutual funds
                   companies              .  trust companies

   Some of our competitors are not regulated as extensively as we are and, therefore, may have greater flexibility in competing for business. Some of these competitors are subject to similar regulation but have the advantages of larger established customer bases, higher lending limits, extensive branch networks, numerous automated teller machines, a greater advertising-marketing budget or other factors.

   Our legal lending limit is determined by applicable law. The size of the loans which we offer to our customers may be less than the size of the loans that larger competitors are able to offer. This limit may affect to some degree our success in establishing relationships with the larger businesses in our market. We satisfy loan requests in excess of our lending limit ($2.1 million) through the sale of participations in such loans to other banks. However, we cannot assure you that we will be successful in attracting or maintaining customers seeking larger loans or that we will be able to engage in the sale of participations in such loans on terms we consider favorable.

Our need to comply with extensive and complex governmental regulation could have an adverse effect on our business, and our operations and profitability will be affected by federal policies outside of our control.

   The banking industry is subject to extensive regulation by state and federal banking authorities. Many of these regulations are intended to protect depositors, the public or the FDIC insurance funds, not shareholders. Regulatory requirements will affect our lending practices, capital structure, investment practices, dividend policy and many other aspects of our business. These requirements may constrain our rate of growth. Regulations affecting financial institutions are undergoing continuous change, and such changes could adversely affect us. Sometimes, these changes are applied retroactively. In addition, the burden imposed by these federal and state regulations may place banks in general, and us specifically, at a competitive disadvantage compared to less regulated competitors.

   In addition, various aspects of the banking industry and our operations will be affected by federal economic and monetary policies, which are outside our control. Changes in federal economic and monetary policies may adversely affect our ability to attract deposits, make loans and achieve satisfactory interest spreads.

Anti-takeover provisions in our articles of incorporation and bylaws could reduce the likelihood that you will receive a takeover premium.

   Certain provisions of state and federal law and our articles of incorporation and bylaws will make it more difficult for anyone to acquire control of us without our Board of Directors' approval. The provisions of law that may delay or block takeover attempts include the North Carolina Shareholder Protection Act, the North Carolina Control Share Acquisition Act, and the Bank Change in Control Act of 1978. There are also provisions in our articles of incorporation and the bylaws that may delay or block takeover attempts. These provisions include: (i) a bylaws provision requiring staggered terms for the Board of Directors if the board consists of nine or more directors; (ii) removal of directors only for cause as defined in the articles of incorporation; (iii) a provision in the articles of incorporation that allows the Board of Directors to consider other factors and constituents, including the possible effect on the community, in addition to the shareholders, when considering proposals which could result in a change in control, and; (iv) a bylaws provision which only allows the president or the Board of Directors to call a special meeting of the shareholders. In many cases, shareholders receive a premium for their shares in a change in control. These provisions could make it less likely that a change in control will occur or that you will receive a premium for your shares if a change in control does occur.

The securities of Bancshares are not FDIC insured.

   The securities of Bancshares are not savings or deposit accounts or other obligations of any bank and are not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund or any other governmental agency and are subject to investment risk, including the possible loss of principal.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

   Some of the statements in this Prospectus discuss future expectations, contain projections of results of operations or financial condition or state other "forward-looking" information. Those statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from those contemplated by the statements. We based the forward-looking information on various factors and using numerous assumptions.

   Important factors that may cause actual results to differ from those contemplated by forward-looking statements include, for example:

  .  the success or failure of our efforts to implement our business strategy;

  .  the effect of changing economic conditions;

  .  changes in government regulations, tax rates and similar matters;

  .  our ability to attract and retain quality employees; and

  .  other risks which may be described in our future filings with the SEC.

   We do not promise to update forward-looking information to reflect actual results or changes in assumptions or other factors that could affect those statements other than material changes to such information.

                                USE OF PROCEEDS

   We estimate the net proceeds from the sale of the units we are offering will
be approximately $      million, assuming an offering price of $      per unit
and after deducting estimated sales commissions and offering expenses of approximately $.

   We intend to use these net proceeds to: (i) expand the Bank's loan and investment portfolios; (ii) provide capital to the Bank to support growth, additional branch locations, and other corporate purposes; (iii) acquire other financially related businesses or banks; and (iv) general corporate purposes.

   At the current time, we do not have any agreements nor are we engaged in any negotiations to make any acquisitions, but are constantly evaluating opportunities to do so.

   The net proceeds will initially be invested in short-term investment grade securities until such time as management can deploy the proceeds.

               MARKET FOR THE UNITS, COMMON STOCK, AND WARRANTS

   There is currently no public market for either the units or the warrants. We [were] [expect to be] approved to have the units listed for trading on the Nasdaq SmallCap market for up to 45 days after the closing of the offering and after separation of the units, the warrants listed for trading. After this period, the common stock and the warrants represented by each unit will trade separately. The qualification for quotation of the units and warrants on the Nasdaq SmallCap market requires that at least three securities firms make a market in the units and warrants. Ryan Beck has advised us that it intends to make a market in the common stock, units and warrants following the completion of the offering and to encourage other securities firms to do the same, but it has no obligation to do so. Making a market involves maintaining bid and ask quotations and being able, as principal, to effect transactions in reasonable quantities at those prices, subject to securities laws and regulatory constraints. Additionally, the development of a liquid public market depends on the existence of willing buyers and sellers, the presence of which is not within our control. There can be no assurances that an active and liquid market will develop for the units, and no exercise of the underwriter's over allotment option, the common stock or the warrants. While an active trading market for the common stock may develop, it is unlikely that there will be an active trading market for the warrants.

   Our common stock is currently being traded on the Nasdaq SmallCap Market under the symbol "ACBA." It began trading on this market on July 17, 2000. Prior to April 28, 2000, it was traded on the OTC Bulletin Board System. The prices reflected below are for Bancshares since April 28, 2000, the date of its organization. For dates prior thereto, the prices reflect the shares of common stock of the Bank. The following table gives the high and low sales prices for the calendar quarters indicated and are adjusted to reflect our stock split effective in the form of a 10% stock dividend paid in January 2002:

                                                  Sale Price(1)
                                                  -------------
                                                   High    Low
                                                  ------  -----
                2000
                First Quarter*................... $11.82  $8.75
                Second Quarter*..................  10.91   7.50
                Third Quarter....................   8.58   6.36
                Fourth Quarter...................   9.21   7.27

                2001
                First Quarter.................... $ 8.41  $7.05
                Second Quarter...................   8.18   7.05
                Third Quarter....................   8.41   6.59
                Fourth Quarter...................   9.08   7.55

                2002
                First Quarter (through ___, 2002)

--------
(1) The prices quoted above have been adjusted to reflect the stock split effected in the form of a 10% stock dividend paid in January 2002.
* The over-the-counter quotations prior to July 17, 2000 reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

   There are approximately 2,000 holders of our common stock.

                                DIVIDEND POLICY

   We anticipate that our future earnings, if any, will be retained to finance our growth and that we will pay no cash dividends for the foreseeable future. Under North Carolina law, a bank may only pay dividends out of retained earnings. As of December 31, 2001, the Bank had an accumulated deficit of $391,000. We anticipate the deficit will be eliminated and retained earnings are expected to begin accumulating during 2002. However, once we accumulate retained earnings, the declaration of dividends is at the discretion of the Board of Directors, and we cannot assure you that dividends will be declared at any time. If and when dividends are declared, they will be largely dependent upon the earnings of the Bank.

   As a banking corporation organized under North Carolina law, the Bank is restricted as to the maximum amount of dividends it may pay to Bancshares.North Carolina law prohibits the Bank from declaring or paying dividends unless the Bank's capital surplus is at least 50% of its paid-in capital. In addition, regulatory authorities may limit payment of dividends by any bank when it is determined that such a limitation is in the public interest and is necessary to ensure financial soundness of the Bank. The North Carolina Commissioner of Banks and the FDIC are also authorized to prohibit the payment of dividends by the Bank under certain circumstances. See "SUPERVISION AND REGULATION - Regulation of the Bank -- Miscellaneous." Such requirements and policies may limit Bancshares' ability to obtain dividends from the Bank for its cash needs, including payment of dividends to our shareholders and the payment of operating expenses.

   Bancshares is organized under the North Carolina Business Corporation Act, which prohibits the payment of a dividend if, after giving it effect, the corporation would not be able to pay its debts as they become due in the usual course of business or the corporation's total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved, to satisfy the preferential rights upon dissolution of any preferred shareholders. In addition, because it is a bank holding company, the Federal Reserve Board may impose restrictions on dividends paid by Bancshares.

   The payment of dividends, if any, is further impacted by the funding requirements of the $3.5 million in trust preferred securities issued by American Community Capital Trust I, a subsidiary of Bancshares that is a Delaware business trust formed specifically for the issuance of such securities. Based on regulations of the Federal Reserve Board, bank holding companies are permitted to treat an amount of trust preferred securities (depending on a company's overall capital accounts), as Tier 1 capital. Having issued $3.5 million in trust preferred securities at an interest rate of 9%, all of which qualifies as Tier 1 capital for Bancshares, Bancshares is required to make quarterly payments of interest on such principal amount. Such quarterly payments are interest expense obligations and will be made before Bancshares can consider the payment of dividends on its common stock. Further, the payment of interest on the trust preferred securities is being deferred until the Bank's accumulated defect of $391,000 at December 31, 2001 is eliminated. Until such deficit is eliminated, no dividends may be declared and paid on the common stock.

                                CAPITALIZATION

   The following table sets forth our consolidated capitalization as of December 31, 2001 on an actual basis and on a pro forma basis as adjusted to
give effect to this offering, assuming an offering price of $      per unit and
no exercise of the underwriter's over-allotment option. You should read this information together with our consolidated financial statements and related notes, which are included elsewhere in this Prospectus.

                                                                                   At December 31, 2001
                                                                                  ----------------------
                                                                                                   As
                                                                                  Historical    Adjusted
                                                                                  ----------    --------
                                                                                  (Dollars in thousands)
Indebtedness:
   Long-term debt(1).............................................................  $10,703      $10,703
   Guaranteed preferred beneficial interest in junior subordinated debentures(2).    2,000        3,500
                                                                                   -------      -------
Total indebtedness...............................................................  $12,703      $14,203
                                                                                   =======      =======
Stockholders' Equity:
   Preferred Stock, 1,000,000 shares authorized, none outstanding................       --           --
   Common Stock, $1.00 par value, 9,000,000 shares authorized, 1,642,241 and shares issued and outstanding...............................................  $ 1,642
   Additional paid-in capital....................................................   12,240
   Accumulated deficit...........................................................     (391)
   Accumulated other comprehensive income........................................       86
                                                                                   -------      -------
       Total Stockholders' Equity................................................   13,577
                                                                                   -------      -------
          Total capitalization...................................................  $24,577
                                                                                   =======      =======
CAPITAL RATIOS:
   Tier 1 leverage ratio(3)......................................................     8.66%
   Tier 1 risk-based capital ratio...............................................    10.38%
   Total risk-based capital ratio................................................    11.54%
       Ratio of equity to total assets...........................................     7.46%

--------

(1) Federal Home Loan Bank advances and capital lease obligation maturing more than one year from December 31, 2001.
(2) Additional subordinated debentures were issued on March 1, 2002 under the existing trust agreement and are reflected in the "As Adjusted" financial information.
(3) The leverage ratio is Tier 1 capital divided by average assets.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

  The following presents management's discussion and analysis of our financial condition and results of operations and should be read in conjunction with the financial statements and related notes included elsewhere in this Prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ significantly from those anticipated in these forward-looking statements as a result of various factors, including those discussed in "Risk Factors" beginning on
  page     and "Special Note Regarding Forward-Looking Statements" on page in this Prospectus. All per share data has been adjusted to give retroactive effect to the stock split effected in the form of a 20% stock dividend in 1999 and a 10% stock dividend in January 2002. The following discussion is intended to assist in understanding the financial condition and results of operations of Bancshares. Because Bancshares has no material operations and conducts no business on its own other than owning its subsidiaries, the Bank and American Community Capital Trust I, and because American Capital Trust I had no operations subsequent to its formation in 2001 other than the issuance of trust preferred securities, the discussion contained in this Management's Discussion and Analysis concerns primarily the business of the Bank. However, for ease of reading and because the financial statements are presented on a consolidated basis, Bancshares and the Bank are collectively referred to herein as American Community Bancshares or Bancshares unless otherwise noted.

                                   OVERVIEW

   In April 2000, Bancshares was formed as a holding company for the Bank. Upon formation, one share of Bancshares' $1 par value common stock was exchanged for each of the then outstanding 1,492,063 shares of the Bank's $5 par value common stock. Bancshares formed a financing subsidiary, American Community Capital Trust I ("Capital Trust I"), in order to raise capital in the form of trust preferred securities. Bancshares currently has no operations and conducts no business on its own other than owning the Bank and Capital Trust I.

   The Bank was opened for business as a North Carolina-chartered commercial bank on November 16, 1998. It completed its first full fiscal year on December 31, 1999. The Bank operates out of its main office at 2593 West Roosevelt Boulevard, Monroe, North Carolina. It also operates four other full service branches in Union County and two full service branches in Mecklenburg County for a total of seven offices.

   The Bank's lending activities are oriented to the consumer/retail customer as well as the small-to-medium sized business located in the Union and Mecklenburg County areas. The Bank offers commercial, consumer, and mortgage lending products, as well as the ability to structure credit arrangements to fit specialized needs through factoring, leasing arrangements and other products. The deposit services offered by the Bank include small business and personal checking and savings accounts and certificates of deposit. The Bank concentrates on customer relationships in building its customer deposit base and competes aggressively in the area of transaction accounts. Additional funding includes borrowings from the Federal Home Loan Bank. The Bank also offers investment services through an agreement with Salomon Smith Barney investment brokers.

Comparison of Financial Condition at December 31, 2001 and 2000

   Total assets at December 31, 2001 increased by $41.2 million or 29.3% to $182.0 million compared to $140.8 million at December 31, 2000. Bancshares had earning assets of $171.3 million at year-end December 31, 2001 consisting of $141.3 million in gross loans, $13.1 million in investment securities and Federal Home Loan Bank (FHLB) stock and $16.9 million in overnight investments. Total deposits as of December 31, 2001 increased by $32.9 million or 26.9% to $154.9 million compared to $122.0 million at December 31, 2000. Total borrowings as of December 31, 2001 increased by $4.0 million or 59.7% from $6.7 million to $10.7 million. Stockholders' equity was $13.6 million at December 31, 2001 compared to $11.4 million at December 31, 2000 for an increase of $2.2 million or 18.6%. The increase is due to the sale of common stock, which yielded net proceeds of $1.3 million, and total comprehensive income of $831,000.

   Gross loans grew by $31.8 million or 29.1% during 2001 from $109.4 million as of December 31, 2000 to $141.3 million at year-end 2001. The composition of the loan portfolio, by category, as of December 31, 2001 is as follows: 7% 1-4 family mortgage loans, 38% commercial mortgage loans, 10% construction/development real estate loans, 9% home equity lines of credit, 28% commercial loans, 1% leases and 7% consumer and other loans to individuals. The real estate category experienced the most significant net increase growing $22.6 million from $55.7 million to $78.3 million. Within the real estate category, 1-4 family loans grew $1.2 million from $9.1 million to $10.3 million, commercial mortgage loans grew $24.8 million from $29.5 million to $54.3 million while construction/development loans actually decreased $3.4 million from $17.1 million to $13.7 million. Net increases in other loan categories included $3.3 million in home equity lines of credit, $3.6 million in commercial loans, $795,000 in leases and $1.5 million in consumer and other loans to individuals. The composition of the loan portfolio at December 31, 2000, by category, was, 8% 1-4 family mortgage loans, 27% commercial mortgage loans, 16% construction/development real estate loans, 9% home equity lines of credit, 32% commercial loans and 8% consumer and other loans to individuals.

   Bancshares recorded a $543,000 provision for loan losses for the year ended December 31, 2001, representing a decrease of $93,000 from the $636,000 provision for the year ended December 31, 2000. Bancshares has continued to increase the level of the allowance for loan losses principally as a result of the continued growth in the loan portfolio. Total loans receivable increased by $31.8 million during 2001, and by $50.1 million during 2000. The lower provision for loan losses for the current year resulted largely from the decrease in the growth rate of the loan portfolio in 2001 as compared to 2000. Bancshares did, however, experience an increase in net loan charge-offs during 2001, to $192,000 from $64,000 in 2000. This increase in net-charge-offs in 2001 resulted entirely from one loan. The percentage of net loan charge-offs to average loans outstanding was .15% for the year ended December 31, 2001 as compared with .08% for year ended December 31, 2000. Nonperforming loans totaled $930,000 or .66% of total loans at December 31, 2001, up from $158,000 or .14% of total loans at December 31, 2000. The allowance for loan losses at December 31, 2001 of $1.7 million represents 1.23% of total loans and 187% of nonperforming loans. The allowance for loan losses at December 31, 2000 of $1.4 million equaled 1.27% of total loans outstanding and 877% of nonperforming loans at that date.

   Bancshares had investment securities of $12.7 million at December 31, 2001. All investments are accounted for as available for sale under Statement of Financial Accounting Standards (SFAS) No. 115 and are presented at fair value. The portfolio increased by $12.5 million from the $152,000 balance at December 31, 2000. Additions to the investment portfolio included $22.3 million in new securities purchases, $139,000 improvement in the portfolio fair market value and $77,000 of net purchase discount accretion. Activities resulting in portfolio decreases included $5.0 in security sales and $5.0 million in security maturities.

   Interest-earning deposits with banks decreased by $6.0 million primarily as a result of our decision to shift funds into investment securities which provide higher yields. Bancshares holds funds in interest-earning deposits with banks to provide liquidity for future loan demand and to satisfy fluctuations in deposit levels.

   Non interest-earning assets increased by $3.0 million from $9.4 million at December 31, 2000 to $12.4 million at December 31, 2001. The increase is primarily attributable to an increase of $2.8 million to $6.6 million in the cash and due from banks category. This includes cash on hand and customer deposits and other cash receipts that are in the process of collection and not available for overnight investment. Accrued interest receivable also increased $252,000 to $915,000 at December 31, 2001 as a result of the increase in earning assets. Bank premises and equipment was $3.9 million at December 31, 2001 a decrease of $638,000 from December 31, 2000. The decrease resulted because of depreciation of $409,000 and the sale-leaseback of the Marshville branch property. At the time of the sale-leaseback, the building had an amortized cost of $801,000 and the gain of $147,000 realized in the transaction has been deferred and is being amortized to income in proportion to rental expense over the ten year term of the lease. Additions of property and equipment costing $572,000 were made in 2001. Other assets increased by $573,000 at December 31, 2001 to $938,000. This increase is primarily attributable to a $132,000 increase in net deferred tax assets, a $108,000 increase in miscellaneous receivables and a $67,000 increase in prepaid expenses.

   Total deposits increased $32.9 million or 26.9% from $122.0 million on December 31, 2000 to $154.9 on December 31, 2001. The composition of the deposit base, by category, at December 31, 2001 is as follows: 10% non-interest bearing demand deposits, 2% savings deposits, 20% money market and interest bearing demand deposits and 68% time deposits. All deposit categories experienced increases over the twelve-month period. Dollar and percentage increases by category were as follows: non-interest bearing demand deposits, $4.1 million or 34%; savings deposits, $1.0 million or 54%, money market and interest bearing demand deposits, $11.1 million or 57%, and time deposits, $16.7 million or 19%. Time deposits of $100,000 or more totaled $47.8 million, or 31% of total deposits at December 31, 2001. The composition of deposits at December 31, 2000 was 10% non-interest bearing demand deposits, 1% savings deposits, 16% money market and interest bearing demand deposits and 73% time deposits. Time deposits of $100,000 or more at December 31, 2000 were $42.0 million or 34% of total deposits.

   During 2001, Bancshares maintained advances from the Federal Home Loan Bank of Atlanta at varying amounts. At December 31, 2001 $9.0 million of advances were outstanding with maturity dates ranging from June 2003 through December 2011. The balance of Federal Home Loan Bank advances at December 31, 2000 was $5.0 million. These advances are secured by a blanket lien on 1-4 family mortgage loans and certain loans secured by commercial property. Bancshares also maintained the capital lease for its main office. The recorded obligation under this capital lease at December 31, 2001 was $1.7 million. In addition, Capital Trust I issued Trust Preferred securities in the amount of $2.0 million during 2001 at a fixed rate of 9%. The Trust Preferred securities have a maturity of thirty years with a five-year continuous call provision and are eligible for inclusion as Tier 1 capital.

   Other liabilities increased by $169,000 to $766,000 at December 21, 2001 from $597,000 at December 31, 2000. The increase was primarily due to an increase of $25,000 in accounts payable and accrued expenses and the un-amortized deferred gain on the sale of the Marshville branch property of $145,000.

   Bancshares began 2001 with total stockholders' equity of $11.4 million. Total equity increased to $13.6 million at December 31, 2001. This increase was due to the net comprehensive income for 2001 of $831,000 combined with the sale of 150,178 shares of common stock which, after expenses of the sale, resulted in net proceeds of $1.3 million.

Net Interest Income

   Like most financial institutions, the primary component of earnings for Bancshares is net interest income. Net interest income is the difference between interest income, principally from loan and investment securities portfolios, and interest expense, principally on customer deposits and borrowings. Changes in net interest income result from changes in volume, spread and margin. Volume refers to the average dollar level of interest-earning assets and interest-bearing liabilities, spread refers to the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities, and margin refers to net interest income divided by average interest-earning assets and is influenced by the level and relative mix of interest-earning assets and interest-bearing liabilities, as well as levels of noninterest-bearing liabilities. During the fiscal years ended December 31, 2001, 2000 and 1999, average interest-earning assets were $154.0 million, $99.4 million, and $42.3 million, respectively. During these same periods, Bancshares' net yields on average interest-earning assets (net interest margin) were 3.16%, 4.28%, and 4.81%, respectively.

   Average Balances and Average Rates Earned and Paid. The following table sets forth, for the periods indicated, information with regard to average balances of assets and liabilities, as well as the total dollar amounts of interest income from interest-earning assets and interest expense on interest-bearing liabilities, resultant yields or costs, net interest income, net interest spread, net interest margin and ratio of average interest-earning assets to average interest-bearing liabilities. Average loans include nonaccruing loans, the effect which is to lower the average rates.

                                                   Year Ended                 Year Ended                Year Ended
                                               December 31, 2001          December 31, 2000          December 31, 1999
                                           -------------------------  -------------------------  ------------------------
                                           Average            Average Average            Average Average           Average
                                           Balance   Interest  Rate   Balance   Interest  Rate   Balance  Interest  Rate
-                                          --------  -------- ------- --------  -------- ------- -------  -------- -------
                                                                       (Dollars in thousands)
Interest-earning assets:..................
    Loans................................. $127,486  $10,806   8.48%  $ 83,730   $8,314   9.93%  $33,396   $3,062   9.17%
    Investments...........................   13,102      631   4.82%       360       22   6.11%      666       29   4.35%
    Interest-earning deposits.............   13,438      521   3.88%    15,311      911   5.95%    8,228      366   4.45%
                                           --------  -------          --------   ------          -------   ------
       Total interest-earning assets......  154,026   11,958   7.76%    99,401    9,247   9.30%   42,290    3,457   8.17%
                                                     -------   ----              ------   ----             ------   ----
Other assets..............................    9,291                      7,154                     2,908
                                           --------                   --------                   -------
       Total assets....................... $163,317                   $106,555                   $45,198
                                           ========                   ========                   =======
Interest-bearing liabilities:.............
    Deposits:.............................
       Savings............................ $  2,268       35   1.54%  $  1,593       35   2.20%  $   614       14   2.28%
       Money Market and NOW...............   24,623      547   2.22%    15,502      569   3.67%    6,518      224   3.44%
       Time...............................  103,037    6,175   5.99%    60,829    3,908   6.42%   21,281    1,160   5.45%
    Borrowings............................    5,216      337   6.46%     6,730      482   7.16%      428       26   6.07%
                                           --------  -------          --------   ------          -------   ------
       Total interest-bearing
        liabilities.......................  135,144    7,094   5.25%    84,654    4,994   5.90%   28,841    1,424   4.94%
                                                     -------   ----              ------   ----             ------   ----
Non-interest-bearing deposits.............   15,590                     10,104                     4,156
Other liabilities.........................      642                        408                       198
Stockholders' equity......................   11,941                     11,389                    12,003
                                           --------                   --------                   -------
Total liabilities and
 stockholders' equity..................... $163,317                   $106,555                   $45,198
                                           ========                   ========                   =======
Net interest income and interest rate
 spread...................................           $ 4,864   2.51%             $4,253   3.40%            $2,033   3.23%
                                                     =======   ====              ======   ====             ======   ====
Net yield on average
 interest-earning assets..................                     3.16%                      4.28%                     4.81%
                                                               ====                       ====                      ====
Ratio of average interest-earning
 assets to average interest-bearing
 liabilities..............................   113.97%                    117.42%                   146.63%
                                           ========                   ========                   =======

Rate/Volume Analysis

   The following table analyzes the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. The table distinguishes between (i) changes attributable to volume (changes in volume multiplied by the prior period's rate), (ii) changes attributable to rate (changes in rate multiplied by the prior period's volume), and (iii) net change (the sum of the previous columns). The change attributable to both rate and volume (changes in rate multiplied by changes in volume) has been allocated equally to both the changes attributable to volume and the changes attributable to rate.

                                         December 31, 2001 vs. 2000 December 31, 2000 vs. 1999
                                         -------------------------  -------------------------
                                         Increase (Decrease) Due to Increase (Decrease) Due to
-                                        -------------------------  -------------------------
                                         Volume      Rate   Total    Volume     Rate   Total
-                                        ------    -------  ------  ------     ----    ------
                                                        (Dollars in thousands)
Interest income:
   Loans................................ $4,027    $(1,535) $2,492  $4,806     $446   $5,252
   Investment securities................    696        (87)    609     (16)       9       (7)
   Interest-earning deposits with banks.    (92)      (298)   (390)    368      177      545
                                         ------    -------  ------   ------     ----   ------
       Total interest income............  4,631     (1,920)  2,711   5,158      632    5,790
                                         ------    -------  ------   ------     ----   ------
Interest expense:
   Deposits.............................  2,858       (613)  2,245   2,651      463    3,114
   Borrowings...........................   (103)       (42)   (145)    417       39      456
                                         ------    -------  ------   ------     ----   ------
       Total interest expense...........  2,755       (655)  2,100   3,068      502    3,570
                                         ------    -------  ------   ------     ----   ------
Net interest income..................... $1,876    $(1,265) $  611  $2,090     $130   $2,220
                                         ======    =======  ======   ======     ====   ======

Comparison of Results of Operations for the Years Ended December 31, 2001 and
2000

   Net Income (Loss). Bancshares generated net income in 2001 of $746,000 compared to a net loss in 2000 of ($108,000). On a per share basis earnings were $.42 for 2001 compared to a loss of ($.07) for 2000. Return on average assets was .46% and (.10%) and return on average equity was 6.25% and (.95%) for the years ended December 31, 2001 and 2000, respectively.

   Earnings for the year ended December 31, 2001 were positively impacted by strong growth in average earning assets and by increases in net interest income and non-interest income. The impact of the growth in average earning assets was tempered by the sharp decline in short-term interest rates during the year, which adversely impacted Bancshares' net interest margin during 2001. During the year ended December 31, 2001, the Federal Reserve cut the target rate on Federal Funds eleven times, reducing the target rate from 6.50% to 1.75%.

   Net Interest Income. Net interest income increased $611,000 from $4.3 million in 2000 to $4.9 million in 2001. Total interest income benefited from strong growth in average earning assets that offset the lower asset yields resulting from the reductions in short-term rates during the year.

   Total average earning assets increased $54.6 million or 55% from an average of $99.4 million in 2000 to an average of $154.0 million in 2001. Bancshares experienced strong loan growth during 2001 with average loan balances increasing by $43.8 million. The increase in average volume for investment securities and interest-earning deposits was $10.9 million. The increase in total interest income was $2.7 million resulting from an increase of $4.6 million due to growth in average earning assets and a decrease of $1.9 million due to a decline in yield on earning assets. Average total interest-bearing liabilities increased by $50.5 million during 2001, consisting of a $52.0 million in average interest-bearing deposits while average borrowings decreased $1.5 million. The increase in interest expense of $2.1 million resulted from $2.8 million of additional expense due to growth in interest-bearing liabilities and a savings of $655,000 due to reductions in interest rates.

   Net interest margin is interest income earned on loans, securities and other earning assets, less interest expense paid on deposits and borrowings, expressed as a percentage of total average earning assets. The net interest margin for the year ended 2001 was 3.16% compared to 4.28% for 2000. The Federal Reserve Open Market Committee (FOMC) cut short-term interest rates eleven times during 2001 for a total of 475 basis points. The decline in the net interest margin resulted from the differences between the terms and conditions of interest earning assets and interest-bearing liabilities. Interest rates on a significant portion of our earning assets, such as certain loans and short-term investments, are tied to index rates, including the prime lending rate and the Federal Funds rate. Conversely, rates on a significant portion of interest-bearing liabilities such as certificates of deposits and borrowings remain fixed until maturity. When an interest rate reduction occurs on certain assets are reduced immediately while the impact on deposits and borrowings is delayed until such time as these instruments mature and are replaced with instruments that reflect the interest rate reduction. The average yield on earning assets for 2001 was 7.76% or 154 basis points lower than the 9.30% for 2000. The 2001 average cost of interest-bearing liabilities was 5.25% or 65 basis points lower than the 5.90% for 2000. The interest rate spread, which is the difference between the average yield on earning assets and the cost of interest-bearing funds, declined 89 basis points from 3.40% in 2000 to 2.51% in 2001.

   Provision for Loan Losses. Bancshares' provision for loan losses for 2001 was $543,000, representing a $93,000 or 15% decrease over the $636,000 recorded for 2000. Provisions for loan losses are charged to income to bring the allowance for loan losses to a level deemed appropriate by management based on factors discussed under "Analysis of Loan Losses." The decrease in the 2001 provision, as compared to the 2000 provision, is principally due to the reduced rate of growth in total outstanding loans from 85% in 2000 to 29% in 2001. The allowance for loan losses was $1.7 million at December 31, 2001, representing 1.23% of total outstanding loans and 187% of non-performing loans. The allowance for loan losses at December 31, 2000 was $1.4 million or 1.27% of total outstanding loans at that date.

   Other Income. Non-interest income increased by $877,000 or 96% to $1.8 million for the year ended December 31, 2001 compared with $914,000 for the prior year. Non-interest income as a percentage of total revenue increased from 17.7% in 2000 to 26.9% in 2001. The largest components of non-interest income were service charges on deposit accounts of $949,000 in 2001 as compared to $539,000 in 2000 or a 76% increase, fees from mortgage banking operations of $404,000 in 2001 as compared to $190,000 in 2000 or a 113% increase, and fees from factoring operations of $219,000 in 2001 as compared to $127,000 in 2000 or a 72% increase. Service charge income increased primarily as a result of the $16.2 million or 50% increase in deposit transaction accounts from $33.3 million at December 31, 2000 to $49.5 million at December 31, 2001. Fees from mortgage banking operations increased due to the favorable mortgage interest rate environment in 2001. Fees from factoring operations increased due to the $1.1 million or 131% increase in the average balance of factored receivables outstanding during the year, from $857,000 in 2000 to $2.0 million in 2001.

   Other Expenses. Total non-interest expense increased from $4.6 million in 2000 to $5.4 million in 2001. This 16% increase was primarily due to the expansion of the Bank's branches from six to seven and increases in compensation associated with the increase in our mortgage banking operations. The two categories of non-interest expenses most affected were personnel and occupancy expense. These two categories accounted for $640,000 of the $727,000 increase in non-interest expense. Salaries and benefits expense was $2.7 million for the year ended December 31, 2001, representing a $476,000 or 21% increase over the $2.2 million recorded for the prior year. Occupancy and equipment cost was $1.0 million for the year ended December 31, 2001 representing a $164,000 or 19% increase over the $851,000 for the prior year.

   Provision for Income Taxes. Bancshares had no income tax expense or benefit in 2001 or 2000, principally due to adjustments to the valuation allowance associated with deferred tax assets. It is expected that as Bancshares continues to be profitable and begins to demonstrate a sustained pattern of profitability, the valuation allowance will be adjusted accordingly with the benefit reflected in net income.

Comparison of Results of Operations for the Years Ended December 31, 2000 and
1999

   Net Loss. Bancshares generated a net loss in 2000 of ($108,000) compared to a net loss in 1999 of ($900,000). On a per share basis (adjusted for the 20% common stock dividend in 1999), earnings were a loss of ($.07) for 2000 compared to a loss of ($.60) for 1999. Return on average assets was (.10%) and (1.99%) and return on average equity was (.95%) and (7.50%) for the two comparative periods ended December 31, 2000 and 1999, respectively.

   Net Interest Income. Net interest income increased $2.2 million from $2.0 million in 1999 to $4.3 million in 2000. Total interest income benefited from strong growth in average earning assets combined with the increase in short-term rates during the period.

   Total average earning assets increased $57.1 million or 135% from an average of $42.3 million in 1999 to an average of $99.4 million in 2000. Bancshares experienced strong loan growth during 2000 with average loans growing by $50.3 million. The increase in average volume for investment sercurities and interest-earning deposits was $6.8 million. The net increase in total interest income was $5.8 million resulting from an increase of $5.2 million due to growth in average earning assets and an increase of $632,000 due to an increase in yield on earning assets. Average interest-bearing liabilities increased by $55.8 million during 2000 of which $49.5 million was attributable to deposits and $6.3 million attributable to borrowings. The net increase in interest expense of $3.6 million resulted from $3.1 million of additional expense due to growth in interest-bearing liabilities and $502,000 due to increases in the cost of funds.

   Net interest margin is interest income earned on loans, securities and other earnings assets, less interest expense paid on deposits and borrowings, expressed as a percentage of total average earning assets. The net interest margin for the year ended 2000 was 4.28% compared to 4.81% for 1999. The decline in net interest margin was primarily attributable to the ratio of average interest-earning assets to average interest-bearing liabilities decreasing from 146.63% in 1999 to 117.42% in 2000. This decline is the result of average interest bearing liabilities as a percentage of average total assets increasing from 64% in 1999 to 79% in 2000. The average yield on earning assets for 2000 was 9.30% or 113 basis points higher than the 8.17% for 1999. The cost of interest-bearing liabilities was 5.90% compared with 4.94% for the prior year. The interest rate spread, which is the difference between the average yield on earning assets and the cost of interest-bearing funds, increased 17 basis points from 3.23% in 1999 to 3.40% in 2000.

   Provision for Loan Losses. Bancshares' provision for loan losses for 2000 was $636,000, representing a $106,000 or 14% decrease over the $742,000 recorded for 1999. Provisions for loan losses are charged to income to bring the allowance for loan losses to a level deemed appropriate by management based on factors discussed under "Analysis of Loan Losses." The allowance for loan losses was $1.4 million at December 31, 2000, representing 1.27% of total outstanding loans. The allowance for loan losses at December 31, 1999 was $813,000 or 1.37% of total outstanding loans at that date.

   Other Income. Non-interest income increased by $421,000 or 85% to $914,000 million for the year ended December 31, 2000 compared with $493,000 for the prior year. The largest components of non-interest income in the current period were service charges on deposit accounts of $539,000 in 2000 as compared to $149,000 in 1999 or a 262% increase, mortgage loan brokerage fees of $190,000 in 2000 as compared to $340,000 in 1999 or a 44% decrease, and fees from factoring operations of $127,000 in 2000 as compared to $2,000 in 1999. Service charge income increased primarily as a result of the $14.1 million or 73% increase in deposit transaction accounts from $19.2 million at December 31, 1999 to $33.3 million at December 31, 2000. Fees from mortgage banking operations decreased due to the increase in mortgage interest rates in 2000. Fees from factoring operations increased due to the $2.1 million increase in the average balance of factored receivables outstanding during 2000.

   Other Expenses. Total non-interest expense increased from $2.7 million in 1999 to $4.6 million in 2000. This 73% increase was primarily due to the expansion of the Bank's branches from three to six. The two categories of non-interest expenses most affected were personnel and occupancy. These two categories accounted for $1.3 million of the $1.9 million increase in non-interest expense. Salaries and benefits expense was $2.3 million for the year ended December 31, 2000, representing a $1.0 million or 74% increase over the $1.3 million recorded for the prior year. Occupancy and equipment cost was $851,000 for the year ended December 31, 2000 representing a $338,000 or 66% increase over the $513,000 for the prior year. Other expenses were $1.5 million for the year ended December 31, 2000 representing a $661,000 increase over the $880,000 for the prior year also primarily as a direct result of additional branch locations.

   Provision for Income Taxes. Bancshares had no income tax expense or benefit in 2000 or 1999, principally due to the incurrence of net operating losses and adjustments to the valuation allowance associated with deferred tax assets. It is expected that as the Bank becomes profitable and begins to demonstrate a sustained pattern of profitability, the valuation allowance will be adjusted accordingly with the benefit reflected in net income.

Liquidity and Capital Resources

   Maintaining adequate liquidity while managing interest rate risk is the primary goal of Bancshares' asset and liability management strategy. Liquidity is the ability to fund the needs of Bancshares' borrowers and depositors, pay operating expenses, and meet regulatory liquidity requirements. Maturing investments, loan and mortgage-backed security principal repayments, deposit growth and borrowings from the Federal Home Loan Bank are presently the main sources of Bancshares' liquidity. Bancshares' primary uses of liquidity are to fund loans, operating expenses, deposit withdrawals, repay borrowings and to make investments.

   As of December 31, 2001, liquid assets (cash and due from banks, interest-earning deposits with banks, and investment securities available for sale) were approximately $36.2 million, which represents 19.9% of total assets and 22.1% of total deposits and borrowings. Supplementing this liquidity, Bancshares has available lines of credit from correspondent banks of approximately $6.5 million and an additional line of credit with the Federal Home Loan Bank equal to 15% of assets (subject to available qualified collateral, with borrowings of $9 million outstanding from the FHLB at December 31, 2001). At December 31, 2001, outstanding commitments to extend credit were $4.0 million and available line of credit balances totaled $22.9 million. Management believes that the combined aggregate liquidity position of Bancshares is sufficient to meet the funding requirements of loan demand and deposit maturities and withdrawals in the near term.

   Certificates of deposit represented 68.1% of Bancshares' total deposits at December 31, 2001 down from 72.7% at December 31, 2000. Bancshares' growth strategy will include efforts focused at increasing the relative volume of transaction deposit accounts. Certificates of deposit of $100,000 or more represented 30.9% of Bancshares' total deposits at December 31, 2001. These deposits are generally considered rate sensitive, but management believes most of them are relationship-oriented. While Bancshares will need to pay competitive rates to retain these deposits at maturity, there are other subjective factors that will determine Bancshares' continued retention of those deposits.

   Banks and bank holding companies, as regulated institutions, must meet required levels of capital. The FDIC and the Federal Reserve, the primary regulators of the Bank and Bancshares, respectively, have adopted minimum capital regulations or guidelines that categorize components and the level of risk associated with various types of assets. Financial institutions are expected to maintain a level of capital commensurate with the risk profile assigned to its assets in accordance with these guidelines. At December 31, 2001, both Bancshares and the Bank maintained capital levels exceeding the minimum levels for "well capitalized" bank holding companies and banks.

Capital Ratios

   Bancshares and the Bank are subject to minimum capital requirements. See "SUPERVISION AND REGULATION." As the following table indicates, at December 31, 2001, we exceeded our regulatory capital requirements.

                                                At December 31, 2001
                                           -----------------------------
                                                                 Well-
                                           Actual   Minimum   Capitalized
                                           Ratio  Requirement Requirement
       -                                   ------ ----------- -----------
       American Community Bank:
          Total risk-based capital ratio.. 10.67%    8.00%       10.00%
          Tier 1 risk-based capital ratio.  9.51%    4.00%        6.00%
          Leverage ratio..................  7.94%    4.00%        5.00%
       American Community Bancshares:
          Total risk-based capital ratio.. 11.54%    8.00%          NA
          Tier 1 risk-based capital ratio. 10.38%    4.00%          NA
          Leverage ratio..................  8.66%    4.00%          NA

Asset/Liability Management

   Bancshares' asset/liability management, or interest rate risk management, program is focused primarily on evaluating and managing the composition of its assets and liabilities in view of various interest rate scenarios. Factors beyond Bancshares' control, such as market interest rates and competition, may also have an impact on Bancshares' interest income and interest expense.

   In the absence of other factors, the yield or return associated with Bancshares' earning assets generally will increase from existing levels when interest rates rise over an extended period of time and, conversely, interest income will decrease when interest rates decline. In general, interest expense will increase when interest rates rise over an extended period of time and, conversely, interest expense will decrease when interest rates decline.

   Interest Rate Gap Analysis.   As a part of its interest rate risk management
policy, Bancshares calculates an interest rate "gap." Interest rate "gap analysis" is a common, though imperfect, measure of interest rate risk, which measures the relative dollar amounts of interest-earning assets and interest-bearing liabilities which reprice within a specific time period, either through maturity or rate adjustment. The "gap" is the difference between the amounts of such assets and liabilities that are subject to repricing. A "positive gap" for a given period means that the amount of interest-earning assets maturing or otherwise repricing within that period exceeds the amount of interest-bearing liabilities maturing or otherwise repricing within the same period. Accordingly, in a declining interest rate environment, an institution with a "positive gap" would generally be expected, absent the effects of other factors, to experience a decrease in the yield on its assets greater than the decrease in the cost of its liabilities and its income should be negatively affected. Conversely, the cost of funds for an institution with a "positive gap" would generally be expected to increase more slowly than the yield on its assets in a rising interest rate environment, and such institution's net interest income generally would be expected to be positively affected by rising interest rates. Changes in interest rates generally have the opposite effect on an institution with a "negative gap."

   The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at December 31, 2001, which are projected to reprice or mature in each of the future time periods shown. Except as stated below, the amounts of assets and liabilities shown which reprice or mature within a particular period were determined in accordance with the contractual terms of the assets or liabilities. Loans with adjustable rates are shown as being due at the end of the next upcoming adjustment period. Money market deposit accounts and negotiable order of withdrawal or other transaction accounts are assumed to pay out over a five-year decay schedule. In making the "gap" computations, standard assumptions regarding prepayment rates and deposit decay rates have been used for interest-earning assets and interest-bearing liabilities. In addition, the table reflects scheduled principal payments, which will be received throughout the lives of the loans. The interest rate sensitivity of Bancshares' assets and liabilities illustrated in the following table would vary substantially if different assumptions were used or if actual experience differs from that indicated by such assumptions.

                                                    Terms to Repricing at December 31, 2001
                                               -------------------------------------------------
                                                            More       More
                                                            Than       Than     More
                                               1 Year or  1 Year to 3 Years to  Than
                                                 Less      3 Years   5 Years   5 Years   Total
-                                              ---------  --------- ---------- -------  --------
                                                             (Dollars in thousands)
INTEREST-EARNING ASSETS:
Loans receivable:
   Real estate mortgage loans................. $ 46,244    $15,001   $15,444   $ 1,613  $ 78,302
   Home equity lines of credit................   12,996         --        --        --    12,996
   Commercial and industrial loans............   25,496     11,050     2,739        --    39,285
   Loans to individuals.......................    5,135      3,639     1,103        12     9,889
   Lease financing, net.......................      159        425       211        --       795
Interest earning deposits with banks..........   16,926         --        --        --    16,926
Investment securities.........................   10,095      2,570        --        --    12,665
Stock in FHLB of Atlanta......................       --         --        --       450       450
                                               --------    -------   -------   -------  --------
       Total interest-earning assets.......... $117,051    $32,685   $19,497   $ 2,075  $171,308
                                               ========    =======   =======   =======  ========
INTEREST-BEARING LIABILITIES:
   Deposits:
       Interest-bearing demand................ $ 23,475    $ 6,351   $ 3,307   $    --  $ 33,133
       Time...................................   94,116     10,336     1,003        --   105,455
   Borrowings(1)..............................       --      4,000     5,000     1,703    10,703
   Trust preferred securities.................       --         --        --     2,000     2,000
                                               --------    -------   -------   -------  --------
       Total interest-bearing liabilities..... $117,591    $20,687   $ 9,310   $ 3,703  $151,291
                                               ========    =======   =======   =======  ========
INTEREST SENSITIVITY GAP PER
  PERIOD...................................... $   (540)   $11,998   $10,187   $(1,628) $ 20,017
CUMULATIVE INTEREST
  SENSITIVITY GAP............................. $   (540)   $11,458   $21,645   $20,017  $ 20,017
CUMULATIVE GAP AS A PERCENTAGE OF TOTAL
  INTEREST-EARNING ASSETS.....................     (.32)%     6.69%    12.64%    11.68%    11.68%
CUMULATIVE INTEREST-EARNING ASSETS AS A
  PERCENTAGE OF CUMULATIVE INTEREST
  BEARING LIABILITIES.........................    99.54%    108.29%   114.67%   113.23%   113.23%

--------
(1) Includes advances from the Federal Home Loan Bank and capital lease obligations

Impact of Inflation and Changing Prices

   A commercial bank has an asset and liability composition that is distinctly different from that of a company with substantial investments in plant and inventory because the major portion of its assets are monetary in nature. As a result, a bank's performance may be significantly influenced by changes in interest rates. Although the banking industry is more affected by changes in interest rates than by inflation in the prices of goods and services, inflation is a factor, which may influence interest rates. However, the frequency and magnitude of interest rate fluctuations do not necessarily coincide with changes in the general inflation rate. Inflation does affect operating expenses in that personnel expenses and the cost of supplies and outside services tend to increase more during periods of high inflation.

                                   BUSINESS

Who We Are

   Bancshares is a bank holding company that owns all of the common stock of the Bank, a North Carolina-chartered bank with deposit accounts insured by the Bank Insurance Fund of the FDIC. Bancshares was incorporated on February 16, 2000 as a North Carolina-chartered corporation and became the holding company for the Bank on April 28, 2000. To become the Bank's holding company, Bancshares received approval of the Federal Reserve Board as well as the Bank's shareholders. Upon receiving such approvals, each share of the common stock of the Bank was exchanged on a one-for-one basis for shares of the common stock of Bancshares.

   Since opening in November of 1998, we have accomplished the following:

  . Assembled a management team consisting of bankers from our local markets who each have over 20 years of banking experience;

  . Opened seven full service banking offices in Union County and Mecklenburg County, home of Charlotte, one of North Carolina's largest and fastest growing metropolitan areas;

  . Registered 6 consecutive quarters of profitability after becoming profitable in our 6th quarter of operation;

  . Developed separate divisions within the Bank to provide mortgage banking, factoring and leasing products;

  . Implemented investment brokerage services through an agreement with Salomon Smith Barney;

  . Augmented our capital base through a local, best-efforts common stock offering in early 2001 and the private placement of $3.5 million of trust preferred securities in late 2001 and early 2002;

  .  Listed our common stock on the Nasdaq SmallCap Market on July 17, 2001;

  . Implemented a strong credit culture which, as of December 31, 2001, reflected nonperforming assets of $1.0 million or 0.56% of total assets. On the same date, our allowance for loan losses was $1.7 million or 1.23% of total loans and 187% of nonperforming loans; and

  . Developed a local identity in the communities we serve by sponsoring a wide variety of civic and charitable events.

   The Bank operates for the primary purpose of serving the banking needs of individuals, and small to medium-sized businesses in our market area. While numerous banks in our market have chosen to focus on the affluent and high net worth individuals, we have chosen to focus on middle income households and the small business and entrepreneurial segment of our market. We offer a wide range of banking services including checking, certificate of deposit and savings accounts, commercial, consumer and personal loans, mortgage, factoring and leasing services and other associated financial services. We have also targeted the growing Hispanic market in our communities as a marketing niche by offering more convenient Sunday banking at our Super Wal-Mart branch in Monroe and the partnering with Telecommunicaciones SA to provide a "Smart Card" for easy and safe transfer of funds to Mexico.

   The Bank initially operated in a temporary location at 2581 West Roosevelt Boulevard, Monroe, North Carolina until its permanent headquarters was opened in December 1999 at 2593 West Roosevelt Boulevard which is the local street address for U.S. Highway 74. On December 7, 1998, the Bank opened a branch at 120 East Sunset Drive, Monroe, North Carolina, that initially functioned as a limited service facility, but now provides a full array of banking services.

   In 1999, the Bank opened a full service branch on U.S. Highway 74 in Indian Trail, North Carolina and in January 2000 opened a full service branch in the Wal-Mart Superstore, also on U.S. Highway 74 in Monroe,

North Carolina. The Bank also opened a full service branch in Marshville, North Carolina in March 2000 also located on U.S. Highway 74. U.S. Highway 74 is a major thoroughfare that traverses east to west through southern North Carolina and connects Charlotte to Asheville and Wilmington, running through the center of Mecklenburg and Union Counties. It has become a major commercial and economic thoroughfare. In 2001, two new markets were opened by the establishment of full service branches in the Mint Hill area in east Charlotte and Mountain Island area in west Charlotte.

Our Market Area

   We consider our primary market area to be the Southern Piedmont area of North Carolina, primarily in Union and Mecklenburg Counties; and to a lesser extent, adjoining counties. We expect our presence in the Southern Piedmont market area to increase in the future. The Bank serves our market area through seven full service branch locations including the Wal-Mart Superstore branch being open seven days a week to offer even more convenience to our customers. The Bank's customers may access various banking services through five ATMs owned by the Bank and ATMs owned by others, through debit cards, and through the Bank's automated telephone banking products.

   Union County had an estimated 2001 population of 124,000 and Mecklenburg County was estimated at 720,000. Both counties have a balanced and diversified economy. Monroe, with a population of approximately 27,000, is the largest city in Union County. Charlotte, with a population of approximately 552,000 is Mecklenburg County's and North Carolina's largest city. Union County is currently the second fastest growing county in North Carolina. Charlotte has consistently been one of the fastest growing areas of the Southeast and is ranked 26th in US population. In 2000, the unemployment rate was 2.3% for Union County and 2.5% for Mecklenburg County; both significantly lower than the North Carolina state rate of 3.9%. In 2000, Union County had a labor force of 63,200 and Mecklenburg County had 368,540. The major employment sectors in Union County are manufacturing (30.5%), construction (16.1%), retail trade (16.0%), and government (12.7%). Mecklenburg County's major employment sectors are services (27.2%), wholesale and retain trade (25.5%), finance, insurance and real estate (11.0%), government (10.3%) and manufacturing (10.3%).

Trust Preferred Securities

   On December 27, 2001, we formed a special purpose entity organized as a business trust under the laws of the State of Delaware. This business trust, called American Community Capital Trust I, was formed in order to allow us to issue trust preferred securities. As part of the issuance of trust preferred securities, we entered into a trust agreement with Wilmington Trust Company, as property trustee and an indenture with Wilmington Trust Company, as indenture trustee, and we issued debentures to American Community Capital Trust I under the indenture. We also executed a guarantee agreement with Wilmington Trust Company, as guarantee trustee, for the benefit of the eventual holders of our trust preferred securities.

   On December 31, 2001 we privately placed 2,000 shares of American Community Capital Trust I 9% Trust Preferred Securities, having a liquidation value of $2,000,000. On March 1, 2002, we privately placed an additional 1,500 shares of American Community Capital Trust I 9% Trust Preferred Securities, having a liquidation value of $1,500,000. The trust preferred securities have a dividend yield equal to 9% of their face value each year and distributions are paid on a quarterly basis. We can defer the dividend payments for up to twenty consecutive quarters. We can redeem the trust preferred securities on or after March 1, 2007, with the prior approval of the Federal Reserve Board. We can also redeem the trust preferred securities earlier than March 1, 2007 under special circumstances.

   Bancshares' source of funds for the required interest payments on the trust preferred securities is dividends payable by the Bank to Bancshares. However, the Bank may not pay any dividends to Bancshares until its accumulated deficit ($391,000 at December 31, 2001), is eliminated by future earnings, if any. Under the terms of the trust preferred securities, Bancshares is permitted to defer the payment of interest on the trust preferred securities for up to 20 consecutive calendar quarters. The amount of any interest deferred also bears interest and must be paid at such time as funds are available to Bancshares. Each of the purchasers of the trust preferred securities were advised by Bancshares prior to their purchase of the trust preferred securities that Bancshares would elect the deferral of interest option available to it for one or more calendar quarters in 2002 until the earnings of the Bank result in the elimination of the Bank's accumulated deficit.

Strategy

   The Bank has expanded aggressively since its opening for business in November 1998. Because of its strong capital position created during its incorporation stage, the Bank had the requisite capital needed to permit it to immediately establish branch offices. The Bank's branching strategy is opportunistic: it has established branch offices in growing areas within Union and Mecklenburg Counties where there are opportunities to hire experienced local bankers who have a loyal following of deposit and loan customers. To date we have centered each of our branch offices around such a local and experienced banker. Management also believes it is important in the early formation years to build branches that will provide convenience and efficiencies in its operational infrastructure. The Bank only recently has chosen to compete in the Charlotte market area by identifying local bankers and establishing branches in the Mountain Island and Mint Hill areas of Charlotte. Charlotte is a highly competitive banking market with many competitors including money center, super-regional and community banks. The Bank's strategy is to develop a branch network surrounding Charlotte and to take advantage of opportunities that present themselves in both new geographic and new product markets. The Bank reorganized itself into the holding company form of organization to give it the greatest legal flexibility to take advantage of any opportunities that might arise. We will continue to search for opportunities, either for de novo branching, branch purchase or whole bank acquisitions, to complete our encirclement of the growing Charlotte market by progressing in either a south and west or north and west direction. In addition, we will remain open to opportunistic expansion through acquisition of whole banks in other growing metropolitan areas of North Carolina/South Carolina if the acquisition enhances shareholder value and there exists synergies of operations and compatible corporate culture (i.e. a community bank serving a community's needs).

Lending Activities

   General. The Bank provides to its customers a full range of short- to medium-term commercial, agricultural, Small Business Administration guaranteed, mortgage, construction and personal loans, both secured and unsecured. The Bank also makes real estate mortgage and construction loans. The Bank has maintained a good balance between variable and fixed rate loans within its portfolio. Variable rate loans accounted for 52% of the loan balances outstanding at December 31, 2001 while fixed rate loans accounted for 48% of the balances. The Bank also offers factoring and lease financing to our small business customers.

   The Bank's loan policies and procedures establish the basic guidelines governing its lending operations. Generally, the guidelines address the types of loans that the Bank seeks, target markets, underwriting and collateral requirements, terms, interest rate and yield considerations and compliance with laws and regulations. All loans or credit lines are subject to approval procedures and amount limitations. These limitations apply to the borrower's total outstanding indebtedness to the Bank, including the indebtedness of any guarantor. The policies are reviewed and approved at least annually by the Board of Directors of the Bank. The Bank supplements its own supervision of the loan underwriting and approval process with periodic loan audits by internal loan examiners and outside professionals experienced in loan review work. The Bank has focused its portfolio lending activities on typically higher yielding commercial, construction and consumer loans rather than lower yielding 1-4 family mortgages which we typically sell in the secondary market.

   Loan Composition. The following table sets forth at the dates indicated the Bank's loan portfolio composition by type of loan:

                                             2001             2000
                                       ---------------  ---------------
                                        Amount  Percent  Amount  Percent
       -                               -------- ------- -------- -------
                                            (Dollars in thousands)
       Real estate mortgage loans:
          1-4 family.................. $ 10,329   7.31% $  9,106   8.32%
          Commercial mortgage.........   54,281  38.43    29,538  26.99
          Construction/development....   13,692   9.69    17,085  15.61
       Home equity lines of credit....   12,996   9.20     9,694   8.86
       Commercial and industrial loans   39,285  27.81    35,673  32.59
       Lease financing, net...........      795     56        --     --
       Loans to individuals...........    9,889   7.00     8,348   7.63
                                       -------- ------  -------- ------
       Subtotal.......................  141,267 100.00%  109,444 100.00%
                                                ======           ======
       Allowance for loan losses......    1,736            1,385
                                       --------         --------
       Total.......................... $139,531         $108,059
                                       ========         ========

   The following table sets forth the contractual maturity of loans at December 31, 2001:

                                               Greater
                                               than One
                                         One     Year    More
                                       Year Or Through  Than 5
                                        Less   5 Years  Years    Total
                                       ------- -------- ------- --------
                                            (Dollars in thousands)
       Real estate--mortgage loans:
          1-4 family.................. $ 2,149 $ 8,145  $    35 $ 10,329
          Commercial mortgage.........  18,502  33,693    2,086   54,281
          Construction/development....  12,057   1,635       --   13,692
       Home equity lines of credit....      --      --   12,996   12,996
       Commercial and industrial loans  16,215  22,652      418   39,285
       Loans to individuals...........   2,771   7,096       22    9,889
       Lease financing, net...........      --     795       --      795
                                       ------- -------  ------- --------
              Total................... $51,694 $74,016  $15,557 $141,267
                                       ======= =======  ======= ========

   The following table sets forth loans with fixed and variable rates having contractual maturities greater than one year at December 31, 2001:

                                      Fixed Rate Variable Rate  Total
                                      ---------- ------------- -------
                                           (Dollars in thousands)
          Commercial and industrial..  $17,769      $ 5,301    $23,070
          Real estate--mortgage loans   34,339       11,255     45,594
                                       -------      -------    -------
                                       $52,108      $16,556    $68,664
                                       =======      =======    =======

   Real Estate Loans. Real estate loans are made for purchasing, constructing and refinancing one to four family, five or more family and commercial properties. The Bank offers fixed and adjustable rate options, but limits the maximum fixed rate term to five years. The Bank provides customers access to long-term conventional real estate loans through its mortgage loan department, which makes loans for the account of third parties.

   Residential one to four family loans amounted to $10.3 million at December 31, 2001. The Bank's residential mortgage loans are secured by properties located within the Bank's market area. Most of the one to four family residential mortgage loans that the Bank originates are for the account of third parties. Such loans are closed by the third party and therefore are not shown in the Bank's financial statements. The Bank receives a fee for each such loan originated, with such fees aggregating $404,000 for the year ended December 31, 2001. The Bank anticipates that it will continue to be an active originator of residential loans for the account of third parties.

   The Bank has made, and anticipates continuing to make, commercial real estate loans. Commercial real estate loans equaled $54.3 million at December 31, 2001. This lending has involved loans secured principally by commercial buildings for office, storage and warehouse space. The Bank requires the personal guaranty of borrowers and a demonstrated cash flow capability sufficient to service the debt. Loans secured by commercial real estate may be in greater amount and involve a greater degree of risk than one to four family residential mortgage loans. Payments on such loans are often dependent on successful operation or management of the properties.

   Another of the Bank's primary lending focuses is construction/development lending with balances outstanding as of December 31, 2001 of $13.7 million. The Bank originates one to four family residential construction loans for the construction of custom homes (where the home buyer is the borrower) and provides financing to builders and consumers for the construction of pre-sold homes. The Bank generally receives a pre-arranged permanent financing commitment from an outside banking entity prior to financing the construction of pre-sold homes. The Bank is active in the construction market and on occasion makes construction loans to builders of homes that are not presold, but limits the number of loans to any one builder. This type of lending is only done with local, well-established builders and not to large or national tract builders. The Bank lends to builders who have demonstrated a favorable record of performance and profitable operations and who are building in markets that management believes it understands and in which it is comfortable with the economic conditions. The Bank also makes commercial real estate construction loans, primarily for owner-occupied properties. The Bank further endeavors to limit its construction lending risk through adherence to established underwriting procedures. The Bank generally requires documentation of all draw requests and utilizes third party appraisers to inspect the project prior to paying any draw requests from the builder. With few exceptions, the Bank requires personal guarantees and secondary sources of repayment on construction loans.

   Commercial Loans. Commercial business lending is also a focus of the Bank's lending activities. At December 31, 2001, the Bank's commercial loan portfolio equaled $39.3 million. Commercial loans include both secured and unsecured loans for working capital, expansion, and other business purposes. Short-term working capital loans generally are secured by accounts receivable, inventory and/or equipment. The Bank also makes term commercial loans secured by equipment and real estate. Lending decisions are based on an evaluation of the financial strength, cash flow, management and credit history of the borrower, and the quality of the collateral securing the loan. With few exceptions, the Bank requires personal guarantees and secondary sources of repayment.
Commercial loans generally provide greater yields and reprice more frequently than other types of loans, such as real estate loans. More frequent repricing means that yields on our commercial loans adjust with changes in interest rates.

   Loans to Individuals and Home Equity Lines of Credit. Loans to individuals (consumer loans) include automobile loans, boat and recreational vehicle financing, home equity and home improvement loans and miscellaneous secured and unsecured personal loans. Consumer loans generally can carry significantly greater risks than other loans, even if secured, if the collateral consists of rapidly depreciating assets such as automobiles and equipment. Repossessed collateral securing a defaulted consumer loan may not provide an adequate source of repayment of the loan. Consumer loan collections are sensitive to job loss, illness and other personal factors. The Bank attempts to manage the risks inherent in consumer lending by following established credit guidelines and underwriting practices designed to minimize risk of loss.

   Leasing. The Bank offers lease financing primarily to small businesses in our local market. The type of lease financing is generally limited to heavy machinery, manufacturing equipment, and specific vehicles. The leases are structured as to provide no residual risk to the Bank. The leasing division also requires personal guaranties on the majority of our leases. The leasing division, by its ability to offer all types of leases, creates tax advantages for Bancshares. The division's professional staff with over 50 years of combined leasing experience in our market, enhances the ability of the Bank to offer our customers a complete line of financial products.

   Factoring. The Bank has entered into a contract with Factorworks, Inc., Newnan, Georgia to utilize its software to provide accounts receivable financing to its customers. The contract is for two years and contains two additional two-year automatic renewal clauses. Factorworks receives 30% of all fees collected as compensation for use of their software. Utilization of the Factorworks software aids in the management of credit risk and is less labor intensive than alternative processing methods. Commercial customers are evaluated to determine their qualification for the Factorworks program. Once a customer is approved, invoices the customer wants to borrow against are entered into the Factorworks software program. If desired, money is advanced against any invoices. This factoring arrangement provides for a 20% holdback of the factored invoice until payment is received reducing the exposure to the Bank. The Bank does not engage in any invoice collection efforts. Once a customer's invoice is 90 days delinquent, the customer is required to substitute other acceptable invoices as collateral for money advanced. Customers utilizing this product and service are normally small businesses whose accounts receivable are from creditworthy corporations or governmental agencies. This further reduces the credit risk to the Bank. Personal guarantees are required on all lines. All loan officers have been trained to offer the Factorworks product with the Bank earning a fee as well as interest on its factoring portfolio. The Bank currently has approved factoring lines of $3.8 million with an actual balance outstanding at December 31, 2001 of $1.7 million.

   Loan Approvals. The Bank's loan policies and procedures establish the basic guidelines governing its lending operations. Generally, the guidelines address the type of loans that Bancshares seeks, target markets, underwriting and collateral requirements, terms, interest rate and yield considerations and compliance with laws and regulations. All loans or credit lines are subject to approval procedures and amount limitations. These limitations apply to the borrower's total outstanding indebtedness to the Bank, including the indebtedness of any guarantor. The policies are reviewed and approved at least annually by the Board of Directors of the Bank. The Bank supplements its own supervision of the loan underwriting and approval process with periodic loan audits by independent, outside professionals experienced in loan review work.

   Responsibility for loan review and loan underwriting resides with the Chief Lending Officer. He is responsible for loan processing, loan underwriting and approval. On an annual basis, the Board of Directors of the Bank determines the President's lending authority, who then delegates lending authorities to the Chief Lending Officer and other lending officers of the Bank. Delegated authorities may include loans, letters of credit, overdrafts, uncollected funds and such other authorities as determined by the Board of Directors or the President within his delegated authority.

   The President and the Chief Lending Officer each have the authority to approve loans up to the lending limit set by the Board of Directors, which was $500,000 at December 31, 2001. All loans above the lending limit of the President and the Chief Lending Officer are reviewed and approved by the Loan Committee, which consists of the President and four outside directors. In addition, the Chief Lending Officer serves as a non-voting member. At December 31, 2001 the Loan Committee had the authority to approve loans up to $1,000,000. All loans above the lending limit of the Loan Committee are reviewed and approved by the full Board of Directors. The Bank's legal lending limit was $2.1 million at December 31, 2001. The Bank seldom makes loans approaching its legal lending limit.

   The Bank is an active home mortgage originator and most of our offices have trained lending personnel to originate home mortgage loans for the account of third parties. We currently have seven lending relationships to which we sell substantially all home mortgages to enable us to satisfy special lending requests of its borrowing customers.

   The Bank offers a credit card on an agency basis as an accommodation to its customers. The Bank assumes none of the underwriting risk.

Nonperforming Assets

   The table sets forth, for the period indicated, information about our nonaccrual loans, restructured loans, total nonperforming loans (nonaccrual loans plus restructured loans), and total nonperforming assets.

                                                      2001    2000   1999
                                                     ------  ------  -----
                                                     (Dollars in thousands)
    Nonaccrual loans................................ $  930  $  158  $  --
    Restructured loans..............................     --      --     --
                                                     ------  ------  -----
       Total nonperforming loans....................    930     158     --
    Other real estate owned.........................     94      --     --
                                                     ------  ------  -----
       Total nonperforming assets................... $1,024  $  158  $  --
                                                     ======  ======  =====
    Accruing loans past due 90 days or more......... $   56  $   --  $  --
    Allowance for loan losses.......................  1,736   1,385    813
    Nonperforming loans to period end loans.........   0.66%   0.14%  0.00%
    Allowance for loan losses to period end loans...   1.23%   1.27%  1.37%
    Allowance for loan losses to nonperforming loans    187%    877%     0%
    Nonperforming assets to total assets............   0.56%   0.11%  0.00%

   The financial statements are prepared on the accrual basis of accounting, including the recognition of interest income on loans, unless a loan is placed on nonaccrual basis. Loans are accounted for on a nonaccrual basis when there are serious doubts about the collectibility of principal or interest. In general, a loan is placed on nonaccrual status when the loan becomes past due 90 days. Loans are also placed on nonaccrual status in cases where there is uncertainty as to whether the borrower can satisfy the contractual terms of the loan agreement. Amounts received on nonaccrual loans generally are applied first to principal and then to interest only after all principal has been collected. Restructured loans are those for which concessions, including the reduction of interest rates below a rate otherwise available to that borrower or the deferral of interest or principal, have been granted due to the borrower's weakened financial condition. Interest on restructured loans is accrued at the restructured rates when it is anticipated that no loss of original principal will occur. Potential problem loans are loans which are currently performing and are not included in nonaccrual or restructured loans above, but about which we have serious doubts as to the borrower's ability to comply with present repayment terms. These loans are likely to be included later in nonaccrual, past due or restructured loans, so they are considered by management in assessing the adequacy of the allowance for loan losses. At December 31, 2001, no loans had been identified as potential problem loans.

   At December 31, 2001, Bancshares had $930,000 in nonaccrual loans. Interest foregone on nonaccrual loans was approximately $16,000 for the year ended December 31, 2001 and $6,000 for the year ended December 31, 2000.

   Other real estate owned consists of foreclosed properties. At December 31, 2001, other real estate owned totaled $94,000 or .05% of total assets, and consisted of one single-family residence.

Analysis of Allowance for Loan Losses

   The allowance for loan losses is established through charges to earnings in the form of a provision for loan losses. The allowance for loan losses is increased by provisions charged to operations and by recoveries of amounts previously charged off, and reduced by loans charged off. The adequacy of the allowance is evaluated at least quarterly. In evaluating the adequacy of the allowance, the growth, composition and industry diversification of the portfolio, historical loan loss experience, current delinquency levels, adverse situations that may affect a borrower's ability to repay, estimated value of any underlying collateral, prevailing economic conditions and other relevant factors deriving from our limited history of operations are all considered. Because of Bancshares' limited history, the loss experience and allowance levels of other similar banks and the historical experience encountered by management and senior lending officers prior to joining Bancshares are also considered. In addition, regulatory agencies, as an integral part of their examination process, periodically review the allowance for loan losses and may require additions for estimated losses based upon judgments different from those of management.

   Bancshares uses a risk grading program, as described under "ASSET QUALITY," to facilitate the evaluation of probable inherent loan losses and the adequacy of the allowance for loan losses. In this program, risk grades are initially assigned by loan officers, reviewed by Credit Administration, and reviewed by a third party. Bancshares strives to maintain the loan portfolio in accordance with conservative loan underwriting policies that result in loans specifically tailored to the needs of Bancshares' market area. Every effort is made to identify and minimize the credit risks associated with such lending strategies. Bancshares has no foreign loans and does not engage in highly leveraged transactions.

   Bancshares follows a loan review program designed to evaluate the credit risk in the loan portfolio. Through this loan review process, an internally classified watch list that helps management assess the overall quality of the loan portfolio and the adequacy of the allowance for loan losses is maintained. In establishing the appropriate classification for specific assets, management considers, among other factors, the estimated value of the underlying collateral, the borrower's ability to repay, the borrower's payment history and the current delinquent status. As a result of this process, certain loans are categorized as substandard, doubtful or loss and reserves are allocated based on management's judgment and historical experience.

   Loans classified as "substandard" are those loans with clear and defined weaknesses such as unfavorable financial ratios, uncertain repayment sources or poor financial condition that may jeopardize the liquidation of the debt. They are characterized by the distinct possibility that Bancshares will sustain some losses if the deficiencies are not corrected. Loans classified as "doubtful" are those loans that have characteristics similar to substandard loans but with an increased risk that collection or liquidation in full is highly questionable and improbable. Loans classified as "loss" are considered uncollectible and of such little value that their continuance as assets is not warranted. This classification does not mean that the loan has absolutely no recovery or salvage value but rather it is not practical or desirable to defer writing off this asset even though partial recovery may be achieved in the future. As a practical matter, when loans are identified as loss they are charged off against the allowance for loan losses. In addition to the above classification categories, loans are also categorized based upon risk grade and loan type, assigning an allowance allocation based upon each category.

   Growth in loans outstanding has, throughout Bancshares' history, been the primary reason for increases in the allowance for loan losses and the resultant provisions for loan losses necessary to provide for those increases. This growth has been spread among the major loan categories, with the concentrations of major loan categories being relatively consistent in recent years. Between December 31, 1999 and December 31, 2001, the range of each major category of loans as a percentage of total loans outstanding is as follows: 1-4 family mortgage loans--7% to 8%, commercial mortgage loans--27% to 39%, construction/development real estate loans--10 to 16%; home equity loans--7% to 9%; commercial and industrial loans--28% to 38%; and loans to individuals--7% to 8%. For all full fiscal years through 2001, Bancshares' loan loss experience was similar to that of other new banks, with net loan charge-offs in each year no greater than .15% of average loans outstanding. The allowance for loan losses at December 31, 2001 of $1.7 million represents 1.23% of total loans and 187% of nonperforming loans.

   The allowance for loan losses represents management's estimate of an amount adequate to provide for known and inherent losses in the loan portfolio in the normal course of business. Specific allowances are made that are allocated to certain individual loans and pools of loans based on risk characteristics, as discussed below. While management believes that it uses the best information available to establish the allowance for loan losses, future adjustments to the allowance may be necessary and results of operations could be adversely affected if circumstances differ substantially from the assumptions used in making the determinations. Furthermore, while Bancshares believes it has established the allowance for loan losses in conformity with generally accepted accounting principles, there can be no assurance that regulators, in reviewing the portfolio, will not require an increase in the allowance for loan losses. In addition, because future events affecting borrowers and collateral cannot be predicted with certainty, there can be no assurance that the existing allowance for loan losses is adequate or that increases will not be necessary should the quality of any loans deteriorate as a result of the factors discussed herein. Any material increase in the allowance for loan losses may adversely affect the financial condition and results of operations of Bancshares.

   The following table describes the allocation of the allowance for loan losses among various categories of loans and certain other information for the dates indicated. The allocation is made for analytical purposes only and is not necessarily indicative of the categories in which future losses may occur.

                                                At December 31,
                                        ------------------------------
                                             2001            2000
        -                               --------------  --------------
                                                 % of            % of
                                                Total           Total
                                        Amount Loans(1) Amount Loans(1)
        -                               ------ -------- ------ --------
                                            (Dollars in thousands)
        Real estate loans.............. $  796   55.43% $  575   50.92%
        Home equity lines of credit....     79    9.20     104    8.86
        Commercial and industrial loans    679   27.81     574   32.59
        Lease financing, net...........     --    0.56      --    0.00
        Loans to individuals...........    182    7.00     132    7.63
                                        ------  ------  ------  ------
           Total....................... $1,736  100.00% $1,385  100.00%
                                        ======  ======  ======  ======

--------
(1) Represents total of all outstanding loans in each category as a percent of total loans outstanding.

   The following table presents for the periods indicated information regarding changes in the allowance for loan losses:

                                                            At or for the Years Ended
                                                                   December 31,
                                                           ---------------------------
                                                             2001      2000     1999
                                                           --------  --------  -------
                                                              (Dollars in thousands)
Balance at beginning of period............................ $  1,385  $    813  $    71
Charge-offs:
   Real estate loans......................................       --        --       --
   Home equity lines of credit............................       --        --       --
   Commercial and industrial loans........................      156        19
   Lease financing, net...................................       --        --       --
   Loans to individuals...................................       40        45       --
                                                           --------  --------  -------
       Total charge-offs..................................      196        64       --
                                                           --------  --------  -------
Recoveries:
   Real estate loans......................................       --        --       --
   Home equity lines of credit............................       --        --       --
   Commercial and industrial loans........................       --        --       --
   Lease financing, net...................................       --        --       --
   Loans to individuals...................................        4        --       --
                                                           --------  --------  -------
       Total recoveries...................................        4        --       --
                                                           --------  --------  -------
Net charge-offs...........................................      192        64       --
Provision for loan losses.................................      543       636      742
                                                           --------  --------  -------
Balance at end of period.................................. $  1,736  $  1,385  $   813
                                                           ========  ========  =======
Total loans outstanding................................... $141,267  $109,444  $59,306
Average loans outstanding................................. $127,486  $ 83,730  $33,396
Allowance for loan losses to total loans outstanding......     1.23%     1.27%    1.37%
Ratio of net loan charge-offs to average loans outstanding     0.15%     0.08%    0.00%

Investment Activities

   Bancshares' portfolio of investment securities, all of which are available for sale, consists solely of U.S. Government agency securities.

   Securities to be held for indefinite periods of time and not intended to be held to maturity are classified as available for sale and carried at fair value with any unrealized gains or losses reflected as an adjustment to stockholders' equity. Securities held for indefinite periods of time include securities that management intends to use as part of its asset/liability management strategy and that may be sold in response to changes in interest rates and/or significant prepayment risks. It is the Bank's policy to classify all investment securities as available for sale.

   The following table summarizes the amortized costs, gross unrealized gains and losses and the resulting market value of securities available for sale:

                                                     2001
                                    ---------------------------------------
                                                Gross      Gross
                                    Amortized Unrealized Unrealized  Fair
                                      Cost      Gains      Losses    Value
                                    --------- ---------- ---------- -------
                                            (Dollars in thousands)
     Securities available for sale:
        U. S. Government agencies..  $12,525     $141       $--     $12,666
                                     =======     ====       ===     =======

                                                     2000
                                    ---------------------------------------
                                                Gross      Gross
                                    Amortized Unrealized Unrealized  Fair
                                      Cost      Gains      Losses    Value
                                    --------- ---------- ---------- -------
                                            (Dollars in thousands)
     Securities available for sale:
        U. S. Government agencies..  $   150     $  2       $--     $   152
                                     =======     ====       ===     =======

   The following table summarizes the amortized cost and recorded and market values of securities available-for-sale and held-to-maturity at December 31, 2001, by contractual maturity groups:

                                          At December 31, 2001
                                         ----------------------
                                         Amortized      Fair
                                           Cost         Value
                                         ---------     -------
                                         (Dollars in thousands)
                   Amounts maturing:
                      Within One Year...  $10,004     $10,095
                      One to Five Years.    2,521       2,571
                      Five to Ten Years.       --          --
                      Over Ten Years....       --          --
                                          -------      -------
                          Total.........  $12,525     $12,666
                                          =======      =======

   The following table sets forth certain information regarding the carrying values, weighted average yields and contractual maturities of Bancshares' investment portfolio at December 31, 2001:

                                                Carrying Value
                                            -----------------------
                                                     After
                                                      One
                                                     Year
                                              One   Through
                                            Year Or  Five
                                             Less    Years   Total
                                            ------- ------- -------
                                            (Dollars in thousands)
             Securities available for sale:
                U. S. Government Agencies.. $10,095 $2,571  $12,666
                                            ======= ======  =======

                                                  Average Yield
                                              ---------------------
                                                       After
                                                        One
                                              One      Year
                                              Year    Through
                                               Or      Five
                                              Less     Years  Total
                                              ----    ------- -----
                                              (Dollars in thousands
               Securities available for sale:
                  U. S. Government Agencies.. 4.52%    4.23%  4.46%
                                              ====     ====   ====

Deposit Activities

   Bancshares provides a range of deposit services, including non-interest bearing checking accounts, interest bearing checking and savings accounts, money market accounts and certificates of deposit. These accounts generally earn interest at rates established by management based on competitive market factors and the desire to increase or decrease certain types or maturities of deposits.

   The Bank periodically uses brokered deposits as consistent with asset and liability management policies. At December 31, 2001 we had no broker deposits. We rarely bid on political funds for municipalities as such deposits are extremely rate sensitive and due to fiduciary pressures on government officials, not as stable as regular corporate and individual customers.

   The Bank offers a variety of deposit programs to individual and to small-to-medium size businesses and other organizations at interest rates generally competitive with local market conditions. For some of our corporate customers who require such a service, we provide a courier service for non-cash deposit pickup. The following table sets forth the average balances and rates for each of the deposit categories for the periods indicated:

                                                           Year Ended December 31,
                                               -----------------------------------------------
                                                     2001            2000            1999
-                                              ---------------  --------------  --------------
                                               Average  Average Average Average Average Average
                                               Balance   Rate   Balance  Rate   Balance  Rate
-                                              -------- ------- ------- ------- ------- -------
                                                            (Dollars in thousands)
Interest bearing NOW and money market
  accounts.................................... $ 26,891  2.16%  $17,095  3.53%  $ 7,132  3.34%
Other time deposits...........................   55,882  5.81    32,011  6.35    12,386  4.72
Time deposits greater than $100,000...........   47,155  6.21    28,818  6.51     8,895  6.46
                                               --------         -------         -------
   Total interest bearing deposits............  129,928  5.20    77,924  5.79    28,413  4.92
Demand and other non-interest-bearing deposits   15,590          10,104           4,156
                                               --------         -------         -------
   Total average deposits..................... $145,518  4.64   $88,028  5.13   $32,569  4.29
                                               ========  ====   =======  ====   =======  ====

   The following table indicates the amount of the Bank's certificates of deposit by interest rate and by time remaining until maturity as of December 31, 2001.

                                              More than        More than
                            Three months     three months      six months
                              or less       to six months     to one year    More than one year      Total
                          ---------------  ---------------  ---------------  -----------------  ---------------
                                  Weighted         Weighted         Weighted           Weighted         Weighted
                                  Average          Average          Average            Average          Average
                          Amount    Rate   Amount    Rate   Amount    Rate    Amount     Rate   Amount    Rate
                          ------- -------- ------- -------- ------- -------- ------    -------- ------- --------
                                                     (Dollars in thousands)
Certificates of $100,000
 or more................. $17,065   5.13%  $11,569   4.84%  $13,446   4.04%  $5,716      4.63%  $47,796   4.69%
Certificates of less than
 $100,000................  21,005   5.21%   13,829   4.45%   17,013   3.92%   5,812      4.33%   57,659   4.56%

Borrowings

   Short-term borrowed funds consist of federal funds purchased and advances from the FHLB with original maturities of less than one year. Long-term debt consists solely of obligations under a capitalized lease for the

Bank's main office facility. The following table summarizes balance and rate information for short-term borrowed funds and the capital lease obligation as of the dates and for the periods indicated.

                                                      At or for the Year
                                                            Ended
                                                         December 31,
                                                      -----------------
                                                        2001      2000
                                                       ------    ------
                                                         (Dollars in
                                                          thousands)
         AMOUNTS OUTSTANDING AT END OF PERIOD:
         CAPITALIZED LEASE OBLIGATION:
         Amount...................................... $1,703     $1,702
         Weighted average rate.......................   8.24%      8.24%
         ADVANCES FROM THE FEDERAL HOME LOAN BANK:
         Amount......................................  9,000      5,000
         Weighted average rate.......................   4.92%      6.76%
         MAXIMUM AMOUNT OUTSTANDING AT ANY MONTH-END:
         Federal funds purchased.....................  3,500      3,500
         Capitalized lease obligation................  1,703      1,702
         Advances from the Federal Home Loan Bank....  9,000      5,000
         AVERAGES DURING THE PERIOD:
         Federal funds purchased
         Average balance.............................     67         29
         Weighted average rate.......................   3.93%      7.36%
         Capitalized lease obligation
         Average balance.............................  1,702      1,702
         Weighted average rate.......................   8.24%      8.24%
         Advances from the Federal Home Loan Bank
         Average balance.............................  3,447      5,000
         Weighted average rate.......................   5.57%      6.48%

   As an additional source of funding, we use advances from the Federal Home Loan Bank of Atlanta. Outstanding advances at December 31, 2001 were as follows:

                                                      Interest
          Maturity                                      Rate   Amount
          --------                                    -------- ------
                                                      (In thousands)
          June 30, 2003..............................   4.77%  $2,000
          June 28, 2004..............................   5.24%   2,000
          December 19, 2011
          Callable one time only on December 19, 2006   4.85%   5,000
                                                               ------
                                                               $9,000
                                                               ======

   Pursuant to collateral agreements with the Federal Home Loan Bank, advances are secured by a blanket lien on the loan portfolio.

   Bancshares also has available lines of credit totaling $6.5 million from correspondent banks at December 31, 2001.

Banking Technology

   We provide our customers with truncation of their deposit accounts (check imaging) and 24 hour telephone banking that permits our depositors to check balances, last cleared checks and deposit confirmation. Due to our imaging of all documentation, our customer service representatives can access past statements and paid checks in a matter of seconds, eliminating research fees for our customers and eliminating any waiting time for such research. We have not, as yet, implemented Internet banking but we continue to study its potential for our customer base and have the capability to implement it when we believe it will prove to be both a significant convenience and marketing advantage. In spring of 2000, the Bank was awarded the OMNI award by the Kirchman Corporation, one of the nation's largest provider of banking software in honor of its commitment to technology.

   The Bank has five ATM facilities attached to five of its existing banking offices and intends to expand this to each of its offices in the near future. The Bank's ATM cards are linked to the nationwide Cirrus(R), Plus(R) and Star(R) systems, allowing the Bank's customers to withdraw funds from any ATM machine honoring these systems.

Competition

   Commercial banking in North Carolina is highly competitive in large part due to early adoption of statewide branching. We compete in our market areas with some of the largest banking organizations in the state and the country and other financial institutions, such as federally and state-chartered savings and loan institutions and credit unions, as well as consumer finance companies, mortgage companies and other lenders engaged in the business of extending credit or taking investment monies such as mutual funds and brokerage firms. Many of our competitors have broader geographic markets and higher lending limits than us and are also able to provide more services and make greater use of media advertising. In Union County, for example, there are currently 33 offices of 9 different commercial banks (including the largest banks in North Carolina). In Mecklenburg County, there are currently 227 offices of 18 different commercial banks (including the largest banks in North Carolina). While we typically do not compete directly for loans with these larger banks, they do influence our deposit products. We do compete more directly with mid-size and small community banks that have offices in our market areas. There are also a number of new community banks in Mecklenburg and Union Counties that have a direct competitive effect as borrowers tend to "shop" the terms of their loans and deposits.

   The enactment of legislation authorizing interstate banking has caused great increases in the size and financial resources of some of our competitors. In addition, as a result of interstate banking, out-of-state commercial banks have acquired North Carolina banks and heightened the competition among banks in North Carolina. For example, SouthTrust Bank, Birmingham, Alabama, a large multi-state financial institution has branches throughout North Carolina, including Mecklenburg County and Regions Bancshares, also from Birmingham, Alabama, recently acquired a community bank in Charlotte.

   Despite the competition in our market areas, we believe that we have certain competitive advantages that distinguish us from our competition. We believe that our primary competitive advantages are our bankers, each of whom is well known in his or her community with strong personal and business ties to that community with a loyal customer following. Our bankers each have a strong local identity and affiliation with their communities. We offer customers modern banking services without forsaking community values such as prompt, personal service and friendliness. We also have established local advisory boards in some of our communities to help us better understand their needs and to be "ambassadors" of the Bank in those communities. We offer many personalized services and attract customers by being responsive and sensitive to their individualized needs. We believe our approach to business builds goodwill among our customers, shareholders, and the communities we serve that results in referrals from shareholders and satisfied customers. We also rely on traditional marketing to attract new customers. To enhance a positive image in the community, we support and participate in local events and our officers and directors serve on boards of local civic and charitable organizations. As an example, the Bank was recognized in 1999, 2000, and 2001 for outstanding contributions to the United Way Campaign for Union County. The Bank is very active in the Special Olympics for Union County and has been honored by Special Olympics as "Business of the Year" for out sponsorship and volunteer efforts.

   Union County also is home to a large Hispanic population and the Bank is working with the government of Mexico to provide affordable and safe wire transfer services from residents living in the United States to their relatives in Mexico. We have signed an agreement with Telecomm USA Ltd. in conjunction with Telecommunicaciones de Mexico. For a fee paid to the Bank, the service allows Mexican citizens working in the United States to present U.S. dollars at the Bank's branches for transfer to individuals in Mexico. This transfer uses a "smart card" that is held by the Mexican national and encoded with the necessary information to legally effect the transfer. Additionally, to better serve the Hispanic population, the Bank's branch in the Wal-Mart Superstore in Monroe is staffed with bilingual tellers and targets the fast growing Hispanic market. Because the Wal-Mart Superstore branch is open seven days a week (the only Union County bank to offer seven days a week banking), international transfers and all other banking services can be completed at times other than traditional banking hours.

   The Bank has also entered into a revenue sharing agreement with Salomon Smith Barney, in which the Bank receives revenue for business generated by a broker located in our offices. Currently, the service is only offered in our main office but is expected to be offered in other branch locations should demand for the service develop.

   As a community service providing a competitive edge, the Bank sponsors small business seminars and features various speakers on topics of interest to growing small businesses. The Bank attempts to bring together in one place a variety of experts to discuss timely issues of importance to business owners regarding such matters as e-commerce, investments, and estate and retirement planning. This social setting also provides small business owners with an opportunity to network with other small business owners in our communities. Further, through its Kidz Club, the Bank offers savings accounts designed for young savers. Lastly, the Bank has developed a Senior Citizens account for customers 50 years and older. Named the "Golden Eagle Account" this product offers free travelers checks, free safe deposit box, interest on daily balances, free wallet-style checks, free quarterly breakfasts with guest speakers and quarterly day trips. The Bank sponsors the quarterly day trips as a way to attract Senior Citizens' accounts and to further tie them in their loyalty to the Bank.

Properties

   The following table sets forth the location of our main office and branch offices, as well as certain information relating to these offices to date.

                                                   Approximate Owned
                                             Year    Square      or
          Office Location                   Opened   Footage   Leased
          ---------------                   ------ ----------- ------
          Main Office......................  1999    14,774    Leased
          2593 West Roosevelt Boulevard
          Monroe, NC 28110
          Indian Trail Branch..............  1999     3,850    Leased
          13860 East Independence Boulevard
          Indian Trail, NC 28079
          Sunset Branch....................  1999       450    Leased
          120 East Sunset Drive
          Monroe, NC 28110
          Wal-Mart Superstore Branch.......  2000       600    Leased
          2406 West Roosevelt Boulevard
          Monroe, NC 28110
          Marshville Branch................  2000     3,500    Leased
          7001 East Marshville Boulevard
          Marshville, NC 28103
          Mint Hill........................  2000     1,300    Leased
          7200 Matthews-Mint Hill Road
          Mint Hill, NC 28227
          Mountain Island Branch...........  2000     4,500     Owned
          3500 Mt. Holly-Huntersville Road
          Charlotte, NC 28216

Employees

   As of December 31, 2001, we had 59 full-time employees and 5 part-time employees. None of these employees are covered by a collective bargaining agreement. We consider relations with our employees to be good.

Litigation

   There are no pending legal proceedings to which the Bank or Bancshares is a party, or of which any of their property is the subject.

                                  MANAGEMENT

Directors

   The following individuals serve as directors of Bancshares and, unless indicated otherwise, the Bank.

                            Position(s)  Director Principal Occupation and Business
Name and Age                   Held      Since(1)  Experience During Past 5 Years
------------                ------------ -------- ---------------------------------
Robert D. Dinsmore, Jr. (2) Director       2001               Consultant International Tax, Mergers
(59)                                                          and Acquisitions; Retired partner
                                                              KPMG, LLP.
Frank L. Gentry (2) (3)     Director       2002               Retired; former Executive Vice
(59)                                                          President--Corporate Strategy and
                                                              Development, Bank of America,
                                                              Charlotte, NC, 1973-2000.
Thomas J. Hall              Director       1998               President, Hall Group, Inc., Charlotte,
(54)                                                          NC (real estate holding company).
Larry S. Helms              Chairperson    1998               Owner, Larry S. Helms and
(56)                        of the Board                      Associates, Monroe, NC (insurance);
                            of Directors                      Member, Union County Board of
                                                              Commissioners; Member, North
                                                              Carolina Board of Transportation.
Randy P. Helton             Director,      1998               President and Chief Executive Officer
(46)                        President                         of American Community Bancshares,
                            and Chief                         Inc. and American Community Bank;
                            Executive                         former Vice President of the Private
                            Officer                           Banking Group, First Union National
                                                              Bank, Charlotte, NC.
Kenneth W. Long (2)         Director       1998               Chief Executive Officer, Click
(53)                                                          Tactics, Inc., Duluth, GA (direct
                                                              marketing services).
L. Steven Phillips          Director       1998               Chief Executive Officer, Charlotte
(51)                                                          GreenCorp, Inc., Charlotte, NC
                                                              (landscape consultant).
Alison J. Smith (2)         Director       2000               President, Smith Capital, Inc.,
(47)                                                          Charlotte, NC (financial advisory,
                                                              investment banking).
L. Carlton Tyson            Director       1998               President, Tyson Group, Monroe, NC
(59)                                                          (real estate development).
David D. Whitley            Director       1998               President, Whitley Mortgage
(55)                                                          Associates, Inc., Monroe, NC
                                                              (mortgage broker).
Gregory N. Wylie            Director       1998               Chief Executive Officer, Metro
(47)                                                          Marketing, Inc., Charlotte, NC
                                                              (specialty food brokerage).

--------
(1) Includes service as director of the Bank if applicable, prior to the creation of Bancshares.
(2) Messrs. Dinsmore, Gentry and Long and Ms. Smith do not also serve on the Bank's board.
(3) Appointed to the board March 19, 2002.

   In addition to the above-indicated directors, the following individuals serve as directors of the Bank.

                                                     Principal Occupation and
                                   Director             Business Experience
 Name and Age                        Since            During Past Five Years
 ------------                      --------          -------------------------
 Zebulon Morris, Jr. (63)            1998            President, Morris
                                                     Enterprises,
                                                     Incorporated, Charlotte,
                                                     NC (real estate holding
                                                     company).
 H. L. "Ben" Williams (56)           1998            Private Investor; former
                                                     Chief Executive Officer,
                                                     Monroe Appearance
                                                     Corporation, Monroe, NC.

Director Relationships

   No director is a director of any company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934 or subject to the requirements of Section 15(d) thereof, or any company registered as an investment company under the Investment Company Act of 1940.

Director Compensation

   Board Fees. Through October 2001, directors received $300 for each board meeting attended and $100 for each committee meeting attended. Beginning in November 2001, directors receive $400 for each board meeting attended and $200 for each committee meeting attended.

   1999 Nonstatutory Stock Option Plan for Directors. The shareholders of the Bank at the 1999 Annual Meeting approved the 1999 Nonstatutory Stock Option Plan for Directors (the "Nonstatutory Option Plan") pursuant to which options covering 164,115 shares of the Bank's common stock were available for issuance to members of the Board of Directors and the board of any subsidiary. In connection with the reorganization of the Bank into the holding company form which resulted in the creation of Bancshares, the Nonstatutory Option Plan was adopted by Bancshares and options under such plan are now options of Bancshares. On April 14, 1999, all options were granted under the Nonstatutory Option Plan at the exercise price of $11.00 per share which was the fair market value on the date of grant. The exercise price is currently $8.33 as a result of a 20% stock dividend effected in the fourth quarter of 1999 and a 10% stock dividend in the first quarter of 2002.

Executive Officers

   Set forth below is certain information regarding our executive officers.

   Randy P. Helton, 46, is our President and Chief Executive Officer. A lifelong resident of Charlotte, North Carolina, he has approximately 24 years of banking experience in Union and Mecklenburg Counties, primarily with community banks. He is a graduate of UNCC, the Executive Program at UNC-Chapel Hill and a graduate of the Corporate Financial Management Program at Harvard Business School. Until 1998, when he joined certain of the current directors who were the original organizers of the Bank, Mr. Helton was a Vice President in the Private Banking Group of First Union National Bank in Charlotte, North Carolina, a position he assumed in 1994. Prior thereto he was Senior Vice President and City Executive of Charlotte with American Commercial Savings Bank, Monroe which was acquired by First Union National Bank in 1994.

   Theodore V. ("Vic") Howie, Jr., 40, is our Senior Vice President and Chief Operating Officer. Mr. Howie joined us in March 2002 to assume overall responsibility for banking operations. Mr. Howie began his banking career in 1984 and most recently served as Senior Vice President and Regional Executive for Bank of America in Charlotte. In such capacity, Mr. Howie had oversight for consumer banking in a county region, including and contiguous to Charlotte, with specific responsibilities regarding 40 retail offices.

   Eric C. Losell, 40, is our Senior Vice President and Chief Credit Officer. Mr. Losell joined us in April 2002. He began his banking career in 1984 and most recently served as Regional Managing Director of the

Wealth Management Group in charge of the commercial and consumer risk management team for North Carolina and South Carolina at First Union (now Wachovia).

   Dan R. Ellis, Jr., 46, is our Senior Vice President, Chief Financial Officer and Secretary, a position he has held since the Bank began operating. Prior to joining the Bank, Mr. Ellis was a partner in AccuPointe, Inc. a technology company based in Monroe. He holds a North Carolina certified public accountant certificate and previously worked with AM Pullen & Co. CPA's (now McGladrey & Pullen) in Charlotte in their financial institution auditing division.

The following individuals are officers of the Bank.

   Charles I. Ledford, 55, is the Bank's Senior Vice President in charge of Leasing and Factoring. Mr. Ledford joined the Bank in December 2001. He began his career in the financial services industry in 1969 and most recently served as President of Park Leasing Company, a division of Park Meridian Bank (now Regions Bank), Charlotte, North Carolina. Mr. Ledford has been in the leasing business since 1971.

   Randy Adcock, 45, the Bank's Senior Vice President and Monroe City Executive, is a life long resident of Union County and a 24 year banking veteran. He was formerly with Bank of Union (acquired by First Charter Bank) in Monroe, North Carolina and served as a commercial lending officer.

   Mike Cochrane, 49, the Bank's Senior Vice President and Mint Hill City Executive, is a life long resident of Mint Hill, North Carolina and a 24 year banking veteran. He formerly was with SouthTrust Bank of North Carolina as a commercial loan officer in Mint Hill, North Carolina.

   Jeff Coley, 42, the Bank's Senior Vice President and City Executive of Marshville, is a life long resident of Marshville and a 23 year banking veteran. He formerly was a Branch Manager with BB&T in Marshville, North Carolina.

   Steve Barnes, 47, the Bank's Senior Vice President and City Executive of Indian Trail, is a life long resident of Union County and a 21 year banking veteran. He formerly was with First Charter National Bank as a loan officer in the Indian Trail office.

   Dwight Henry, 64, the Bank's Senior Vice President and City Executive of Mountain Island, is a life long resident of Charlotte and a 29 year banking veteran. He previously was employed by First Charter Bank as a commercial loan officer in the Mountain Island community in west Charlotte.

   Mary Margaret Nance, 50, the Bank's Senior Vice President and Compliance Officer, is a 20 year banking veteran and was previously employed by Bank of Union (acquired by First Charter Bank) as Compliance and Loan Review Officer. Prior to that she was employed by Nationsbank (now Bank of America) in a similar role.

   Executive Compensation. The Bank has entered into an employment agreement with Randy P. Helton, President and Chief Executive Officer, to establish his duties and compensation and to provide for his continued employment with the Bank. The employment agreement provides for an initial term of employment of five years. The employment agreement provides for an annual base salary to be reviewed by the Board of Directors not less often than annually. In addition, the employment agreement provides for discretionary bonuses, participation in other pension and profit-sharing retirement plans maintained by the Bank on behalf of its employees, as well as fringe benefits normally associated with the officer's office or made available to all other employees. The employment agreement provides that the officer may be terminated for cause, as defined in the employment agreement, by the Bank. The employment agreement may otherwise be terminated unilaterally by the Bank (subject to vested rights) or by the officer. The employment agreement provides that in the event of a "termination event" following a change in control of the Bank (i) the employee shall be able to terminate the agreement and receive 299% of his base amount of compensation and (ii) the term of the agreement shall be not less than 36 months from the employee's notice of termination of the agreement. A "termination event" will occur if (i) the employee is assigned any duties or responsibilities that are inconsistent with his position, duties, responsibilities or status at the time of the change in control or with his reporting responsibilities or title with the Bank in effect at the time of the change in control; (ii) the employee's annual base salary rate is reduced below the annual amount in effect as of the change in control; (iii) the employee's life insurance, medical or hospitalization insurance, disability insurance, disability insurance, stock option plans, stock purchase plans, deferred compensation plans, management retention plans, retirement plans or similar plans or benefits being provided by the Bank to the employee as of the date of the change in control are reduced in their level, scope or coverage, or any such insurance, plans or benefits are eliminated, unless such reduction or elimination applies proportionately to all salaried employees of the Bank who participated in such benefits prior to the change in control; or (iv) the employee is transferred to a location outside of Monroe, North Carolina without the employee's express written consent. A change in control of the Bank will occur if (i) any individual or entity, directly or indirectly, acquires beneficial ownership of voting securities or acquires irrevocable proxies or any combination of voting securities and irrevocable proxies, representing 25% or more of any class of voting securities or the Bank, or acquires control in any manner of the election of a majority of the directors of the Bank; (ii) the Bank is consolidated or merged with or into another corporation, association or entity where the Bank is not the surviving corporation; or (iii) all or substantially all of the assets of the Bank are sold or otherwise transferred to or are acquired by any other corporation, association or other person, entity or group.

   The following table shows the cash and certain other compensation paid to or received or deferred by Randy P. Helton for services in all capacities during 2001, 2000, and 1999. No other current executive officer of Bancshares or the Bank received compensation for 2001 which exceeded $100,000. Mr. Helton does not receive any additional compensation as President and Chief Executive Officer of Bancshares.

                          SUMMARY COMPENSATION TABLE

                                         Annual Compensation          Long-Term Compensation
                                ------------------------------------- -----------------------
                                                                      Awards      Payouts
                                                                      ------- ---------------
                                                       Other Annual              All Other
Name and Principal Position     Year  Salary   Bonus  Compensation(1) Options Compensation(2)
---------------------------     ---- -------- ------- --------------- ------- ---------------
Randy P. Helton,                2001 $165,000 $35,000        0              0     $5,355
  President and Chief Executive 2000 $150,000       0        0              0     $3,947
  Officer of American Community 1999 $116,000       0        0         65,684     $2,146
  Bancshares and American
  Community Bank

--------
(1) Perquisites and other personal benefits paid to Mr. Helton did not exceed 10% of his total salary paid in 2001,2000, or 1999.
(2) Includes life insurance premiums and Company contributions to 401(k) Plan.

Stock Options

   The following table sets forth information with regard to stock options granted under Bancshares' 2001 Incentive Stock Option Plan and 1999 Incentive Stock Option Plan which, upon the organization of Bancshares, was adopted as the 1999 Incentive Stock Option Plan of Bancshares. No options were granted to Mr. Helton during the fiscal year ended December 31, 2001.

                Aggregated Option Exercises in Fiscal Year 2001
                       And Fiscal Year End Option Values

                 Shares             Number of Securities
                Acquired           Underlying Unexercised     Value of Unexercised
                   on     Value          Options at          In-the-Money Options at
Name            Exercise Realized     December 31, 2001       December 31, 2001(1)
----            -------- -------- ------------------------- -------------------------
                                  Exercisable/Unexercisable Exercisable/Unexercisable
                                  ------------------------- -------------------------
Randy P. Helton    0        0          31,307 /32,400                  0/0

--------
(1) Bancshares' stock price on December 31, 2001 was $9.05 per share.

401(k) Savings Plan

   In 1999, the Bank adopted a tax-qualified savings plan (the "Savings Plan") which covers all current full-time employees and any new full-time employees who have been employed for twelve months and who have attained the age of twenty-one. Under the Savings Plan, a participating employee may contribute up to 20% of his or her base salary (up to the maximum allowed by law) on a tax-deferred basis through salary reduction as permitted under the Section 401(k) of the Internal Revenue Code of 1986, as amended (the "Code"). The Bank is required to make contributions equal to 50% of the employees' contributions up to a maximum of 3% of employee contributions. The employer contributions vest completely after six years of service. The Bank may make additional discretionary contributions that also vest completely after completing six years of service with the Bank. The value of a participant's accounts under the Savings Plan becomes payable to him or her according to the vesting schedule upon retirement, total or permanent disability or termination of employment for any other reason, or becomes payable to a designated beneficiary upon a participant's death. The Savings Plan also will contain provisions for withdrawals in the event of certain hardships. A participant's contributions, matching contributions and discretionary contributions of the Bank, and any income accrued on such contributions, are not subject to federal or state taxes until such time as the participant withdraws them.

Indebtedness of and Transactions with Management

   The Bank has had, and expects to have in the future, banking transactions in the ordinary course of business with certain of its current directors, nominees for director, executive officers and their associates. All loans included in such transactions were made on substantially the same terms, including interest rates, repayment terms and collateral, as those prevailing at the time such loans were made for comparable transactions with other persons, and do not involve more than the normal risk of collectibility or present other unfavorable features.

   L.C. Tyson Construction, Inc., the related interest of our director L. Carlton Tyson, constructed the Bank's headquarters building in Monroe, North Carolina on property owned by Mr. Tyson. The first floor is leased to the Bank from TyPar Realty, Inc., also a related interest of Mr. Tyson, for 30 years (11,250 square feet) at a rental of $19,237 per month, subject to 7% increases every five years. The Bank obtained an independent third party appraisal of the lease and believes its terms are fair and reasonable. The Bank also leases from TyPar Realty, Inc. 3,494 square feet on the second floor of the headquarters building for an initial term of 5 years at a rental of $5,206 per month. The lease includes two five-year extension options subject to 14% increases upon exercise of each option. The Bank believes the terms of this lease are fair and reasonable. Also, as low bidder in a sealed bid process, L.C. Tyson Construction, Inc. was awarded the construction contract for the Bank's permanent building in Marshville and Mountain Island. The Marshville building was completed in 2001 and the Mountain Island building is expected to be completed in the second quarter of 2002.

   All such transactions have been negotiated on an arms-length basis at terms no more favorable than would otherwise be obtained from an independent third party.

Beneficial Ownership of Voting Securities

   As of December 31, 2001, no shareholder known to management owned more than 5% of Bancshares' common stock.

   As of December 31, 2001, the beneficial ownership of Bancshares' common stock, by directors individually, and by directors and executive officers as a group, was as follows:

                                      Amount and Nature of
              Name and Address             Beneficial      Percent of
             of Beneficial Owner        Ownership(1)(2)    Class (3)
             -------------------      -------------------- ----------
          Robert D. Dinsmore, Jr.....           200           0.01
            Charlotte, NC
          Frank L. Gentry............             0(4)           0
            Charlotte, NC
          Thomas J. Hall.............        24,790           1.50
            Charlotte, NC
          Larry S. Helms.............        25,039(5)        1.51
            Monroe, NC
          Randy P. Helton............        45,210(6)        2.70
            Charlotte, NC
          Kenneth W. Long............        56,378(7)        3.37
            Monroe, NC
          L. Steven Phillips.........        35,716           2.15
            Charlotte, NC
          Alison J. Smith............        12,740           0.77
            Charlotte, NC
          L. Carlton Tyson...........        32,102(8)        1.94
            Monroe, NC
          David D. Whitley...........        20,292(9)        1.23
            Monroe, NC
          Gregory N. Wylie...........        44,270           2.67
            Monroe, NC
          All Directors and
            Executive Officers as a
            Group (12 persons).......       308,377          17.16

--------
(1) Except as otherwise noted, to the best knowledge of Bancshares' management, the above individuals and group exercise sole voting and investment power with respect to all shares shown as beneficially owned other than the following shares as to which such powers are shared: Mr. Tyson--2,400 shares and Mr. Whitley--2,040 shares.

(2) Included in the beneficial ownership tabulations are the following options to purchase shares of common stock of Bancshares: Mr. Hall--12,790 shares, Mr. Helms--12,919 shares, Mr. Helton--33,248 shares, Mr. Long--29,106 shares, Mr. Phillips--17,396 shares, Mr. Tyson--13,942 shares, Mr. Whitley--10,470 shares, and Mr. Wylie--15,350 shares, and an aggregate of 154,461 shares for the group.

(3) The calculation of the percentage of class beneficially owned by each individual and the group is based on the sum of (i) 1,642,241 shares of common stock outstanding as of December 31, 2001, and (ii) options exercisable within 60 days of December 31, 2001 for the individual and the group.

(4) Appointed to board March 19,2002.

(5) Includes 120 shares owned by Mr. Helms' spouse.

(6) Includes 720 shares owned by Mr. Helton's spouse.

(7) Includes 240 shares owned by Mr. Long's spouse.

(8) Includes 2,160 shares held in trust by Mr. Tyson for his children, 9,600 shares held by Mr. Tyson's company, and 4,000 shares held in a company profit sharing plan for his benefit.

(9) Includes 4,327 shares owned by Mr. Whitley's spouse.

                          SUPERVISION AND REGULATION

Regulation of the Bank

   The Bank is extensively regulated under both federal and state law. Generally, these laws and regulations are intended to protect depositors and borrowers, not shareholders. To the extent that the following information describes statutory and regulatory provisions, it is qualified in its entirety by reference to the particular statutory and regulatory provisions. Any change in applicable law or regulation may have a material effect on the business of Bancshares and the Bank.

   State Law. The Bank is subject to extensive supervision and regulation by the North Carolina Commissioner of Banks. The Commissioner oversees state laws that set specific requirements for bank capital and regulate deposits in, and loans and investments by, banks, including the amounts, types, and in some cases, rates. The Commissioner supervises and performs periodic examinations of North Carolina-chartered banks to assure compliance with state banking statutes and regulations, and the Bank is required to make regular reports to the Commissioner describing in detail the resources, assets, liabilities and financial condition of the Bank. Among other things, the Commissioner regulates mergers and consolidations of state-chartered banks, the payment of dividends, loans to officers and directors, record keeping, types and amounts of loans and investments, and the establishment of branches.

   Deposit Insurance. As a member institution of the FDIC, the Bank's deposits are insured up to a maximum of $100,000 per depositor through the Bank Insurance Fund, administered by the FDIC, and each member institution is required to pay semi-annual deposit insurance premium assessments to the FDIC. The Bank Insurance Fund assessment rates have a range of 0 cents to 27 cents for every $100 in assessable deposits. Banks with no premium are subject to an annual statutory minimum assessment.

   Capital Requirements. The federal banking regulators have adopted certain risk-based capital guidelines to assist in the assessment of the capital adequacy of a banking organization's operations for both transactions reported on the balance sheet as assets and transactions, such as letters of credit, and recourse arrangements, which are recorded as off balance sheet items. Under these guidelines, nominal dollar amounts of assets and credit equivalent amounts of off balance sheet items are multiplied by one of several risk adjustment percentages which range from 0% for assets with low credit risk, such as certain U.S. Treasury securities, to 100% for assets with relatively high credit risk, such as business loans.

   A banking organization's risk-based capital ratios are obtained by dividing its qualifying capital by its total risk adjusted assets. The regulators measure risk-adjusted assets, which include off balance sheet items, against both total qualifying capital (the sum of Tier 1 capital and limited amounts of Tier 2 capital) and Tier 1 capital. "Tier 1," or core capital, includes common equity, qualifying noncumulative perpetual preferred stock and minority interests in equity accounts of consolidated subsidiaries, less goodwill and other intangibles, subject to certain exceptions. "Tier 2," or supplementary capital, includes among other things, limited-life preferred stock, hybrid capital instruments, mandatory convertible securities, qualifying subordinated debt, and the allowance for loan and lease losses, subject to certain limitations and less required deductions. The inclusion of elements of Tier 2 capital is subject to certain other requirements and limitations of the federal banking agencies. Banks and bank holding companies subject to the risk-based capital guidelines are required to maintain a ratio of Tier 1 capital to risk-weighted assets of at least 4% and a ratio of total capital to risk-weighted assets of at least 8%. The appropriate regulatory authority may set higher capital requirements when particular circumstances warrant. As of December 31, 2001, the Bank was classified as "well-capitalized" with Tier 1 and Total Risk-Based Capital of 9.51% and 10.67% respectively.

   The federal banking agencies have adopted regulations specifying that they will include, in their evaluations of a bank's capital adequacy, an assessment of the bank's interest rate risk exposure. The standards for measuring the adequacy and effectiveness of a banking organization's interest rate risk management include a measurement of board of director and senior management oversight, and a determination of whether a banking organization's procedures for comprehensive risk management are appropriate for the circumstances of the specific banking organization.

   Failure to meet applicable capital guidelines could subject a banking organization to a variety of enforcement actions, including limitations on its ability to pay dividends, the issuance by the applicable regulatory authority of a capital directive to increase capital and, in the case of depository institutions, the termination of deposit insurance by the FDIC, as well as the measures described under the "Federal Deposit Insurance Corporation Improvement Act of 1991" below, as applicable to undercapitalized institutions. In addition, future changes in regulations or practices could further reduce the amount of capital recognized for purposes of capital adequacy. Such a change could affect the ability of the Bank to grow and could restrict the amount of profits, if any, available for the payment of dividends to the shareholders.

   Federal Deposit Insurance Corporation Improvement Act of 1991. In December 1991, Congress enacted the Federal Deposit Insurance Corporation Improvement Act of 1991, which substantially revised the bank regulatory and funding provisions of the Federal Deposit Insurance Act and made significant revisions to several other federal banking statutes. The FDIC Improvement Act provides for, among other things:

  . publicly available annual financial condition and management reports for certain financial institutions, including audits by independent accountants,

  . the establishment of uniform accounting standards by federal banking agencies,

  . the establishment of a "prompt corrective action" system of regulatory supervision and intervention, based on capitalization levels, with greater scrutiny and restrictions placed on depository institutions with lower levels of capital,

  .  additional grounds for the appointment of a conservator or receiver, and

  . restrictions or prohibitions on accepting brokered deposits, except for institutions which significantly exceed minimum capital requirements.

   The FDIC Improvement Act also provides for increased funding of the FDIC insurance funds and the implementation of risk-based premiums.

   A central feature of the FDIC Improvement Act is the requirement that the federal banking agencies take "prompt corrective action" with respect to depository institutions that do not meet minimum capital requirements. Pursuant to the FDIC Improvement Act, the federal bank regulatory authorities have adopted regulations setting forth a five-tiered system for measuring the capital adequacy of the depository institutions that they supervise. Under these regulations, a depository institution is classified in one of the following capital categories: "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized." An institution may be deemed by the regulators to be in a capitalization category that is lower than is indicated by its actual capital position if, among other things, it receives an unsatisfactory examination rating with respect to asset quality, management, earnings or liquidity.

   The FDIC Improvement Act provides the federal banking agencies with significantly expanded powers to take enforcement action against institutions which fail to comply with capital or other standards. Such action may include the termination of deposit insurance by the FDIC or the appointment of a receiver or conservator for the institution. The FDIC Improvement Act also limits the circumstances under which the FDIC is permitted to provide financial assistance to an insured institution before appointment of a conservator or receiver.

   Miscellaneous. The dividends that may be paid by the Bank are subject to legal limitations. In accordance with North Carolina banking law, dividends may not be paid unless the Bank's capital surplus is at least 50% of its paid-in capital.

   The earnings of the Bank will be affected significantly by the policies of the Federal Reserve Board, which is responsible for regulating the United States money supply in order to mitigate recessionary and inflationary pressures. Among the techniques used to implement these objectives are open market transactions in United States government securities, changes in the rate paid by banks on bank borrowings, and changes in reserve requirements against bank deposits. These techniques are used in varying combinations to influence overall growth and distribution of bank loans, investments, and deposits, and their use may also affect interest rates charged on loans or paid for deposits.

   The monetary policies of the Federal Reserve Board have had a significant effect on the operating results of commercial banks in the past and are expected to continue to do so in the future. In view of changing conditions in the national economy and money markets, as well as the effect of actions by monetary and fiscal authorities, no prediction can be made as to possible future changes in interest rates, deposit levels, loan demand or the business and earnings of the Bank.

   The Bank cannot predict what legislation might be enacted or what regulations might be adopted, or if enacted or adopted, the effect thereof on the Bank's operations.

Regulation of Bancshares

   Federal Regulation. Bancshares is subject to examination, regulation and periodic reporting under the Bank Holding Company Act of 1956, as administered by the Federal Reserve Board. The Federal Reserve Board has adopted capital adequacy guidelines for bank holding companies on a consolidated basis.

   Bancshares is required to obtain the prior approval of the Federal Reserve Board to acquire all, or substantially all, of the assets of any bank or bank holding company. Prior Federal Reserve Board approval is required for Bancshares to acquire direct or indirect ownership or control of any voting securities of any bank or bank holding company if, after giving effect to such acquisition, it would, directly or indirectly, own or control more than five percent of any class of voting shares of such bank or bank holding company.

   The merger or consolidation of Bancshares with another bank, or the acquisition by Bancshares of assets of another bank, or the assumption of liability by Bancshares to pay any deposits in another bank, will require the prior written approval of the primary federal bank regulatory agency of the acquiring or surviving bank under the federal Bank Merger Act. The decision is based upon a consideration of statutory factors similar to those outlined above with respect to the Bank Holding Company Act. In addition, in certain such cases an application to, and the prior approval of, the Federal Reserve Board under the Bank Holding Company Act and/or the North Carolina Banking Commission may be required.

   Bancshares is required to give the Federal Reserve Board prior written notice of any purchase or redemption of its outstanding equity securities if the gross consideration for the purchase or redemption, when combined with the net consideration paid for all such purchases or redemptions during the preceding 12 months, is equal to 10% or more of Bancshares' consolidated net worth. The Federal Reserve Board may disapprove such a purchase or redemption if it determines that the proposal would constitute an unsafe and unsound practice, or would violate any law, regulation, Federal Reserve Board order or directive, or any condition imposed by, or written agreement with, the Federal Reserve Board. Such notice and approval is not required for a bank holding company that would be treated as "well capitalized" under applicable regulations of the Federal Reserve Board, that has received a composite "1" or "2" rating at its most recent bank holding company inspection by the Federal Reserve Board, and that is not the subject of any unresolved supervisory issues.

   The status of Bancshares as a registered bank holding company under the Bank Holding Company Act does not exempt it from certain federal and state laws and regulations applicable to corporations generally, including, without limitation, certain provisions of the federal securities laws.

   In addition, a bank holding company is prohibited generally from engaging in, or acquiring five percent or more of any class of voting securities of any company engaged in, non-banking activities. One of the principal exceptions to this prohibition is for activities found by the Federal Reserve Board to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. Some of the principal activities that the Federal Reserve Board has determined by regulation to be so closely related to banking as to be a proper incident thereto are:

  .  making or servicing loans;

  .  performing certain data processing services;

  .  providing discount brokerage services;

  .  acting as fiduciary, investment or financial advisor;

  .  leasing personal or real property;

  . making investments in corporations or projects designed primarily to promote

  .  community welfare; and

  .  acquiring a savings and loan association.

   In evaluating a written notice of such an acquisition, the Federal Reserve Board will consider various factors, including among others the financial and managerial resources of the notifying bank holding company and the relative public benefits and adverse effects which may be expected to result from the performance of the activity by an affiliate of such company. The Federal Reserve Board may apply different standards to activities proposed to be commenced denovo and activities commenced by acquisition, in whole or in part, of a going concern. The required notice period may be extended by the Federal Reserve Board under certain circumstances, including a notice for acquisition of a company engaged in activities not previously approved by regulation of the Federal Reserve Board. If such a proposed acquisition is not disapproved or subjected to conditions by the Federal Reserve Board within the applicable notice period, it is deemed approved by the Federal Reserve Board.

   However, with the passage of the Gramm-Leach-Bliley Financial Services Modernization Act of 1999, which became effective on March 11, 2000, the types of activities in which a bank holding company may engage were significantly expanded. Subject to various limitations, the Modernization Act generally permits a bank holding company to elect to become a "financial holding company". A financial holding company may affiliate with securities firms and insurance companies and engage in other activities that are "financial in nature." Among the activities that are deemed "financial in nature" are, in addition to traditional lending activities, securities underwriting, dealing in or making a market in securities, sponsoring mutual funds and investment companies, insurance underwriting and agency activities, certain merchant banking activities and activities that the Federal Reserve Board considers to be closely related to banking.

   A bank holding company may become a financial holding company under the Modernization Act if each of its subsidiary banks is "well capitalized" under the Federal Deposit Insurance Corporation Improvement Act prompt corrective action provisions, is well managed and has at least a satisfactory rating under the Community Reinvestment Act. In addition, the bank holding company must file a declaration with the Federal Reserve Board that the bank holding company wishes to become a financial holding company. A bank holding company that falls out of compliance with these requirements may be required to cease engaging in some of its activities. Bancshares has not yet elected to become a financial holding company.

   Under the Modernization Act, the Federal Reserve serves as the primary "umbrella" regulator of financial holding companies, with supervisory authority over each parent company and limited authority over its subsidiaries. Expanded financial activities of financial holding companies generally will be regulated according to the type of such financial activity: banking activities by banking regulators, securities activities by securities regulators and insurance activities by insurance regulators. The Modernization Act also imposes additional restrictions and heightened disclosure requirements regarding private information collected by financial institutions. We cannot predict the full sweep of the new legislation.

   Capital Requirements. The Federal Reserve Board uses capital adequacy guidelines in its examination and regulation of bank holding companies. If capital falls below minimum guidelines, a bank holding company may, among other things, be denied approval to acquire or establish additional banks or non-bank businesses.

   The Federal Reserve Board's capital guidelines establish the following minimum regulatory capital requirements for bank holding companies:

  . a leverage capital requirement expressed as a percentage of adjusted total assets;

  . a risk-based requirement expressed as a percentage of total risk-weighted assets; and

  . a Tier 1 leverage requirement expressed as a percentage of adjusted total assets.

   The leverage capital requirement consists of a minimum ratio of total capital to total assets of 4%, with an expressed expectation that banking organizations generally should operate above such minimum level. The risk-based requirement consists of a minimum ratio of total capital to total risk-weighted assets of 8%, of which at least one-half must be Tier 1 capital (which consists principally of shareholders' equity). The Tier 1 leverage requirement consists of a minimum ratio of Tier 1 capital to total assets of 3% for the most highly-rated companies, with minimum requirements of 4% to 5% for all others.

   The risk-based and leverage standards presently used by the Federal Reserve Board are minimum requirements, and higher capital levels will be required if warranted by the particular circumstances or risk profiles of individual banking organizations. Further, any banking organization experiencing or anticipating significant growth would be expected to maintain capital ratios, including tangible capital positions (i.e., Tier 1 capital less all intangible assets), well above the minimum levels.

   The Federal Reserve Board's regulations provide that the foregoing capital requirements will generally be applied on a bank-only (rather than a consolidated) basis in the case of a bank holding company with less than $150 million in total consolidated assets.

   Source of Strength for Subsidiaries. Bank holding companies are required to serve as a source of financial strength for their depository institution subsidiaries, and, if their depository institution subsidiaries become undercapitalized, bank holding companies may be required to guarantee the subsidiaries' compliance with capital restoration plans filed with their bank regulators, subject to certain limits.

   Dividends. As a bank holding company that does not, as an entity, currently engage in separate business activities of a material nature, our ability to pay cash dividends and to service holding company obligations depends primarily upon the cash dividends we receive from the Bank. At present, our only source of income is dividends paid by the Bank and interest earned on any investment securities we hold. We must pay our expenses from funds we receive from the Bank or from investment securities we hold. Therefore, shareholders may receive dividends from us only to the extent that funds are available after payment of our expenses and the board decides to declare a dividend. In addition, the Federal Reserve Board generally prohibits bank holding companies from paying dividends except out of operating earnings, and the prospective rate of earnings retention appears consistent with the bank holding company's capital needs, asset quality and overall financial condition. We expect that, for the foreseeable future, any dividends paid by the Bank to us will likely be limited to amounts needed to pay any separate expenses of Bancshares and/or to make required payments on our debt obligations, including the debentures which will fund the interest payments on our trust preferred securities.

   The FDIC Improvement Act requires the federal bank regulatory agencies biennially to review risk-based capital standards to ensure that they adequately address interest rate risk, concentration of credit risk and risks from non-traditional activities and, since adoption of the Riegle Community Development and Regulatory Improvement Act of 1994, to do so taking into account the size and activities of depository institutions and the avoidance of undue reporting burdens. In 1995, the agencies adopted regulations requiring as part of the assessment of an institution's capital adequacy the consideration of (a) identified concentrations of credit risks, (b) the exposure of the institution to a decline in the value of its capital due to changes in interest rates and (c) the application of revised conversion factors and netting rules on the institution's potential future exposure from derivative transactions.

   In addition, the agencies in September 1996 adopted amendments to their respective risk-based capital standards to require banks and bank holding companies having significant exposure to market risk arising from, among other things, trading of debt instruments, (1) to measure that risk using an internal value-at-risk model conforming to the parameters established in the agencies' standards and (2) to maintain a commensurate amount of additional capital to reflect such risk. The new rules were adopted effective January 1, 1997, with compliance mandatory from and after January 1, 1998.

   Under the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 ("FIRREA"), depository institutions are liable to the FDIC for losses suffered or anticipated by the FDIC in connection with the default of a commonly controlled depository institution or any assistance provided by the FDIC to such an institution in danger of default. This law is applicable to the extent that Bancshares maintains as a separate subsidiary a depository institution in addition to the Bank.

   Subsidiary banks of a bank holding company are subject to certain quantitative and qualitative restrictions imposed by the Federal Reserve Act on any extension of credit to, or purchase of assets from, or letter of credit on behalf of, the bank holding company or its subsidiaries, and on the investment in or acceptance of stocks or securities of such holding company or its subsidiaries as collateral for loans. In addition, provisions of the Federal Reserve Act and Federal Reserve Board regulations limit the amounts of, and establish required procedures and credit standards with respect to, loans and other extensions of credit to officers, directors and principal shareholders of the Bank, Bancshares, any subsidiary of Bancshares and related interests of such persons. Moreover, subsidiaries of bank holding companies are prohibited from engaging in certain tie-in arrangements (with the holding company or any of its subsidiaries) in connection with any extension of credit, lease or sale of property or furnishing of services.

   Any loans by a bank holding company to a subsidiary bank are subordinate in right of payment to deposits and to certain other indebtedness of the subsidiary bank. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank would be assumed by the bankruptcy trustee and entitled to a priority of payment. This priority would also apply to guarantees of capital plans under the FDIC Improvement Act.

Interstate Branching

   Under the Riegle Community Development and Regulatory Improvement Act, the Federal Reserve Board may approve bank holding company acquisitions of banks in other states, subject to certain aging and deposit concentration limits. As of June 1, 1997, banks in one state may merge with banks in another state, unless the other state has chosen not to implement this section of the Riegle Act. These mergers are also subject to similar aging and deposit concentration limits.

   North Carolina "opted-in" to the provisions of the Riegle Act. Since July 1, 1995, an out-of-state bank that did not already maintain a branch in North Carolina was permitted to establish and maintain a de novo branch in North Carolina, or acquire a branch in North Carolina, if the laws of the home state of the out-of-state bank permit North Carolina banks to engage in the same activities in that state under substantially the same terms as permitted by North Carolina. Also, North Carolina banks may merge with out-of-state banks, and an out-of-state bank resulting from such an interstate merger transaction may maintain and operate the branches in North Carolina of a merged North Carolina bank, if the laws of the home state of the out-of-state bank involved in the interstate merger transaction permit interstate merger.

                         DESCRIPTION OF CAPITAL STOCK

   The following is a summary of the material provisions of Bancshares' Articles of Incorporation and Bylaws.

General

   The Articles of Incorporation of Bancshares authorize the issuance of 10,000,000 shares of capital stock, consisting of 9,000,000 shares of common stock, par value $1.00 per share, and 1,000,000 shares of preferred stock at no par value.

   Upon completion of the offering, assuming the exercise of the over-allotment
options granted to the underwriter, there will be     shares of common stock
outstanding and no shares of preferred stock issued and outstanding. Up to an
additional     shares of common stock will be issuable upon exercise of
outstanding options granted under the Incentive Stock Option Plan and
Nonstatutory Stock Option Plan and     shares issuable upon the exercise of the
warrants (also assuming the exercise of the over-allotment option granted to the underwriters). See "MANAGEMENT--Director Compensation--1999 Nonstatutory Stock Option Plan for Directors" and "MANAGEMENT--Stock Options".

Common Stock

   Dividend Rights. As a North Carolina corporation, Bancshares is not directly subject to the restrictions on the payment of dividends applicable to the Bank. Holders of shares of Bancshares' common stock are entitled to receive such cash dividends as the Board of Directors of Bancshares may declare out of funds legally available therefor. However, the payment of dividends by Bancshares will be subject to the restrictions of North Carolina law applicable to the declaration of dividends by a business corporation. Under such provisions, cash dividends may not be paid if a corporation will not be able to pay its debts as they become due in the usual course of business after making such cash dividend distribution or the corporation's total assets would be less than the sum of its total liabilities plus the amount that would be needed to satisfy certain liquidation preferential rights. The ability of Bancshares to pay dividends to the holders of shares of Bancshares' common stock is, at least at the present time, largely dependent upon the amount of dividends the Bank pays to Bancshares.

   Voting Rights. Each share of Bancshares' common stock entitles the holder thereof to one vote on all matters upon which shareholders have the right to vote. In addition, if the Board of Directors of Bancshares consists of nine or more directors, its members will be classified so that approximately one-third of the directors will be elected each year. Shareholders of Bancshares are not entitled to cumulate their votes for the election of directors.

   Liquidation Rights. In the event of any liquidation, dissolution or winding up of Bancshares, the holders of shares of Bancshares' common stock are entitled to receive, after payment of all debts and liabilities of Bancshares, all remaining assets of Bancshares available for distribution in cash or in kind. In the event of any liquidation, dissolution or winding up of the Bank, Bancshares, as the holder of all shares of the Bank common stock, would be entitled to receive payment of all debts and liabilities of the Bank (including all deposits and accrued interest thereon) and all remaining assets of the Bank available for distribution in cash or in kind.

   Preemptive Rights; Redemption. Holders of shares of Bancshares' common stock are not entitled to preemptive rights with respect to any shares that may be issued. Bancshares' common stock is not subject to call or redemption.

Warrants

   The warrants will be governed by a Warrant Agreement between Bancshares and its Transfer Agent. The Warrant Agreement is available from us on request. Warrant Certificates will be issued under the Warrant Agreement to evidence the warrants.

   Each warrant entitles the holder to purchase one share of common stock at a
purchase price of $      . The warrants may be exercised at any time up
to      , 2005. Thereafter, the warrants may not be exercised. For the period of up to 45 days after the closing of the offering the warrants cannot be traded separately and will be a unit with the common stock. However, during this period, the warrants can be exercised. Warrant holders do not have the rights and privileges of holders of common stock.

   Each Warrant Certificate will specify the total number of shares for which the warrants are exercisable.

   Each warrant may be exercised in whole or in part by surrendering the Warrant Certificate, with the form of election to purchase on the reverse side properly completed and executed, together with payment of the exercise price to the Transfer Agent. The number of shares purchasable upon exercise and the exercise price of the warrant will be proportionately adjusted upon the occurrence of certain events, including stock dividends, stock splits, reclassification and reorganizations.

   In the case of a merger into another corporation or the sale or conveyance of all or substantially all of our assets under certain circumstances, warrant holders shall have the right to receive, upon payment of the exercise price, such stock, securities, cash or other consideration which the warrant holders would have received if warrants had been exercised prior to such event. In such a circumstance, Bancshares must give notice to warrant holders giving them the opportunity to exercise their warrants by a prescribed date. Warrants not exercised in accordance with the notice provided will be canceled and become null and void. The notice must include a description of the terms providing for cancellation of the warrants in the event the warrants are not exercised in accordance with the notice.

   The Warrant Agreement provides that Bancshares and the Transfer Agent may, without the consent of the warrant holders, make changes in the Warrant Agreement which are required by reason of any ambiguity, manifest error or other mistake in the Warrant Agreement or Warrant Certificate, and which do not adversely affect or change the interest of the holders of the warrants.

   In the event of any other merger or acquisition in which the warrants were not subject to cancellation, the warrants would be assumed by the acquiring company.

Trust Preferred Securities

   On December 27, 2001, we formed a special purpose entity organized as a business trust under the laws of the State of Delaware. This business trust, called American Community Capital Trust I, was formed in order to allow us to issue trust preferred securities. As part of the issuance of trust preferred securities, we entered into a trust agreement with Wilmington Trust Company, as property trustee and an indenture with Wilmington Trust Company, as indenture trustee, and we issued debentures to American Community Capital Trust I under the indenture. We also executed a guarantee agreement with Wilmington Trust Company, as guarantee trustee, for the benefit of the eventual holders of our trust preferred securities.

   On December 31, 2001 we privately placed 2,000 shares of American Community Capital Trust I 9% Trust Preferred Securities, having a liquidation value of $2,000,000. On March 1, 2002, we privately placed an additional 1,500 shares of American Community Capital Trust I 9% Trust Preferred Securities, having a liquidation value of $1,500,000. The trust preferred securities have a dividend yield equal to 9% of their face value each year and distributions are paid on a quarterly basis. We can defer the dividend payments for up to twenty consecutive quarters. We can redeem the trust preferred securities on or after March 1, 2007, with the prior approval of the Federal Reserve Board. We can also redeem the trust preferred securities earlier than March 1, 2007 under special circumstances.

   Bancshares' source of funds for the required interest payments on the trust preferred securities is dividends payable by the Bank to Bancshares. However, the Bank may not pay any dividends to Bancshares until its accumulated deficit ($391,000 at December 31, 2001), is eliminated by future earnings, if any. Under the terms of the trust preferred securities, Bancshares is permitted to defer the payment of interest on the trust preferred securities for up to 20 consecutive calendar quarters. The amount of any interest deferred also bears interest and must be paid at such time as funds are available to Bancshares. Each of the purchasers of the trust preferred securities were advised by Bancshares prior to their purchase of the trust preferred securities that Bancshares would elect the deferral of interest option available to it for one or more calendar quarters in 2002 until the earnings of the Bank result in the elimination of the Bank's accumulated deficit.

Preferred Stock

   The authorized preferred stock is available for issuance from time to time at the discretion of the Board of Directors without shareholder approval. The Board of Directors has the authority to prescribe for each series of preferred stock it establishes the number of shares in that series, the number of votes (if any) to which the shares in that series are entitled, the consideration for the shares in that series, and the designations, powers, preferences and other rights, qualifications, limitations or restrictions of the shares in that series. Depending upon the rights prescribed for a series of preferred stock, the issuance of preferred stock could have an adverse effect on the voting power of the holders of common stock and could adversely affect holders of common stock by delaying or preventing a change in control, making removal of our present management more difficult or imposing restrictions upon the payment of dividends and other distributions to the holders of common stock.

Authorized But Unissued Shares

   North Carolina law does not require shareholder approval for any issuance of authorized shares. Authorized but unissued shares may be used for a variety of corporate purposes, including future public or private offerings to raise additional capital or to facilitate corporate acquisitions. One of the effects of the existence of authorized but unissued shares may be to enable the Board of Directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the shareholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

Certain Articles and Bylaw Provisions Having Potential Anti-Takeover Effects

   General. The following is a summary of the material provisions of Bancshares' Articles of Incorporation and Bylaws which address matters of corporate governance and the rights of shareholders. Certain of these provisions may delay or prevent takeover attempts not first approved by the Board of Directors of Bancshares (including takeovers which certain shareholders may deem to be in their best interests). These provisions also could delay or frustrate the removal of incumbent directors or the assumption of control by shareholders. All references to the Articles of Incorporation and Bylaws are to the Bancshares' Articles of Incorporation and Bylaws in effect as of the date of this Prospectus.

   Classification of the Board of Directors. The Bylaws provide that if the number of directors is nine or more (the number of directors is currently 10), the Board of Directors of Bancshares shall be divided into three classes, Class I, Class II and Class III, which shall be as nearly equal in number as possible. If so classified, each director shall serve for a term ending on the date of the third annual meeting of shareholders following the annual meeting at which the director was elected (except for certain initial directors whose terms may be shorter than three years as necessary to effect the classification process). A director elected to fill a vacancy shall serve only until the next meeting of shareholders at which directors are elected. If the Board of Directors of Bancshares becomes classified, approximately one-third of its members will be elected each year, and two annual meetings will be required for Bancshares' shareholders to change a majority of the members constituting the board.

   Removal of Directors; Filling Vacancies. Bancshares' Articles of Incorporation provide that shareholders may remove one or more of the directors with cause which includes (i) criminal prosecution and conviction during the course of a director's service as a director of Bancshares of an act of fraud embezzlement, theft, or personal dishonesty, (ii) the prosecution and conviction of any criminal offense involving dishonesty or breach of trust, or
(iii) the occurrence of any event resulting in a director being excluded from coverage, or having coverage limited as to the director when compared to other covered directors under any of the fidelity bonds or insurance policies covering its directors, officers or employees. Vacancies occurring in the Board of Directors may be filled by the shareholders or a majority of the remaining directors, even though less than a quorum, or by the sole remaining director.

   Amendment of Bylaws. Subject to certain restrictions described below, either a majority of the Board of Directors or the shareholders of Bancshares may amend or repeal the Bylaws. A bylaw adopted, amended or repealed by the shareholders may not be readopted, amended or repealed by the board. Generally, the shareholders of Bancshares may adopt, amend, or repeal the Bylaws in accordance with the North Carolina Business Corporations Act.

   The Board of Directors is permitted by Bancshares' Articles of Incorporation to consider other constituents besides the shareholders if faced with a proposal that could cause a change in control. Such constituents are employees, depositors, customers, creditors and the communities in which Bancshares and its subsidiaries conduct business. Further, the board is permitted to evaluate the competence, experience and integrity of any proposed acquiror as well as the prospects for success of such a takeover proposal from a regulatory perspective.

   Special Meetings of Shareholders. Bancshares' Bylaws provide that special meetings of shareholders may be called only by the President or Board of Directors of Bancshares.

Certain Provisions of North Carolina Law

   Bancshares is subject to the North Carolina Shareholder Protection Act and the North Carolina Control Share Acquisition Act, each of which, if applicable, would hinder the ability of a third party to acquire control of either Bancshares or the Bank. The Shareholder Protection Act generally requires that, unless certain "fair price" and other conditions are met, the affirmative vote of the holders of 95% of the voting shares of a corporation is necessary to adopt or authorize a business combination with any other entity, if that entity is the beneficial owner, directly or indirectly, of more than 20% of the voting shares of the corporation. The Control Share Act provides that any person or party who acquires "control shares" (defined as a number of shares which, when added to other shares held, gives the holder voting power in the election of directors equal to 20%, 33 1/3% or a majority of all voting power) may only vote those shares if the remaining shareholders of the corporation, by resolution, permit those shares to be voted. If the shareholders of the corporation permit the "control shares" to be accorded voting rights and the holder of the "control shares" has a majority of all voting power for the election of directors, the other shareholders of the corporation have the right to the redemption of their shares at the fair value of the shares as of the date prior to the date on which the vote was taken which gave voting rights to the "control shares." The provisions of the Shareholder Protection Act and the Control Share Act may have the effect of discouraging a change of control by allowing minority shareholders to prevent a transaction favored by a majority of the shareholders. The primary purpose of these provisions is to encourage negotiations with the Board of Directors of a company by groups or corporations interested in acquiring control of the company.

   The acquisition of more than ten percent (10%) of the outstanding Bancshares' common stock may, in certain circumstances, be subject to the provisions of the Change in Bank Control Act of 1978. The FDIC has also adopted a regulation pursuant to the Change in Bank Control Act which generally requires persons who at any time intend to acquire control of an FDIC-insured state-chartered non-member bank, either directly or indirectly through an acquisition of control of its holding company, to provide 60 days prior written notice and certain financial and other information to the FDIC. Control for the purpose of this Act exists in situations in which the acquiring party has voting control of at least twenty-five percent (25%) of any class of voting stock or the power to direct the management or policies of the bank or the holding company. However, under FDIC regulations, control is presumed to exist where the acquiring party has voting control of at least ten percent (10%) of any class of voting securities if (a) the bank or holding company has a class of voting securities which is registered under Section 12 of the 1934 Act, or (b) the acquiring party would be the largest holder of a class of voting shares of the bank or the holding company. The statute and underlying regulations authorize the FDIC to disapprove a proposed acquisition on certain specified grounds.

   Prior approval of the Federal Reserve Board would be required for any acquisition of control of the Bank or Bancshares by any bank holding company under the BHC Act. Control for purposes of the BHC Act would be based on, among other things, a twenty-five percent (25%) voting stock test or on the ability of the holding company otherwise to control the election of a majority of the Board of Directors of Bancshares. As part of such acquisition, the acquiring company (unless already so registered) would be required to register as a bank holding company under the BHC Act.

   The 1934 Act requires that a purchaser of any class of a corporation's securities registered under the 1934 Act notify the SEC and such corporation within ten days after its purchases exceed five percent of the outstanding shares of that class of securities. This notice must disclose the background and identity of the purchaser, the source and amount of funds used for the purchase, the number of shares owned and, if the purpose of the transaction is to acquire control of the corporation, any plans to alter materially the corporation's business or corporate structure. In addition, any tender offer to acquire a corporation's securities is subject to the limitations and disclosure requirements of the 1934 Act.

Indemnification of Directors and Officers

   Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to our directors, officers and controlling persons under the provisions discussed above or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the 1934 Act and is, therefore, unenforceable.

Registrar and Transfer Agent

   The registrar and transfer agent for our common stock is Registrar and Transfer Company, Cranford, New Jersey.

Shares Eligible for Future Sale

   Upon completion of the offering, we expect to have    shares of common stock
outstanding
(     assuming the exercise of the over-allotment options granted to the underwriter), all of which will have been registered with the SEC under the 1933 Act and therefore are eligible for resale without registration under the 1933 Act unless they were acquired by our directors, executive officers or other affiliates (collectively, "affiliates"). Our affiliates generally will be able to sell shares of the common stock only in accordance with the limitations of Rule 144 under the 1933 Act.

   In general, under Rule 144 as currently in effect, an affiliate (as defined in Rule 144) may sell shares of common stock within any three-month period in an amount limited to the greater of 1% of our outstanding shares of common stock or the average weekly trading volume in our common stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain manner-of-sale provisions, notice requirements and the availability of current public information about us.

   As of December 31, 2001, we had outstanding options under our stock option
plans to purchase an aggregate of     shares of our common stock at an exercise
price equal to or less than the public offering price of the common stock, as specified on the cover page of this Prospectus.

   Prior to the offering, the common stock has been trading on the Nasdaq SmallCap Market, and we cannot predict the effect, if any, that sales of units or the availability of units for sale will have on the prevailing market price of the common stock after completion of the offering. Nevertheless, sales of substantial amounts of units or common stock in the public market could have an adverse effect on prevailing market prices.

                                 UNDERWRITING

   Subject to the terms and conditions stated in the underwriting agreement, Ryan, Beck & Co., LLC has agreed to purchase, and Bancshares has agreed to sell
to the underwriter,     units. The units will be offered subject to receipt and
acceptance by Ryan, Beck, and to certain other conditions, including the right to reject orders in whole or in part.

   Under the terms and conditions of the underwriting agreement, the underwriter is committed to accept and pay for all of the units if any are taken. The underwriting agreement provides that the obligations of the underwriter are subject to approval of certain legal matters by their counsel, including the authorization and the validity of the common stock, warrants and units and to other conditions contained in the underwriting agreement, such as the effectiveness with the SEC of the registration statement that contains this Prospectus and the receipt by the underwriter of certificates from our officers, legal opinions from our lawyers and a letter from our independent pubic accountants regarding our financial statements and the statistical data contained in the Prospectus and in our filings under the Securities Exchange Act of 1934.

   The underwriter proposes to offer the units directly to the public at the public offering price set forth on the cover page of this Prospectus, and to certain securities dealers (who may include the underwriter) at this price,
less a concession not in excess of $      per unit. The underwriter may allow,
and the selected dealers may reallow, a concession not in excess of $      per
unit to certain brokers and dealers. After the units are released for sale to the public, the offering price and other selling terms may from time to time be changed by the underwriter.

   In addition, Bancshares has granted to Ryan, Beck an option to purchase,
exercisable for a period of    days following the offering, additional units,
not to exceed     units on the same terms as other units purchased by Ryan,
Beck. Ryan, Beck may exercise the option to purchase additional units solely for the purpose of covering over-allotments, if any, made in connection with the distribution of units.

   Ryan, Beck has informed Bancshares that it does not intend to confirm sales to any accounts over which it exercises discretionary authority.

   All of the executive officers and directors of Bancshares have agreed that, for a period of 180 days after the closing, they will not, without Ryan, Beck's prior written consent, directly or indirectly, offer for sale, sell, contract to sell, or grant any option to sell (including, without limitations, any short sale), pledge, transfer, assign or otherwise dispose of any shares of common stock or securities exchangeable for or convertible into shares of common stock of Bancshares.

   Bancshares has agreed to indemnify Ryan, Beck and the persons who control it against certain liabilities, including liabilities under the Exchange Act and the Securities Act and liabilities arising from breaches of the representations, warranties and covenants contained in the underwriting agreement, and, under certain conditions, to contribute to any payment that the underwriters may be required to make for those liabilities.

   During and after the offering, Ryan, Beck may purchase and sell the units and the common stock in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the units and the common stock. Ryan, Beck also may impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers in respect of the common stock sold in the offering for their account may be reclaimed by the syndicate if such securities are repurchased by the syndicate in stabilizing or short covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the units and the common stock which may be higher than the price that might otherwise prevail in the open market, and these activities, if commenced, may be discontinued at any time. These transactions may be effected on the Nasdaq SmallCap market, in the over-the-counter market or otherwise.

   Certain officers and directors have indicated an intent to participate in
the shareholder offering through the purchase of approximately     units in the
aggregate. Under NASD Rule 2210(d) such participation is permitted where a specific portion of the offering is directed for sale to officers and directors by the issuer. In addition, pursuant to NASD Rule 2210(d), officers and directors who purchase units will be prohibited from the sale, transfer, assignment, pledge or hypothecation of the units, common stock or warrants for a three month period following the closing date of the public offering. We are
directing     units for purchase by officers and directors in the shareholder offering.

                                 LEGAL MATTERS

   Gaeta & Glesener, P.A., Raleigh, North Carolina, will pass upon the legality of the securities offered by this Prospectus for us. Certain legal matters will be passed upon for the underwriter by Maupin Taylor & Ellis, P.A., Raleigh, North Carolina.

                                    EXPERTS

   The audited financial statements of Bancshares as of December 31, 2001 and 2000, included in this Prospectus, have been audited by Dixon Odom PLLC, independent public accountants, as indicated in their report with respect thereto and included herein in reliance upon the authority of said firm as experts in giving said report.

                      WHERE YOU CAN GET MORE INFORMATION

   At your request, we will provide you, without charge, a copy of any exhibits to our registration statement incorporated by reference in this Prospectus. If you want more information, write or call us at:

                         American Community Bancshares
                            American Community Bank
                             Post Office Box 5035
                       Monroe, North Carolina 28111-5035
                                (704) 225-8444

   We are subject to the informational requirements of the 1934 Act and as required by the 1934 Act we file reports, proxy statements and other information with the SEC. Reports, proxy statements and other information filed by us may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, DC 20549 and at the SEC's regional offices located at New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Our SEC filings are also available to the public on the SEC Internet site at http://www.sec.gov.

   Prior to our formation as the holding company for the Bank in April 2000, the Bank was subject to the informational requirements of the 1934 Act and filed reports, proxy statements and other information with the FDIC. The Bank's filings with the FDIC may be inspected and copied, after paying a prescribed fee, at the FDIC's public reference facilities at the Registration, Disclosure and Securities Operations Unit, 550 17/th Street, NW, Room 6043, Washington, DC 20429. /

                      AMERICAN COMMUNITY BANCSHARES, INC.

                               TABLE OF CONTENTS

                                                              Page
                                                              No.
                                                              ----
              Independent Auditors' Report................... F-2
              Consolidated Balance Sheets.................... F-3
              Consolidated Statements of Operations.......... F-4
              Consolidated Statements of Stockholders' Equity F-5
              Consolidated Statements of Cash Flows.......... F-6
              Notes to Consolidated Financial Statements..... F-7

                         INDEPENDENT AUDITORS' REPORT

To Stockholders and the Board of Directors
American Community Bancshares, Inc. and Subsidiaries
Monroe, North Carolina

   We have audited the accompanying consolidated balance sheets of American Community Bancshares, Inc. and Subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of American Community Bancshares, Inc. and Subsidiaries at December 31, 2001 and 2000 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.


  /s/  Dixon Odom PLLC
---------------------------

Charlotte, North Carolina
January 18, 2002

             AMERICAN COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                          December 31, 2001 and 2000


                                                                                   2001          2000
                                    ASSETS                                     ------------  ------------
Cash and due from banks....................................................... $  6,583,333  $  3,769,082
Interest-earning deposits with banks..........................................   16,926,003    22,948,824
Investment securities available for sale, at fair value (Note C)..............   12,665,557       151,547
Loans (Note D)................................................................  141,266,675   109,444,184
Allowance for loan losses (Note D)............................................   (1,736,000)   (1,385,000)
                                                                               ------------  ------------
       Net loans..............................................................  139,530,675   108,059,184
Accrued interest receivable...................................................      915,340       663,381
Bank premises and equipment (Note E)..........................................    3,947,063     4,585,252
Federal Home Loan Bank stock, at cost.........................................      450,000       250,000
Other assets..................................................................      937,563       364,884
                                                                               ------------  ------------
       Total assets........................................................... $181,955,534  $140,792,154
                                                                               ============  ============
                     LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
   Demand..................................................................... $ 16,320,830  $ 12,171,605
   Savings....................................................................    2,716,361     1,764,546
   Money market and NOW.......................................................   30,416,779    19,331,451
   Time (Note F)..............................................................  105,454,633    88,780,108
                                                                               ------------  ------------
       Total deposits.........................................................  154,908,603   122,047,710
Advances from Federal Home Loan Bank (Note G).................................    9,000,000     5,000,000
Capital lease obligation (Note H).............................................    1,703,479     1,701,668
Accrued expenses and other liabilities........................................      766,217       596,715
Guaranteed preferred beneficial interests in the Company's junior subordinated
  debentures (Note I).........................................................    2,000,000            --
                                                                               ------------  ------------
       Total liabilities......................................................  168,378,299   129,346,093
                                                                               ------------  ------------
Stockholders' Equity (Notes M and P)
   Preferred stock, no par value, 1,000,000 shares authorized; none issued....           --            --
   Common stock, 2001, $1 par value, 9,000,000 shares authorized, 1,642,241
     and 1,492,063 shares issued and outstanding..............................    1,642,241     1,492,063
   Additional paid-in capital.................................................   12,239,926    11,089,596
   Accumulated deficit........................................................     (391,291)   (1,137,145)
   Accumulated other comprehensive income.....................................       86,359         1,547
                                                                               ------------  ------------
       Total Stockholders' Equity.............................................   13,577,235    11,446,061
                                                                               ------------  ------------
Commitments (Notes E, H, J and N)
       Total liabilities and stockholders' equity............................. $181,955,534  $140,792,154
                                                                               ============  ============

                            See accompanying notes.

             AMERICAN COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                 Years Ended December 31, 2001, 2000 and 1999


                                                                    2001        2000        1999
                                                                 ----------- ----------  ----------
Interest income
   Loans........................................................ $10,806,488 $8,313,909  $3,062,029
   Investments..................................................     630,872     21,874      28,690
   Interest-earning deposits with banks.........................     521,110    911,139     366,128
                                                                 ----------- ----------  ----------
       Total interest income....................................  11,958,470  9,246,922   3,456,847
                                                                 ----------- ----------  ----------
Interest expense
   Money market, NOW and savings deposits.......................     582,456    604,368     237,536
   Time deposits................................................   6,174,731  3,907,665   1,160,029
   Borrowings...................................................     337,348    482,414      26,135
                                                                 ----------- ----------  ----------
       Total interest expense...................................   7,094,535  4,994,447   1,423,700
                                                                 ----------- ----------  ----------
       Net interest income......................................   4,863,935  4,252,475   2,033,147
Provision for loan losses (Note D)..............................     543,361    636,339     742,000
                                                                 ----------- ----------  ----------
       Net interest income after provision for loan losses......   4,320,574  3,616,136   1,291,147
                                                                 ----------- ----------  ----------
Non-interest income
   Service charges on deposit accounts..........................     949,390    538,688     148,964
   Mortgage banking operations..................................     404,422    190,220     340,427
   Factoring operations.........................................     219,036    126,952       1,199
   Other........................................................     217,509     57,735       2,418
                                                                 ----------- ----------  ----------
       Total non-interest income................................   1,790,357    913,595     493,008
                                                                 ----------- ----------  ----------
Non-interest expense
   Salaries and employee benefits...............................   2,718,515  2,242,707   1,287,396
   Occupancy and equipment......................................   1,014,602    850,806     513,211
   Other (Note L)...............................................   1,631,960  1,544,224     883,657
                                                                 ----------- ----------  ----------
       Total non-interest expense...............................   5,365,077  4,637,737   2,684,264
                                                                 ----------- ----------  ----------
       Income (loss) before income taxes........................     745,854   (108,006)   (900,109)
Income taxes (Note K)...........................................          --         --          --
                                                                 ----------- ----------  ----------
       Net income (loss)........................................ $   745,854 $ (108,006) $ (900,109)
                                                                 =========== ==========  ==========
       Basic and diluted net income (loss) per common share..... $       .42 $     (.07) $     (.55)
                                                                 =========== ==========  ==========
Weighted average common shares outstanding, basic and diluted...   1,779,763  1,641,269   1,641,269
                                                                 =========== ==========  ==========

                            See accompanying notes.

             AMERICAN COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                 Years Ended December 31, 2001, 2000 and 1999


                                                                               Accumulated
                                  Common stock      Additional                    other         Total
                             ---------------------   paid-in     Accumulated  comprehensive stockholders'
                              Shares     Amount      capital       deficit       income        equity
                             --------- -----------  -----------  -----------  ------------- -------------
Balance, January 1, 1999.... 1,243,385 $ 6,216,925  $ 6,364,734  $  (129,030)    $    --     $12,452,629
Net loss....................        --          --           --     (900,109)         --        (900,109)
Common stock issued
  pursuant to:
   20% stock split in the
     form of a dividend.....   248,678   1,243,390   (1,243,390)          --          --              --
                             --------- -----------  -----------  -----------     -------     -----------
Balance, December 31, 1999.. 1,492,063   7,460,315    5,121,344   (1,029,139)         --      11,552,520
Comprehensive loss:
   Net loss.................        --          --           --     (108,006)         --        (108,006)
   Unrealized holding gains
     on available-for-sale
     securities, net........        --          --           --           --       1,547           1,547
                             --------- -----------  -----------  -----------     -------     -----------
Total comprehensive loss....                                                                    (106,459)
                                                                                             -----------
Formation of American
  Community Bancshares, Inc.
  (Note A)..................        --  (5,968,252)   5,968,252           --          --              --
                             --------- -----------  -----------  -----------     -------     -----------
Balance, December 31, 2000.. 1,492,063   1,492,063   11,089,596   (1,137,145)      1,547      11,446,061
Comprehensive income:
   Net income...............        --          --           --      745,854          --         745,854
   Unrealized holding gains
     on available-for-sale
     securities, net........        --          --           --           --      84,812          84,812
                                                                                             -----------
Total comprehensive income..                                                                     830,666
                                                                                             -----------
Common stock issued
  pursuant to:
   Sale of common stock.....   150,178     150,178    1,150,330           --          --       1,300,508
                             --------- -----------  -----------  -----------     -------     -----------
Balance, December 31, 2001.. 1,642,241 $ 1,642,241  $12,239,926  $  (391,291)    $86,359     $13,577,235
                             ========= ===========  ===========  ===========     =======     ===========

                            See accompanying notes.

             AMERICAN COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                 Years Ended December 31, 2001, 2000 and 1999


                                                                       2001          2000          1999
                                                                   ------------  ------------  ------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)................................................. $    745,854  $   (108,006) $   (900,109)
Adjustments to reconcile net income (loss) to net cash provided
  (used) by operating activities:
   Depreciation and amortization..................................      332,219       325,294       159,375
   Provision for loan losses......................................      543,361       636,339       742,000
   Deferred income taxes..........................................     (190,000)           --            --
   Gain on sale of investment securities..........................       (3,410)           --            --
   Gain on sale of foreclosed assets..............................      (37,177)           --            --
   Deferred gain of sale of bank premises and equipment...........     (147,156)           --            --
   (Increase) decrease in loans held for sale.....................           --     1,072,261    (1,072,261)
   Interest added to capital lease obligation.....................        1,811         1,668            --
   Change in assets and liabilities:
       Increase in accrued interest receivable....................     (251,959)     (364,381)     (235,025)
       Increase in other assets...................................     (343,049)       (7,004)     (276,667)
       Increase in accrued expenses and other liabilities.........      169,502       242,338       132,077
                                                                   ------------  ------------  ------------
          Net cash provided (used) by operating activities........      819,996     1,798,509    (1,450,610)
                                                                   ------------  ------------  ------------
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of investment securities available for sale.............  (22,276,339)     (150,000)           --
Maturities of securities available for sale.......................    5,000,000            --            --
Proceeds from sale of securities available for sale...............    4,981,929            --            --
Net increase in loans from originations and repayments............  (32,591,669)  (50,202,072)  (54,526,607)
Purchases of bank premises and equipment..........................     (572,020)   (2,066,188)     (829,151)
Proceeds from sale of bank premises and equipment.................      947,944            --            --
Proceeds from sale of foreclosed assets...........................      525,150            --            --
Investment in foreclosed assets...................................       (4,962)           --            --
Purchase of Federal Home Loan Bank stock..........................     (200,000)           --      (212,600)
                                                                   ------------  ------------  ------------
   Net cash used by investing activities..........................  (44,189,967)  (52,418,260)  (55,568,358)
                                                                   ------------  ------------  ------------
CASH FLOWS FROM FINANCING ACTIVITIES
Net increase in demand deposits...................................   16,186,368    14,051,643    16,182,141
Net increase in time deposits.....................................   16,674,525    53,008,857    31,127,160
Proceeds from sale of common stock................................    1,300,508            --            --
Proceeds from issuance of trust preferred securities..............    2,000,000            --            --
Advances from Federal Home Loan Bank..............................    4,000,000            --     5,000,000
                                                                   ------------  ------------  ------------
   Net cash provided by financing activities......................   40,161,401    67,060,500    52,309,301
                                                                   ------------  ------------  ------------
       Net increase (decrease) in cash and cash equivalents.......   (3,208,570)   16,440,749    (4,709,667)
Cash and cash equivalents, beginning..............................   26,717,906    10,277,157    14,986,824
                                                                   ------------  ------------  ------------
Cash and cash equivalents, ending................................. $ 23,509,336  $ 26,717,906  $ 10,277,157
                                                                   ============  ============  ============

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION (NOTE S)

                            See accompanying notes.

             AMERICAN COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       December 31, 2001, 2000 and 1999


NOTE A--ORGANIZATION AND OPERATIONS

   In April 2000, American Community Bancshares, Inc. ("Bancshares") was formed as a holding company for American Community Bank. Upon formation, one share of Bancshares' $1 par value common stock was exchanged for each of the then outstanding 1,492,063 shares of American Community Bank's $5 par value common stock. Bancshares currently has no material operations and conducts no business on its own other than owning its wholly owned subsidiaries, American Community Bank and American Community Capital Trust I.

   American Community Bank (the "Bank") was incorporated on November 13, 1998 and began banking operations on November 16, 1998. The Bank is engaged in general commercial and retail banking in Union and Mecklenburg Counties, North Carolina, operating under the banking laws of North Carolina and the rules and regulations of the Federal Deposit Insurance Corporation and the North Carolina Commissioner of Banks. The Bank undergoes periodic examinations by those regulatory authorities.

   Bancshares formed American Community Capital Trust I (the "Trust") during 2001 in order to facilitate the issuance of trust preferred securities. The Trust is a statutory business trust formed under the laws of the State of Delaware, of which all common securities are owned by Bancshares.

NOTE B--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation

   The accompanying consolidated financial statements include the accounts of American Community Bancshares, Inc., American Community Bank, and American Community Capital Trust I, together referred to herein as the "Company." All significant inter-company transactions and balances are eliminated in consolidation.

  Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans.

  Cash Equivalents

   For the purpose of presentation in the statements of cash flows, cash and cash equivalents are defined as those amounts included in the balance sheet captions "cash and due from banks" and "interest-earning deposits with banks."

  Securities Available for Sale

   Available-for-sale securities are reported at fair value and consist of bonds and notes not classified as trading securities nor as held-to-maturity securities. Unrealized holding gains and losses on available-for-sale securities are reported as a net amount in other comprehensive income. Gains and losses on the sale of available-for-sale securities are determined using the specific-identification method. Declines in the fair value of individual held-to-maturity and available-for-sale securities below their cost that are other than temporary would result in

             AMERICAN COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES

                       December 31, 2001, 2000 and 1999


write-downs of the individual securities to their fair value. Such write-downs would be included in earnings as realized losses. Premiums and discounts are recognized in interest income using the interest method over the period to maturity.

  Securities Held to Maturity

   Bonds and notes for which the Company has the positive intent and ability to hold to maturity are reported at cost, adjusted for premiums and discounts that are recognized in interest income using the interest method over the period to maturity.

  Loans Held for Sale

   Loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value in the aggregate. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income.

  Loans

   Loans that management has the intent and ability to hold for the foreseeable future or until maturity are reported at their outstanding principal adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans. Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield of the related loan. The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received.

  Allowance for Loan Losses

   The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. The provision for loan losses is based upon management's best estimate of the amount needed to maintain the allowance for loan losses at an adequate level. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

   The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of the current status of the portfolio, historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral, and prevailing economic conditions. Because American Community Bank has been in existence for a relatively short time, and therefore has a limited history, management has also considered in applying its analytical methodology the loss experience and allowance levels of other community banks. Management segments the loan portfolio by loan type in considering each of the aforementioned factors and their impact upon the level of the allowance for loan losses.

   Loans are considered impaired when it is probable that all amounts due under the contractual terms of the loan will not be collected. The measurement of impaired loans that are collateral dependent is generally based on the present value of expected future cash flows discounted at the historical effective interest rate, or upon the fair value of the collateral if readily determinable. If the recorded investment in the loan exceeds the measure of fair value, a valuation allowance is established as a component of the allowance for loan losses. While management

             AMERICAN COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES

                       December 31, 2001, 2000 and 1999

uses the best information available to make evaluations, future adjustments to the allowance may be necessary if conditions differ substantially from the assumptions used in making the evaluations. In addition, regulatory examiners may require American Community Bank to recognize changes to the allowance for loan losses based on their judgments about information available to them at the time of their examination.

  Transfers of Financial Assets

   Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

  Foreclosed Assets

   Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in net expenses from foreclosed assets.

  Bank Premises and Equipment

   Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation is calculated on the straight-line method over the shorter of the estimated useful lives of the assets or, for those assets leased under capital leases, the lease term which is 30 years for buildings and 3 to 7 years for furniture and equipment. Leasehold improvements are amortized over the terms of the respective leases or the estimated useful lives of the improvements, whichever is shorter. Repairs and maintenance costs are charged to operations as incurred, and additions and improvements to premises and equipment are capitalized. Upon sale or retirement, the cost and related accumulated depreciation are removed from the accounts and any gains or losses are reflected in current operations.

  Federal Home Loan Bank Stock

   As a requirement for membership, the Bank invests in stock of the Federal Home Loan Bank of Atlanta ("FHLB"). This investment is carried at cost.

  Income Taxes

   Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes. Deferred tax assets are also recognized for operating loss carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which the temporary differences are expected to be recovered or settled. Deferred tax assets are reduced by a valuation allowance if it is more likely than not that the tax benefits will not be realized.

  Stock Compensation Plans

   Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation, encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans,

             AMERICAN COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES

                       December 31, 2001, 2000 and 1999

whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. Stock options issued under the Company's stock option plans have no intrinsic value at the grant date and, under Opinion No. 25, no compensation cost is recognized for them. The Company has elected to continue with the accounting methodology in Opinion No. 25 and, as a result, has provided pro forma disclosures of net income and earnings per share and other disclosures as if the fair value based method of accounting had been applied.

  Comprehensive Income

   Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

   The components of other comprehensive income and related tax effects are as follows:

                                                                    2001     2000  1999
                                                                  --------  ------ ----
Unrealized holding gains on available-for-sale securities........ $142,398  $1,547 $--
Reclassification adjustment for losses (gains) realized in income   (3,410)     --  --
                                                                  --------  ------ ---
Net unrealized gains.............................................  138,988   1,547  --
Tax effect.......................................................  (54,176)     --  --
                                                                  --------  ------ ---
Net of tax amount................................................ $ 84,812  $1,547 $--
                                                                  ========  ====== ===

  Per Share Results

   During 1999, the Company effected a five-for-four stock split in the form of a 20% dividend.On December 18, 2001, the Company declared an eleven-for-ten stock split to be effected in the form of a 10% stock dividend for stockholders of record on January 16, 2002 and payable January 31, 2002. Basic and diluted net income (loss) per common share have been computed by dividing net income
(loss) for the period by the weighted average number of shares of common stock outstanding during the period after retroactively adjusting for these stock dividends.

   Basic earnings per common share represents income available to common stockholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per common share reflect additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Company relate solely to outstanding stock options and are determined using the treasury stock method. The Company's outstanding stock options did not have a dilutive effect on the computation of earnings per share; therefore, for 2001, 2000 and 1999, basic and diluted earnings per common share are the same amounts.

             AMERICAN COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES

                       December 31, 2001, 2000 and 1999


  Segment Reporting

   SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, requires management to report selected financial and descriptive information about reportable operating segments. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. Generally, disclosures are required for segments internally identified to evaluate performance and resource allocation. In all material respects, the Company's operations are entirely within the commercial banking segment, and the financial statements presented herein reflect the results of that segment. Also, the Company has no foreign operations or customers.

  Derivative Financial Statements

   On January 1, 2001, the Bank adopted SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. This Statement established accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. The Company has no derivative financial instruments and does not engage in any hedging activities; accordingly, the adoption of the statement did not affect the Company's financial statements.

  Recent Accounting Pronouncements

   In June 2001, the FASB issued SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 141 requires that all business combinations initiated after June 30, 2001 be accounted for using the purchase method. SFAS No. 142 changes the accounting for goodwill and certain other intangible assets from an amortization method to an impairment only approach. Since the Company does not have goodwill or other intangible assets, the adoption of SFAS Nos. 141 and 142 on January 1, 2002 is not expected to significantly affect the Company's financial statements.

   In June 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations, and in August 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS No. 143 requires that obligations associated with the retirement of tangible long-lived assets be recorded as a liability when those obligations are incurred, with the amount of liability initially measured at fair value. SFAS No. 143 will be effective for financial statements for fiscal years beginning after June 15, 2002, though early adoption is encouraged. The application of this statement is not expected to have a material impact on the Company's financial statements.

   SFAS No. 144 supersedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. SFAS No. 144 applies to all long-lived assets including discontinued operations, and amends Accounting Principles Board Opinion No. 30, Reporting the Results of Operations--Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions. SFAS No. 144 requires that long-lived assets that are to be disposed of by sale be measured at the lower of book or fair value less cost to sell. SFAS No. 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001, and its provisions are generally expected to be applied prospectively. The application of this statement is not expected to have a material impact on the Company's financial statements.

  Reclassifications

   Certain amounts in the 2000 and 1999 financial statements have been reclassified to conform to the 2001 presentation. The reclassifications had no effect on net income (loss) or stockholders' equity as previously reported.

             AMERICAN COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES

                       December 31, 2001, 2000 and 1999


NOTE C--INVESTMENT SECURITIES

   The following is a summary of the securities portfolio by major classification at December 31, 2001 and 2000:

                                                     2001
                               ------------------------------------------------
                                                Gross      Gross
                                              Unrealized Unrealized
                               Amortized Cost   Gains      Losses   Fair Value
                               -------------- ---------- ---------- -----------
Securities available for sale:
   U. S. Government agencies..  $12,525,022    $140,535     $--     $12,665,557
                                ===========    ========     ===     ===========

                                                     2000
                               ------------------------------------------------
                                                Gross      Gross
                                              Unrealized Unrealized
                               Amortized Cost   Gains      Losses   Fair Value
                               -------------- ---------- ---------- -----------
Securities available for sale:
   U. S. Government agencies..  $   150,000    $  1,547     $--     $   151,547
                                ===========    ========     ===     ===========

   The amortized cost and fair values of securities available for sale at December 31, 2001 by contractual maturity are shown below. Actual expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations.

                                                 At December 31, 2001
                                               -------------------------
                                               Amortized Cost Fair Value
                                               -------------- ----------
                                                (Dollars in thousands)
        Due within one year...................    $10,004      $10,095
        Due after one year through five years.      2,521        2,571
        Due after five years through ten years         --           --
        Due after ten years...................         --           --
                                                  -------      -------
           Total..............................    $12,525      $12,666
                                                  =======      =======

   Securities with carrying values of $150,845 and $151,547 at December 31, 2001 and 2000, respectively, were pledged to secure public monies on deposit as required by law.

NOTE D--LOANS AND THE ALLOWANCE FOR LOAN LOSSES

   Following is a summary of loans at December 31, 2001 and 2000:

                                           2001                 2000
                                   -------------------  -------------------
                                      Amount    Percent    Amount    Percent
                                   ------------ ------- ------------ -------
   Real estate mortgage loans:
      1-4 family.................. $ 10,328,927   7.31% $  9,105,541   8.32%
      Commercial mortgage.........   54,281,425  38.43%   29,538,323  26.99%
      Construction/development....   13,692,148   9.69%   17,084,944  15.61%
   Home equity lines of credit....   12,995,761   9.20%    9,693,846   8.86%
   Commercial and industrial loans   39,284,542  27.81%   35,673,375  32.59%
   Loans to individuals...........    9,889,046   7.00%    8,348,155   7.63%
   Lease financing, net...........      794,826     56%           --     --
                                   ------------ ------  ------------ ------
   Subtotal.......................  141,266,675 100.00%  109,444,184 100.00%
                                                ======               ======

   Allowance for loan losses......    1,736,000            1,385,000
                                   ------------         ------------
   Total.......................... $139,530,675         $108,059,184
                                   ============         ============

             AMERICAN COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES

                       December 31, 2001, 2000 and 1999


   Loans are primarily made in Union and Mecklenburg Counties, North Carolina. Real estate loans can be affected by the condition of the local real estate market. Commercial and installment loans can be affected by the local economic conditions.

   Impaired loans consist of nonaccrual loans which aggregated $930,000 and $158,000 at December 31, 2001 and 2000, respectively.

   The Company has granted loans to certain directors and executive officers of the Bank and their related interests. Such loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other borrowers and, in management's opinion, do not involve more than the normal risk of collectibility. All loans to directors and executive officers or their interests are submitted to the Board of Directors for approval. A summary of loans to directors, executive officers and their related interests follows:

  Loans to directors and officers as a group at January 1, 2001.. $ 4,705,306
  Disbursements during year ended December 31, 2001..............     954,080
  Amounts collected during year ended December 31, 2001..........  (1,587,581)
                                                                  -----------
  Loans to directors and officers as a group at December 31, 2001 $ 4,071,805
                                                                  ===========

   At December 31, 2001, the Company had pre-approved but unused lines of credit totaling $1,077,013 to directors, executive officers and their related interests.

   An analysis of the allowance for loan losses follows:

                                           2001        2000      1999
                                        ----------  ---------- --------
        Balance at beginning of period. $1,385,000  $  813,000 $ 71,000
                                        ----------  ---------- --------
        Provision charged to operations    543,361     636,339  742,000
                                        ----------  ---------- --------
        Charge-offs....................    196,035      64,339       --
        Recoveries.....................     (3,674)         --       --
                                        ----------  ---------- --------
        Net charge-offs................    192,361      64,339       --
                                        ----------  ---------- --------
        Balance at end of period....... $1,736,000  $1,385,000 $813,000
                                        ==========  ========== ========

NOTE E--BANK PREMISES AND EQUIPMENT

   Following is a summary of bank premises and equipment at December 31, 2001 and 2000:

                                                       2001        2000
                                                    ----------  ----------
     Land.......................................... $  661,668  $  835,935
     Buildings and leasehold improvements..........  2,110,735   2,093,698
     Furniture and equipment.......................  1,701,153   1,540,180
     Construction in progress......................    380,275     612,786
                                                    ----------  ----------
                                                     4,853,831   5,082,599
     Less accumulated depreciation and amortization   (906,768)   (497,347)
                                                    ----------  ----------
     Total......................................... $3,947,063  $4,585,252
                                                    ==========  ==========

             AMERICAN COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES

                       December 31, 2001, 2000 and 1999


   Depreciation and amortization expense amounting to $409,421, $325,294 and $159,375 for the years ended December 31, 2001, 2000 and 1999, respectively, is included in occupancy and equipment expense.

   At December 31, 2001, the Company has remaining contractual commitments of approximately $616,000 for the construction of a new branch costing approximately $716,000.

NOTE F--DEPOSITS

   Time deposits in denominations of $100,000 or more were $47,795,632 and $41,992,074 at December 31, 2001 and 2000, respectively.

   At December 31, 2001, the scheduled maturities of certificates of deposit were as follows:

                            Less than  $100,000 or
                            $100,000      more        Total
                           ----------- ----------- ------------
                2002...... $51,846,621 $42,079,674 $ 93,926,295
                2003......   2,188,961   1,566,810    3,755,771
                2004......   3,015,195   3,565,114    6,580,309
                2005......     389,375     473,157      862,532
                Thereafter     218,849     110,877      329,726
                           ----------- ----------- ------------
                Total..... $57,659,001 $47,795,632 $105,454,633
                           =========== =========== ============

NOTE G--BORROWINGS

   Advances from the Federal Home Loan Bank of Atlanta consisted of the following at December 31, 2001 and 2000:

                                                                              2001       2000
                                                                           ---------- ----------
6.76% due on March 30, 2001............................................... $       -- $5,000,000
4.77% due on June 30, 2003................................................  2,000,000         --
5.24% due on June 28, 2004................................................  2,000,000         --
4.85% due on December 19,2011, callable one time only on December 19, 2006  5,000,000         --
                                                                           ---------- ----------
Total..................................................................... $9,000,000 $5,000,000
                                                                           ========== ==========

   Pursuant to collateral agreements with the Federal Home Loan Bank, advances are secured by a blanket lien on the loan portfolio.

   The Company also had available lines of credit totaling $6.5 million from correspondent banks at December 31, 2001.

NOTE H--LEASES

  Operating Leases

   The Company has entered into non-cancelable operating leases for the land on which its main office is located and for other branch facilities and equipment. These leases have terms from five to thirty years. In 2001, the Company entered into a sale-leaseback arrangement. Under the arrangement, the Company sold its Marshville branch property and leased it back for a period of ten years with two renewal options for five years

             AMERICAN COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES

                       December 31, 2001, 2000 and 1999

each. The leaseback has been accounted for as an operating lease. The gain of $147,156 realized in this transaction has been deferred and is being amortized to income in proportion to rental expense over the term of the lease. Future rentals under these leases are as follows:

                              Related
                               Party      Other      Total
                             ---------- ---------- ----------
                  2002...... $  121,101 $  237,779 $  358,880
                  2003......    121,101    231,707    352,808
                  2004......    121,101    235,432    356,533
                  2005......     93,970    190,383    284,353
                  2006......     62,733    187,124    249,857
                  2007--2019  1,678,325  1,377,507  3,055,832
                             ---------- ---------- ----------
                  Total..... $2,198,331 $2,459,932 $4,658,263
                             ========== ========== ==========

   Total rent expense under operating leases was approximately $293,000, $256,000 and $86,000 for the years ended December 31, 2001, 2000 and 1999, respectively.

  Capital Lease Obligation

   The Company leases its main office facility under a capitalized lease. Leases that meet the criteria for capitalization under generally accepted accounting principles are recorded as assets and the related obligations are reflected as obligations under capital leases on the accompanying balance sheets. Amortization of property under capital lease is included in depreciation expense. Included in premises and equipment at December 31, 2001 and 2000 is $1.7 million as the capitalized cost of the Company's main office and accumulated amortization of $91,601 and $48,003 at December 31, 2001 and 2000, respectively.

   At December 31, 2001, aggregate future minimum lease payments due under this capital lease obligation are as follows:

            2002....................................... $   138,372
            2003.......................................     138,372
            2004.......................................     138,372
            2005.......................................     148,057
            2006.......................................     148,057
            2007--2019.................................   3,961,083
                                                        -----------
            Total minimum lease payments...............   4,672,313
            Less amount representing interest..........  (2,968,834)
                                                        -----------
            Present value of net minimum lease payments $ 1,703,479
                                                        ===========

   Both the operating and capital leases regarding the Company's main office discussed above are leased from a director. Prior to the main facility being completed in November 1999, the Company leased land for its temporary banking facility from that same director. Total lease payments of $298,523, $277,601 and $55,975 were paid to this director under these leases during 2001, 2000 and 1999, respectively.

             AMERICAN COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES

                       December 31, 2001, 2000 and 1999


NOTE I--GUARANTEED PREFERRED BENEFICIAL INTERESTS IN THE COMPANY'S JUNIOR SUBORDINATED DEBENTURES

   The Company has a cumulative trust preferred security (the "Trust Preferred") outstanding through a wholly owned subsidiary. The Trust issuer has invested the total proceeds from the sale of the Trust Preferred in the Junior Subordinated Deferrable Interest Debentures (the "Junior Subordinated Debentures") issued by the Company.

   On December 31, 2001, $2 million of trust preferred securities were placed through American Community Capital Trust I (the "Trust"). The preferred securities pay cumulative cash distributions quarterly at an annual rate of 9%. The dividends paid to holders of the capital trust preferred securities, which will be recorded as interest expense, are deductible for income tax purposes. The quarterly distributions may, at the option of the Company, be deferred up to five years. Unpaid distributions will be accrued as a component of interest expense. The preferred securities are redeemable on December 31, 2006 or afterwards at the par of $1,000 per share. Redemption is mandatory at December 31, 2032. The proceeds of the preferred securities were invested by the Trust in $2 million principal amount of 9% junior subordinated debentures of the Company due December 31, 2032. The Company guarantees the preferred securities through the combined operation of the debentures and other related documents. The Company's obligation under the guarantee is unsecured and subordinate to senior and subordinated indebtedness of the Company. The preferred securities qualify as Tier I capital for regulatory capital purposes.

   A description of the Trust Preferred securities outstanding is as follows:

                                                                         Principal Amount
                                                                         ----------------
                                    Date of   Shares Interest  Maturity
Issuing Entity                      Issuance  Issued   Rate      Date       2001     2000
--------------                     ---------- ------ -------- ---------- ----------  ----
American Community Capital Trust I 12/31/2001 2,000    9.00%  12/31/2031 $2,000,000  $--

NOTE J--OTHER COMMITMENTS AND CONTRACTS

   The Company has entered into a non-cancelable contract with a third party for data processing services. The estimated future minimum payments required under this contract for the years ending December 31 are as follows:

                                 2002. $221,000
                                 2003.  238,000
                                       --------
                                 Total $459,000
                                       ========

   The above future payments are based upon the anticipated future growth of the Company and can therefore vary from the above estimates in any year.

NOTE K--INCOME TAXES

   The significant components of the provision for income taxes for the years ended December 31, 2001, 2000 and 1999 are as follows:

                                                                               2001       2000      1999
                                                                             ---------  --------  ---------
Current tax provision....................................................... $ 190,000  $     --  $      --
Deferred tax provision (benefit)............................................    63,000   (32,000)  (342,000)
                                                                             ---------  --------  ---------
Provision for income tax expense (benefit) before adjustment to deferred tax
  asset valuation allowance.................................................   253,000   (32,000)  (342,000)
Increase (decrease) in valuation allowance..................................  (253,000)   32,000    342,000
                                                                             ---------  --------  ---------
Net provision for income taxes.............................................. $      --  $     --  $      --
                                                                             =========  ========  =========

             AMERICAN COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES

                       December 31, 2001, 2000 and 1999


   The difference between the provisions for income taxes and the amounts determined by applying the statutory federal income tax rate of 34% to income
(loss) before income taxes is summarized below:

                                                                2001       2000      1999
                                                              ---------  --------  ---------
Taxes (benefit) computed at statutory rate of 34%............ $ 254,000  $(37,000) $(306,000)
Effect of state income taxes.................................    34,000    (5,000)   (44,000)
Other........................................................   (35,000)   10,000      8,000
Increase (decrease) in deferred tax asset Valuation allowance  (253,000)   32,000    342,000
                                                              ---------  --------  ---------
                                                              $      --  $     --  $      --
                                                              =========  ========  =========

   Significant components of deferred taxes at December 31, 2001 and 2000 are as follows:

                                                            2001       2000
                                                          ---------  ---------
Deferred tax assets:
   Allowance for loan losses............................. $ 543,000  $ 421,000
   Pre-opening costs and expenses........................   120,000    186,000
   Net operating loss carryforwards......................        --    170,000
   Capital lease.........................................    37,000     19,000
   Deferred gain on sale-leaseback.......................    56,000
   Other.................................................        --      4,000
                                                          ---------  ---------
       Total deferred tax assets.........................   756,000    800,000
   Valuation allowance...................................  (479,000)  (732,000)
                                                          ---------  ---------
       Net deferred tax assets...........................   277,000     68,000
                                                          ---------  ---------
Deferred tax liabilities:
   Premises and equipment................................   (87,000)   (68,000)
   Net unrealized gains on available-for-sale securities.   (54,000)        --
                                                          ---------  ---------
       Total deferred tax liabilities....................  (141,000)   (68,000)
                                                          ---------  ---------
       Net recorded deferred tax assets.................. $ 136,000  $      --
                                                          =========  =========

NOTE L--OTHER NON-INTEREST EXPENSE

   The major components of other non-interest expense for the years ended December 31, 2001, 2000 and 1999 are as follows:

                                                 2001       2000      1999
                                              ---------- ---------- --------
    Postage, printing and office supplies.... $  234,988 $  293,221 $165,280
    Advertising and promotion................    138,628    237,974  169,641
    Travel, meals, dues and subscriptions....    128,179    165,431  132,568
    Telephone................................    116,519     60,720   37,585
    Other....................................    405,408    329,561  128,806
    Data processing and technology...........    365,333    228,592  110,791
    Professional fees and contracted services    242,905    228,725  138,986
                                              ---------- ---------- --------
    Total.................................... $1,631,960 $1,544,224 $883,657
                                              ========== ========== ========

             AMERICAN COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES

                       December 31, 2001, 2000 and 1999


NOTE M--REGULATORY MATTERS

   The Company (on a consolidated basis) and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's and Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

   Quantitative measures established by regulation to ensure capital adequacy require the Company and its bank subsidiaries to maintain minimum amounts and ratios (set forth in the following table) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 2001 and 2000, that the Company and the Bank met all capital adequacy requirements to which they are subject.

   As of December 31, 2001, the most recent notification from the Federal Deposit Insurance Corporation categorized American Community Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, an institution must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following tables. There are no conditions or events since the notification that management believes have changed the Bank's category. The Company's and the Bank's actual capital amounts and ratios as of December 31, 2001 and 2000 are presented in the following table.

                                                                       Minimum To Be
                                                                     Well Capitalized
                                                        Minimum For    Under Prompt
                                                          Capital    Corrective Action
                                            Actual      Requirement     Provisions
                                        -------------  ------------  ----------------
                                        Amount  Ratio  Amount  Ratio  Amount    Ratio
                                        ------- -----  ------- -----  -------   -----
                                                    (Dollars in Thousands)
December 31, 2001:
Total Capital to Risk Weighted Assets:
   Consolidated........................ $17,226 11.54% $11,938 8.00% $   N/A      N/A
   American Community Bank.............  15,926 10.67%  11,938 8.00%  14,923    10.00%
Tier 1 Capital to Risk Weighted Assets:
   Consolidated........................  15,490 10.38%   5,969 4.00%     N/A      N/A
   American Community Bank.............  14,190  9.51%   5,969 4.00%   8,954     6.00%
Tier 1 Capital to Average Assets:
   Consolidated........................  15,490  8.66%   7,151 4.00%     N/A      N/A
   American Community Bank.............  14,190  7.94%   7,151 4.00%   8,939     5.00%

             AMERICAN COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES

                       December 31, 2001, 2000 and 1999


                                                                      Minimum To Be
                                                                    Well Capitalized
                                                       Minimum For    Under Prompt
                                                         Capital    Corrective Action
                                            Actual     Requirement     Provisions
                                        -------------  -----------  ----------------
                                        Amount  Ratio  Amount Ratio  Amount    Ratio
                                        ------- -----  ------ ----- -------   ------
                                                   (Dollars in Thousands)
December 31, 2000:
Total Capital to Risk Weighted Assets:
   Consolidated........................ $12,830 10.83% $9,480 8.00% $   N/A   $  N/A
   American Community Bank.............  12,830 10.83%  9,480 8.00%  11,850    10.00%
Tier 1 Capital to Risk Weighted Assets:
   Consolidated........................  11,445  9.66%  4,740 4.00%     N/A      N/A
   American Community Bank.............  11,445  9.66%  4,740 4.00%   7,110     6.00%
Tier 1 Capital to Average Assets:
   Consolidated........................  11,445 13.10%  3,493 4.00%     N/A      N/A
   American Community Bank.............  11,445 13.10%  3,493 4.00%   4,366     5.00%

NOTE N--OFF-BALANCE SHEET RISK

   The Company is a party to financial instruments with off-balance sheet credit risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The contract or notional amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

   Commitments to extend credit are agreements to lend to a customer as long as there is no violation of conditions established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company, upon extension of credit is based on management's credit evaluation of the borrower. Collateral obtained varies but may include real estate, stocks, bonds, and certificates of deposit.

   A summary of the contract amounts of the Company's exposure to off-balance sheet credit risk as of December 31, 2001 is as follows:

Financial instruments whose contract amounts represent credit risk:
   Commitments to extend credit.................................... $ 3,958,848
   Undisbursed lines of credit.....................................  14,729,882
   Undisbursed portion of construction loans.......................   8,121,961

NOTE O--DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS

   Financial instruments for which fair value disclosures are required include cash and due from banks, interest-earning deposits with banks, investment securities, loans, Federal Home Loan bank stock, deposit accounts, advances from the Federal Home Loan Bank and trust preferred securities. Fair value estimates are

             AMERICAN COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES

                       December 31, 2001, 2000 and 1999

made at a specific moment in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. Because no active market readily exists for a portion of the Company's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

   The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

  Cash and Due from Banks and Interest-earning Deposits with Banks

   The carrying amounts for cash and due from banks and interest-earning deposits with banks approximate fair value because of the short maturities of those instruments.

  Investment Securities

   Fair values for investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

  Loans

   For certain homogenous categories of loans, such as residential mortgages, fair value is estimated using the quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics. The fair value of other types of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

  Federal Home Loan Bank Stock

   The carrying value of Federal Home Loan Bank stock approximates fair value based on the redemption provisions of the Federal Home Loan Bank.

  Deposits

   The fair value of demand deposits is the amount payable on demand at the reporting date. The fair value of time deposits is estimated using the rates currently offered for instruments of similar remaining maturities.

  Advances from Federal Home Loan Bank

   The fair value of advances from the Federal Home Loan Bank is based upon the discounted value when using current rates at which borrowings of similar maturity could be obtained.

  Trust Preferred Securities

   The fair values for trust preferred securities are equal to their carrying value since the securities were issued on December 31, 2001.

             AMERICAN COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES

                       December 31, 2001, 2000 and 1999


  Financial Instruments with Off-Balance Sheet Risk

   With regard to financial instruments with off-balance sheet risk discussed in Note N, it is not practicable to estimate the fair value of future financing commitments.

   The carrying amounts and estimated fair values of the Company's financial instruments, none of which are held for trading purposes, are as follows at December 31, 2001 and 2000:

                                                2001                2000
                                         ------------------- -------------------
                                         Carrying Estimated  Carrying Estimated
                                          amount  fair value  amount  fair value
                                         -------- ---------- -------- ----------
                                                 (Dollars in thousands)
Financial assets:
   Cash and due from banks.............. $  6,583  $  6,583  $  3,769  $  3,769
   Interest-earning deposits with banks.   16,926    16,926    22,949    22,949
   Investment securities................   12,666    12,666       152       152
   Loans................................  139,531   138,892   108,059   107,942
   Federal Home Loan Bank stock.........      450       450       250       250
Financial liabilities:
   Deposits.............................  154,909   153,323   122,048   119,162
   Advances from Federal Home Loan Bank.    9,000     8,916     5,000     4,999
   Trust preferred securities...........    2,000        --        --        --

NOTE P--EMPLOYEE AND DIRECTOR BENEFIT PLANS

  401(k) Retirement Plan

   The Company has adopted a 401(k) retirement plan that covers all eligible employees. The Company matches contributions of 3.0% of each employee's salary. Contributions are funded when accrued. Expenses totaled $58,039, $35,351 and $21,776 for the years ended December 31, 2001, 2000 and 1999, respectively.

  Stock Option Plans

   During 1999 the Company adopted, with shareholder approval, an Employee Stock Option Plan (the "Employee Plan") and a Director Stock Option Plan (the "Director Plan"). Each plan makes available options to purchase 149,206 shares of the Company's common stock for an aggregate number of common shares reserved for options under these plans of 298,412. The options granted under the Director Plan vested immediately at the time of grant, while the options granted under the Employee Plan vest over a five-year period. During 2001 the Company adopted, with shareholder approval, the 2001 Incentive Stock Option Plan (the "Incentive Option Plan"). The Incentive Option Plan makes available options to purchase 82,000 shares of the Company's common stock at a price not less than the fair value of the Company's common shares on the date of grant. The options granted under the Incentive Option Plan vest over a five-year period. Unexercised options, for all of the aforementioned plans, expire ten years after the date of grant. The exercise price of all options granted to date is the fair value of the Company's common shares on the date of grant. A summary of the Company's option plans

             AMERICAN COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES

                       December 31, 2001, 2000 and 1999

as of and for the years ended December 31, 2001, 2000 and 1999, after retroactively adjusting for the stock dividend paid in 1999, is as follows:

                                                                   Outstanding Options
                                                                --------------------------
                                               Shares available                Weighted
                                                  for future      Number       average
                                                    grants      outstanding exercise price
                                               ---------------- ----------- --------------
At adoption...................................      298,412            --       $  --
   Options granted............................     (298,412)      298,412        9.19
   Options exercised..........................           --            --          --
   Options forfeited..........................           --            --          --
                                                   --------       -------       -----
At December 31, 1999..........................           --       298,412        9.19
   Options granted............................           --            --          --
   Options exercised..........................           --            --          --
   Options forfeited..........................           --            --          --
                                                   --------       -------       -----
At December 31, 2000..........................           --       298,412        9.19
   Adoption of the 2001 Incentive Option Plan.       82,000            --          --
   Options granted............................      (37,462)       37,462        7.82
   Options exercised..........................           --            --          --
   Options forfeited..........................        1,100        (1,100)       9.17
                                                   --------       -------       -----
At December 31, 2001..........................       45,638       334,774       $9.02
                                                   ========       =======       =====

   At December 31, 2001, there were 208,888 exercisable options with a weighted average exercise price of $9.18. At December 31, 2000, there were 179,206 exercisable options with a weighted average exercise price of $9.17. At December 31, 1999, there were 149,206 exercisable options with a weighted average exercise price of $9.17.


   No compensation cost is recognized by the Company when stock options are granted because the exercise price equals the market price of the underlying common stock on the date of the grant. If the Company had used the fair value-based method of accounting for stock options for 2001, 2000 and 1999, compensation costs would have increased by $69,000 in 2001 and 2000, and $400,000 in 1999. The proforma effects on net income (loss) and net income
(loss) per common share, together with the assumptions used in estimating the fair values of options granted, are displayed below:

                                                    2001     2000     1999
                                                  --------  ------  --------
                                                    (Dollars in thousands)
   Net income (loss):
      As reported................................ $    746  $ (108) $   (900)
      Proforma...................................      677    (177)   (1,300)
   Basic and diluted net income (loss) per share:
      As reported................................     0.42   (0.07)    (0.55)
      Proforma...................................     0.38   (0.11)    (0.79)
   Assumptions in estimating option values:
      Risk-free interest rate....................     3.50%     NA      4.75%
      Dividend yield.............................      -- %     NA       -- %
      Volatility.................................    23.19%     NA      5.00%
      Expected life..............................  7 years      NA   5 years

             AMERICAN COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES

                       December 31, 2001, 2000 and 1999


  Employment Agreement

   The Company has entered into an employment agreement with its chief executive officer to ensure a stable and competent management base. The agreement provides for a five-year term, but the agreement may be extended for an additional year at the end of the initial term and annually thereafter. The agreement provides for benefits as spelled out in the contract and cannot be terminated by the Board of Directors, except for cause, without prejudicing the officer's right to receive certain vested rights, including compensation. In the event of a change in control of the Company and in certain other events, as defined in the agreement, the Company or any successor to the Company will be bound to the terms of the contract.

NOTE Q--SALE OF COMMON STOCK

   The Company completed the sale of 150,178 shares of its common stock at $9.50 per share on March 21, 2001. Expenses associated with the sale amounted to $126,182 resulting in net proceeds from the offering of $1,300,508.

NOTE R--PARENT COMPANY FINANCIAL DATA

   Following are condensed financial statements of American Community Bancshares, Inc., which was formed during 2000, as of and for the years ended December 31, 2001 and 2000:

                  Condensed Statements of Financial Condition

                                                         2001         2000
                                                      -----------  -----------
Assets:
   Cash and due from banks........................... $ 1,298,992  $        --
   Investment in American Community Bank.............  12,276,727   11,446,061
   Investment in American Community Capital Trust I..      61,860           --
   Note receivable from American Community Bank......   2,000,000           --
   Other assets......................................       1,516           --
                                                      -----------  -----------
                                                      $15,639,095  $11,446,061
                                                      ===========  ===========
Liabilities and Stockholders' Equity:
   Liabilities:
       Due to American Community Capital Trust I..... $ 2,061,860  $        --
                                                      -----------  -----------
   Stockholders' Equity:
       Common stock..................................   1,642,241    1,492,063
       Additional paid-in capital....................  12,239,926   11,089,596
       Accumulated deficit...........................    (391,291)  (1,137,145)
       Accumulated other comprehensive income........      86,359        1,547
                                                      -----------  -----------
       Total stockholders' equity....................  13,577,235   11,446,061
                                                      -----------  -----------
                                                      $15,639,095  $11,446,061
                                                      ===========  ===========

                      Condensed Statements of Operations

                                                           2001     2000
                                                         -------- ---------
    Equity in earnings (loss) of American Community Bank $745,854 $(108,006)
                                                         ======== =========

             AMERICAN COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES

                       December 31, 2001, 2000 and 1999


                      Condensed Statements of Cash Flows

                                                                                2001       2000
                                                                             ----------  ---------
Cash flows from operating activities
   Net income (loss)........................................................ $  745,854  $(108,006)
   Adjustments to reconcile net income (loss) to net cash used by operating activities:
       Equity in (earnings) loss of American Community Bank.................   (745,854)   108,006
                                                                             ----------  ---------
       Change in assets and liabilities:
          Increase in other assets..........................................     (1,516)        --
                                                                             ----------  ---------
          Net cash used by operating activities.............................     (1,516)        --
                                                                             ----------  ---------
Cash flows from financing activities
   Proceeds from sale of common stock.......................................  1,300,508         --
                                                                             ----------  ---------
          Net cash provided by financing activities.........................  1,300,508         --
                                                                             ----------  ---------
          Net increase in cash and cash equivalents.........................  1,298,992         --
Cash and cash equivalents, beginning........................................         --         --
                                                                             ----------  ---------
          Cash and cash equivalents, ending................................. $1,298,992  $      --
                                                                             ==========  =========

NOTE S--SUPPLEMENTAL DISCLOSURE FOR STATEMENT OF CASH FLOWS

                                                                          2001       2000       1999
                                                                       ---------- ---------- ----------
Supplemental Disclosure of Cash Flow Information
   Cash paid during the year for:
       Interest....................................................... $7,346,239 $4,637,053 $1,296,448
       Income taxes...................................................         --         --         --
Supplemental Disclosure of Noncash Investing and Financing
  Activities
   Transfer of loans to foreclosed assets............................. $  576,817 $       --         --
   Change in unrealized gain on available-for-sale securities, net of
     tax..............................................................     84,812      1,547         --
   Acquisition of bank premises and equipment through obligation
     under capital lease..............................................         --  1,700,000         --

================================================================================

WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO GIVE YOU WRITTEN INFORMATION OTHER THAN THIS PROSPECTUS OR TO MAKE REPRESENTATIONS AS TO MATTERS NOT STATED IN THIS PROSPECTUS. YOU MUST NOT RELY ON UNAUTHORIZED INFORMATION. THIS PROSPECTUS IS NOT AN OFFER TO SELL THOSE SECURITIES OR OUR SOLICITATION OF YOUR OFFER TO BUY THE SECURITIES IN ANY JURISDICTION WHERE THAT WOULD NOT BE PERMITTED OR LEGAL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALES MADE HEREUNDER AFTER THE DATE OF THIS PROSPECTUS SHALL CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED HEREIN OR THE AFFAIRS OF THE COMPANY HAVE NOT CHANGED SINCE THE DATE HEREOF.

                               -----------------

                               TABLE OF CONTENTS

                Prospectus Summary........................   3
                Risk Factors..............................   8
                Special Note Regarding Forward-Looking       11
                  Statements..............................   12
                Use of Proceeds...........................   13
                Market for the Units, Common Stock and       14
                  Warrants................................   15
                Dividend Policy...........................   16
                Capitalization............................   16
                Management's Discussion and Analysis of      26
                  Financial Condition and Results of         42
                  Operations..............................   48
                Overview..................................   54
                Business..................................   59
                Management................................   60
                Supervision and Regulation................   60
                Description of Capital Stock..............   60
                Underwriting..............................   61
                Legal Matters.............................
                Experts...................................
                Where You Can Get More Information........
                Index to Consolidated Financial Statements


================================================================================
================================================================================


                      AMERICAN COMMUNITY BANCSHARES, INC.

                                     Units
        (Each Consisting of One Share of Common Stock and one Warrant)

                               -----------------

                                  PROSPECTUS

                               -----------------

                                        , 2002


[LOGO]
  Ryan, Beck & Co.

================================================================================

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers.

   Sections 55-8-50 through 55-8-58 of the North Carolina General Statutes permit a corporation to indemnify its directors, officers, employees or agents under either or both a statutory or nonstatutory scheme of indemnification. Under the statutory scheme, a corporation may, with certain exceptions, indemnify a director, officer, employee or agent of the corporation who was, is, or is threatened to be made, a party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative, or investigative, because of the fact that such person was a director, officer, agent or employee of the corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. This indemnity may include the obligation to pay any judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan) and reasonable expenses incurred in connection with a proceeding (including counsel fees), but no such indemnification may be granted unless such director, officer, agent or employee
(i) conducted himself in good faith, (ii) reasonably believed (a) that any action taken in his official capacity with the corporation was in the best interest of the corporation or (b) that in all other cases his conduct at least was not opposed to the corporation's best interest, and (iii) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Whether a director has met the requisite standard of conduct for the type of indemnification set forth above is determined by the Board of Directors, a committee of directors, special legal counsel or the shareholders in accordance with Section 55-8-55. A corporation may not indemnify a director under the statutory scheme in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in connection with a proceeding in which a director was adjudged liable on the basis of having received an improper personal benefit.

   In addition to, and separate and apart from the indemnification described above under the statutory scheme, Section 55-8-57 of the North Carolina General Statutes permits a corporation to indemnify or agree to indemnify any of its directors, officers, employees or agents against liability and expenses (including attorney's fees) in any proceeding (including proceedings brought by or on behalf of the corporation) arising out of their status as such or their activities in such capacities, except for any liabilities or expenses incurred on account of activities that were, at the time taken, known or believed by the person to be clearly in conflict with the best interests of the corporation. The Bylaws of American Community Bancshares provide for indemnification to the fullest extent permitted under North Carolina law for persons who serve as directors or officers of American Community Bancshares, or at the request of American Community Bancshares serve as an officer, director, agent, partner, trustee, administrator or employee for any other foreign or domestic entity, except to the extent such activities were at the time taken known or believed by the potential indemnities to be clearly in conflict with the best interests of American Community Bancshares. Accordingly, American Community Bancshares may indemnify its directors, officers or employees in accordance with either the statutory or non- statutory standards.

   Sections 55-8-52 and 55-8-56 of the North Carolina General Statutes require a corporation, unless its articles of incorporation provide otherwise, to indemnify a director or officer who has been wholly successful, on the merits or otherwise, in the defense of any proceeding to which such director or officer was a party. Unless prohibited by the articles of incorporation, a director or officer also may make application and obtain court-ordered indemnification if the court determines that such director or officer is fairly and reasonably entitled to such indemnification as provided in Sections 55-8-54 and 55-8-56.

   Finally, Section 55-8-57 of the North Carolina General Statutes provides that a corporation may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee or agent of the corporation against certain liabilities incurred by such persons, whether or not the corporation is otherwise authorized by the NCBCA to indemnify such party. American Community Bancshares has purchased a standard directors' and officers liability policy which will, subject to certain limitations, indemnify American Community

Bancshares and its officers and directors for damages they become legally obligated to pay as a result of any negligent act, error, or omission committed by directors or officers while acting in their capacity as such. American Community Bancshares may also purchase such a policy.

   As permitted by North Carolina law, Article 5 of American Community Bancshares' Articles of Incorporation limits the personal liability of directors for monetary damages for breaches of duty as a director arising out of any legal action whether by or in the right of American Community Bancshares or otherwise, provided that such limitation will not apply to (i) acts or omissions that the director at the time of such breach knew or believed were clearly in conflict with the best interests of American Community Bancshares,
(ii) any liability under Section 55-8-33 of the General Statutes of North Carolina, or (iii) any transaction from which the director derived an improper personal benefit (which does not include a director's reasonable compensation or other reasonable incidental benefit for or on account of his service as a director, officer, employee, independent contractor, attorney, or consultant of American Community Bancshares).

Item 25.  Other Expenses of Issuance and Distribution.

                    Registration Fee................     920
                    Underwriting Commission*........ 750,000
                    NASD Fee........................   1,190
                    Printing and Engraving Expenses*  50,000
                    Legal Fees and Expenses*........  75,000
                    Accounting Fees and Expenses*...  35,000
                    Miscellaneous*..................  50,000
                                                     -------
                       Total........................ 962,110

* Estimated

Item 26.  Recent Sales of Unregistered Securities.

   American Community Bancshares has sold no unregistered securities since it was chartered on February 16, 2000.

Item 27.  Index to Exhibits.

   The following exhibits are filed with this Registration Statement:

Exhibit
Number  Description
------  -----------
 1.1    Underwriting Agreement
 3.1    Articles of Incorporation of American Community Bancshares, Inc.*
 3.2    Bylaws of American Community Bancshares, Inc.*
 4.1    Specimen Common Stock Certificate*
 4.2    Specimen of Warrant
 4.3    Warrant Agreement
 5      Opinion of Gaeta & Glesener, P.A. regarding the legality of the securities being registered
 10.1   1999 Incentive Stock Option Plan*
 10.2   1999 Nonstatutory Stock Option Plan*
 10.3   Employment Agreement of Randy P. Helton dated April 15, 1998*
 10.4   401(k) Savings Plan of American Community Bank*

 Exhibit
 Number   Description
 ------   -----------
10.5(i)   Issuance of Trust Preferred Securities by American Community Capital Trust I Indenture dated
          December 31, 2001
10.5(ii)  Issuance of Trust Preferred Securities by American Community Capital Trust I Expense Agreement
          dated December 31, 2001
10.5(iii) Issuance of Trust Preferred Securities by American Community Capital Trust I Amended and
          Restated Trust Agreement dated March 1, 2002
10.5(iv)  Issuance of Trust Preferred Securities by American Community Capital Trust I Supplemental
          Indenture dated March 1, 2002
10.5(v)   Issuance of Trust Preferred Securities by American Community Capital Trust I Subordinated
          Debenture dated March 1, 2002 ($2,061,860)
10.5(vi)  Issuance of Trust Preferred Securities by American Community Capital Trust I Subordinated
          Debenture dated March 1, 2002 ($1,546,000)
10.5(vii) Issuance of Trust Preferred Securities by American Community Capital Trust I Amended and
          Restated Preferred Securities Guarantee Agreement dated March 1, 2002
10.6      2001 Incentive Stock Option Plan**
21        Subsidiaries of American Community Bancshares, Inc.
23.1      Consent of Dixon Odom PLLC
23.2      Consent of Gaeta & Glesener, P.A. (contained in Exhibit 5 hereto)
24        Power of Attorney

--------
* Incorporated by reference to the Registration Statement of American Community Bancshares, Inc. on Form S-4, Registration No. 333-31148 as filed with the Securities and Exchange Commission on February 25, 2000.
** Incorporated by reference to the Annual Report of American Community
   Bancshares, Inc. on Form 10-KSB for the year ended December 31, 2000 as filed with the Securities and Exchange Commission on March 20, 2001.

Item 28.  Undertakings

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

   In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Monroe, State of North Carolina, on March 18, 2002.

                                          AMERICAN COMMUNITY BANCSHARES, INC.

                                                  /S/  RANDY P. HELTON
                                          By: _______________________________
                                                      Randy P. Helton
                                               President and Chief Executive
                                                          Officer

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on March 18, 2002 by the following persons in the capacities indicated.

          Signature                       Title                  Date
          ---------                       -----                  ----

    /S/  RANDY P. HELTON      President and Chief Executive March 18, 2002
-----------------------------   Officer
       Randy P. Helton

   /S/  DAN R. ELLIS, JR.     Chief Financial Officer and   March 18, 2002
----------------------------- Secretary
      Dan R. Ellis, Jr.

/S/  ROBERT D. DINSMORE, JR.* Director
-----------------------------
   Robert D. Dinsmore, Jr.                                  March 18, 2002

----------------------------- Director
       Thomas J. Hall.                                      March 18, 2002

    /S/  LARRY S. HELMS*      Director
-----------------------------
       Larry S. Helms                                       March 18, 2002

    /S/  KENNETH W. LONG*     Director
-----------------------------
       Kenneth W. Long                                      March 18, 2002

  /S/  L. STEVEN PHILLIPS*    Director
-----------------------------
     L. Steven Phillips                                     March 18, 2002

    /S/  ALISON J. SMITH*     Director
-----------------------------
       Alison J. Smith                                      March 18, 2002

   /S/  L. CARLTON TYSON*     Director
-----------------------------
      L. Carlton Tyson                                      March 18, 2002

   /S/  DAVID D. WHITLEY*     Director
-----------------------------
      David D. Whitley                                      March 18, 2002

   /S/  GREGORY N. WYLIE*     Director                      March 18, 2002
-----------------------------
      Gregory N. Wylie

   * /S/  RANDY P. HELTON     Attorney-in-Fact              March 18, 2002
-----------------------------
     By Randy P. Helton